Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

LICENSE AGREEMENT

by and between

Novartis Pharma AG

and

Monte Rosa Therapeutics AG

October 25, 2024

CONFIDENTIAL

TABLE OF CONTENTS

Page

Article I DEFINITIONS; INTERPRETATION		1
Article II LICENSES; EXCLUSIVITY		32
2.1	License Grant to Novartis	32
2.2	No Implied Licenses; Novartis Technology	33
2.3	Addition of Upstream Licenses	33
2.4	Exclusivity	34
2.5	Technology Transfer and Cooperation	35
Article III GOVERNANCE		39
3.1	Alliance Managers	39
3.2	Development Committee	39
3.3	Commercialization Committee	41
3.4	Committee Membership and Meetings	41
Article IV LICENSOR CLINICAL TRIAL		42
4.1	Performance of the Licensor Clinical Trial	42
4.2	Development Reports and Information	43
4.3	Regulatory Matters	43
4.4	No Other Development Activities	45
4.5	Novartis Development Activities	45
Article V DEVELOPMENT		46
5.1	General	46
5.2	[***]	46
5.3	Novartis Development Plan and Budget	46
5.4	Updates to Novartis Development Plan and Budget	47
5.5	Development Cost-Sharing	48
5.6	Development Reports; Information	51
Article VI REGULATORY		51
6.1	General	51
6.2	Right of Reference	51
6.3	Clinical Trial Disclosures	52
6.4	Safety and Pharmacovigilance Matters	52

i

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6.5	Personal Data	53
Article VII MANUFACTURING AND QUALITY MATTERS		53
7.1	Manufacturing	53
7.2	Quality Matters	54
Article VIII COMMERCIALIZATION		57
8.1	[***]	57
8.2	[***]	57
8.3	Profit-Sharing Commercialization Plan and Budget	57
8.4	Updates to Profit-Sharing Commercialization Plan and Budget	57
8.5	Pricing Approvals	57
8.6	Recalls, Suspensions, and Withdrawals	58
8.7	Commercialization Costs	58
8.8	Trademarks; INN, USAN and Other Applications	58
8.9	Commercialization Reports	59
Article IX FINANCIAL PROVISIONS		59
9.1	Upfront Payment	59
9.2	Milestone Payments	59
9.3	Profit/Loss Sharing in the Profit-Sharing Territory	62
9.4	Royalty Payments	65
9.5	Reports and Payment Terms	67
9.6	Effective Date	68
9.7	Existing Upstream License Payments and Reports	68
9.8	Licensor Assistance	68
9.9	Currency; Exchange Rate	68
9.10	Tax	69
9.11	Interest Payments	70
9.12	Records and Audit Rights	70
9.13	No Projections	71
Article X INTELLECTUAL PROPERTY		72
10.1	Ownership of Inventions	72
10.2	Ownership of Data	72
10.3	Patent Prosecution and Maintenance	72

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10.4	Patent Enforcement	73
10.5	Third Party Infringement Claims	75
10.6	Patent Term Extension and Supplementary Protection Certification	75
10.7	Patent Listings	75
10.8	Unitary Patent System	76
10.9	Patents Licensed from Third Parties	76
10.10	Patent Challenge	76
Article XI CONFIDENTIALITY; PUBLICATION		76
11.1	Product Information	76
11.2	Duty of Confidence	77
11.3	Exceptions	77
11.4	Authorized Disclosures	78
11.5	SEC Filings and Other Disclosures	79
11.6	Publications	80
11.7	Publicity	81
Article XII TERM AND TERMINATION		81
12.1	Term	81
12.2	Termination	81
12.3	Effects of Termination	83
12.4	Rights in Insolvency	87
12.5	[***]	88
12.6	Survival	88
12.7	Termination Not Sole Remedy	89
Article XIII REPRESENTATIONS AND WARRANTIES; COVENANTS		89
13.1	Mutual Representations and Warranties	89
13.2	Additional Representations and Warranties by Licensor	89
13.3	Compliance Covenants	93
13.4	Additional Covenants of Licensor. During the Term	94
13.5	Novartis Standards and Policies	95
13.6	Bring Down Limitations	97
13.7	No Other Warranties	97
Article XIV INDEMNIFICATION; LIABILITY; INSURANCE		97

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14.1	Indemnification by Licensor	97
14.2	Indemnification by Novartis	98
14.3	Indemnification Procedure	98
14.4	[***]	100
14.5	Insurance	100
Article XV ANTITRUST MATTERS		100
15.1	Effectiveness of the Agreement	100
15.2	HSR Filing	101
15.3	[***]	102
Article XVI GENERAL PROVISIONS		102
16.1	Limitation of Liability	102
16.2	Force Majeure	103
16.3	Assignment	103
16.4	Change of Control	104
16.5	Severability	105
16.6	Notices	105
16.7	Dispute Resolution	106
16.8	Governing Law; Waiver of Jury Trial	107
16.9	Compliance with Law	107
16.10	Export Control	107
16.11	Entire Agreement; Amendments	107
16.12	Independent Contractors	108
16.13	Waiver	108
16.14	Cumulative Remedies	108
16.15	Further Actions	108
16.16	No Third Party Beneficiary Rights	108
16.17	Extension to Affiliates	108
16.18	Expenses	108
16.19	English Language	108
16.20	Counterparts	109

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EXHIBITS

EXHIBIT 1.15 – BASEBALL ARBITRATION TERMS

EXHIBIT 1.73 – EXISTING UPSTREAM LICENSES

EXHIBIT 1.102 – HANDOVER PACKAGE

EXHIBIT 1.114 – [***]

EXHIBIT 1.125 – SAMPLE INVOICE

EXHIBIT 1.130 – [***]

EXHIBIT 1.132 – [***]

EXHIBIT 1.141 – LICENSOR DEVELOPMENT PLAN

EXHIBIT 1.256 – [***]

EXHIBIT 2.5(B)(I) – EXISTING MATERIALS

EXHIBIT 2.5(B)(II) – SUPPLY TERMS

EXHIBIT 2.5(E)(I) – PROGRAM AGREEMENTS

EXHIBIT 2.5(E)(II) – PART A: OTHER THIRD PARTY AGREEMENTS; PART B: FORM OF CONSENT LETTER

EXHIBIT 4.1(C) – APPROVED LICENSOR SUBCONTRACTORS

EXHIBIT 6.5 – [***]

EXHIBIT 9.9 – LICENSOR BANK ACCOUNT INFORMATION

EXHIBIT 11.7(A) – FORM OF PRESS RELEASE

EXHIBIT 13.2 – DISCLOSURES TO ADDITIONAL REPRESENTATIONS AND WARRANTIES BY LICENSOR

EXHIBIT 13.5(D) – ANNUAL COMPLIANCE CONFIRMATION FORM

v

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is made as of October 25, 2024 (the “Execution Date”), by and between Novartis Pharma AG, a company organized under the laws of Switzerland located at Lichtstrasse 35, CH-4056 Basel, Switzerland (“Novartis”) and Monte Rosa Therapeutics AG, a company organized under the laws of Switzerland located at WKL- 136.3, Klybeckstrasse 191, 4057 Basel, Switzerland (“Licensor”). Novartis and Licensor are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Licensor owns or otherwise Controls certain Patent Rights and Know-How related to the Licensed Compounds;

WHEREAS, subject to the terms and conditions of this Agreement, Novartis wishes to obtain, and Licensor wishes to grant, an exclusive license and other rights with respect to Licensed Compounds and Licensed Products in the Field in the Territory;

WHEREAS, subject to the terms and conditions of this Agreement, such rights include the right to Develop, Manufacture and Commercialize Licensed Products in the Field in the Territory; and

WHEREAS, subject to the terms and conditions of this Agreement, Licensor wishes to retain, and Novartis wishes that Licensor retains, responsibility for conducting the Licensor Clinical Trial Activities.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt, sufficiency and adequacy of which are hereby acknowledged, Novartis and Licensor hereby agree as follows:

Article 1
DEFINITIONS; INTERPRETATION

Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized shall have the meanings set forth below:

1.1. “AB Training” shall have the meaning set forth in Section 13.5(c) (Novartis Standards and Policies).

1.2. “Accounting Standards” means: (a) with respect to Novartis, International Financial Reporting Standards (“IFRS”); and (b) with respect to Licensor, generally accepted accounting principles in the United States of America (“GAAP”), as in effect from time to time, in each case, consistently applied throughout the applicable Party’s organization. Each Party shall [***] notify the other Party in the event that it changes the Accounting Standards pursuant to which its records are maintained; provided that each Party may only use internationally recognized accounting principles (e.g., IFRS, GAAP, etc.) as its Accounting Standards.

DOCPROPERTY DOCXDOCID DMS=IManage Format=<<LIB>>/<<NUM>>.<<VER>> \* MERGEFORMAT ACTIVE/134901195.10

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1.3. “Acquired Product” shall have the meaning set forth in Section 2.4(b)(ii) (Change of Control).

1.4. “Acquirer” shall have the meaning set forth in Section 2.4(b)(i) (Change of Control).

1.5. “Acquisition” shall have the meaning set forth in Section 2.4(b)(ii) (Change of Control).

1.6. “Act” means the United States Federal Food, Drug, and Cosmetic Act (21 U.S.C.335a), as amended, and the rules and regulations promulgated thereunder.

1.7. “Adverse Event” means any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and that does not necessarily have a causal relationship with the relevant treatment, including any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of the applicable pharmaceutical product, whether or not related to such pharmaceutical product.

1.8. “Affiliate” means, with respect to any Person, any other Person that now or hereinafter controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” shall mean direct or indirect ownership of at least fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest, in the case of any other type of legal entity, status as a general partner in any partnership or any other arrangement whereby the Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to direct the management and policies of a corporation or other entity. The Parties acknowledge that, in the case of entities organized under the laws of certain countries where the maximum percentage ownership permitted by law for a foreign investor is less than fifty percent (50%), such lower percentage shall be substituted in the preceding sentence; provided that such foreign investor has the power to direct the management and policies of such entity.

1.9. “Agreement” shall have the meaning set forth in the Preamble.

1.10. “Alliance Manager” shall have the meaning set forth in Section 3.1 (Alliance Managers).

1.11. “Annual Compliance Confirmation” shall have the meaning set forth in Section 13.5(d) (Novartis Standards and Policies).

1.12. “Applicable Laws” means any national, international, supra-national, federal, state or local laws, treaties, statutes, ordinances, rulings, rules and regulations, including any rules, regulations, guidance or guidelines, or requirements of any regulatory authorities, national securities exchanges or securities listing organizations, governmental authorities, courts, tribunals, agencies, legislative bodies and commissions that are in effect from time to time during the Term and applicable to any particular activity hereunder, including GCP, GMP, GLP, GVP and Data Protection Laws, as applicable.

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1.13. “Auditor” shall have the meaning set forth in Section 9.12(b)(i) (Audit Rights).

1.14. “Back-Up Compound” means, on an Indication-by-Indication basis, a Licensed Compound other than the Initial Licensed Compound that is in Development by or on behalf of Novartis for such Indication after Novartis exercises its right to cease Development of the Initial Licensed Compound for such Indication pursuant to Section 5.1(b) (General).

1.15. “Baseball Arbitration” means arbitration conducted pursuant to the terms set forth in Exhibit 1.15 (Baseball Arbitration Terms).

1.16. “Bayh-Dole Act” means the Patent and Trademark Law Amendments Act of 1980, codified at 35 U.S.C. §§ 200-212, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401.

1.17. [***]

1.18. [***]

1.19. “Business Day” means any day on which banks are not required or authorized by law to close in Basel, Switzerland, Zurich, Switzerland, New York, N.Y. or Luxembourg, Luxembourg.

1.20. “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31 during the Term or the applicable part thereof during the first or last calendar quarter of the Term.

1.21. “Calendar Year” means any calendar year ending on December 31 or the applicable part thereof during the first or last calendar year of the Term.

1.22. “Change of Control” means, with respect to a Party: (a) a merger, reorganization, combination or consolidation of such Party (or, if applicable, a parent company of such Party) with a Third Party that results in the holders of beneficial ownership of the voting securities or other voting interests of such Party (or, if applicable, a parent company of such Party) immediately prior to such merger, reorganization, combination or consolidation ceasing to hold beneficial ownership of at least fifty percent (50%) of the combined voting power of the surviving entity or the applicable parent of the surviving entity immediately after such merger, reorganization, combination or consolidation; (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities or other voting interest of such Party or a parent company of such Party; or (c) the sale or other transfer (in one (1) transaction or a series of related transactions) to a Third Party of all or substantially all of such Party’s or its parent company’s assets. For the purposes of this definition, “parent company” of a Party means an entity that has direct or indirect ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors of such Party, where the Party is a corporation, or more than fifty percent (50%) of the equity interest, in the case of any other type of legal entity, status as a general partner in any partnership or any other arrangement whereby the entity controls or has the right to control the board of directors or equivalent governing body of the Party, or the ability to direct the management and policies of the Party.

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1.23. “Claim” means any demand, claim, action, litigation, arbitration or other proceeding brought by a Third Party.

1.24. “Clinical Trial” means a Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial or such other study in humans that is conducted in accordance with GCP and is designed to generate data in support or maintenance of an NDA, MAA or other similar marketing application.

1.25. “CMC” means chemistry, manufacturing and controls.

1.26. “CMO” means a contract manufacturing organization.

1.27. “Code” means the United States Bankruptcy Code, 11 U.S.C. § 101 et seq.

1.28. “Combination Product” shall have the meaning set forth in Section 1.170 (Net Sales).

1.29. “Commercialization Committee” or “CC” shall have the meaning set forth in Section 3.3(a) (Formation).

1.30. “Commercialize” or “Commercialization” means any and all activities directed to branding, marketing, promoting, pricing, distributing, importing, exporting, offering to sell or selling a product or conducting other commercialization (or handling any such action taken on one’s behalf), including any and all activities directed to obtaining Pricing Approvals and any and all Pre-Marketing Activities. For clarity, Commercialization shall not include Development or Manufacturing.

1.31. “Commercially Reasonable Efforts” means, [***].

1.32. “Committee” means the DC, CC or any subcommittee established by the DC, as applicable.

1.33. “Competing Product” means [***].

1.34. “Completion of the Licensor Clinical Trial” means the date of Handover Completion for the Licensor Clinical Trial.

1.35. “Compulsory License” means, with respect to a given Licensed Product in a country, a license or sublicense or other rights granted to a Third Party (a “Compulsory Licensee”) through the order, decree, or grant of a Governmental Authority in such country, authorizing such Compulsory Licensee to Manufacture, Commercialize, or otherwise Exploit such Licensed Product in such country.

1.36. “Confidential Information” means, with respect to a Party, all Know-How and other proprietary information and data of a financial, commercial or technical nature that is disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party or any of its Affiliates, whether made available orally, in writing or in electronic form, in connection with this Agreement on or after the Effective Date or before the Effective Date under

CONFIDENTIAL

the Confidentiality Agreement as provided in Section 16.11 (Entire Agreement; Amendments), including any such Know-How, proprietary information or data comprising or relating to concepts, discoveries, inventions, data, designs, information or formulae. For clarity: (a) all Data arising from preclinical and clinical Development activities related to the Lead Compound, including the Licensor Clinical Trial Activities, shall constitute the Confidential Information of Novartis; (b) all Licensed Know-How other than the Data set forth in the foregoing clause (a) shall constitute the Confidential Information of Licensor; (c) the existence of, and the terms and conditions of, this Agreement shall be deemed to constitute the Confidential Information of each Party; (d) Know-How within the Novartis Background Technology and Novartis’ Manufacturing Know-How shall be deemed to constitute the Confidential Information of Novartis; and (e) all Development, Commercialization, financial and other reports provided by or on behalf of Novartis to Licensor pursuant to this Agreement shall be deemed to constitute the Confidential Information of Novartis.

1.37. “Confidentiality Agreement” shall have the meaning set forth in Section 16.11 (Entire Agreement; Amendments).

1.38. “Consent Letter” shall have the meaning set forth in Section 2.5(e)(ii) (Access to Other Existing Third Party Contractors).

1.39. “Control” or “Controlled” means, with respect to any Know-How, Patent Rights, other Intellectual Property Rights, or any proprietary or trade secret information, the legal authority or right (whether by ownership, license or otherwise) of a Party or any of its Affiliates to grant a license or a sublicense of or under, or access to or right to use, such Know-How, Patent Rights, or Intellectual Property Rights to another Person, or to otherwise disclose such proprietary or trade secret information to another Person, without (a) breaching the terms of any agreement with a Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such license or sublicense, or access to or right to use, or incurring any additional payment obligations to a Third Party as a result of such access, right to use, license, or sublicense or (b) misappropriating the proprietary or trade secret information of a Third Party. Notwithstanding the foregoing, a Party and its Affiliates shall not be deemed to “Control” any of the foregoing that, prior to the consummation of a Change of Control of such Party, is owned or in-licensed by a Third Party that becomes an Affiliate of such acquired Party (or that merges or consolidates with such Party) after the Effective Date as a result of such Change of Control unless (i) immediately prior to the consummation of such Change of Control, such Party or any of its Affiliates also Controlled such Know-How, Patent Rights, other Intellectual Property Rights, or any proprietary or trade secret information or (ii) after the consummation of such Change of Control, such Party or any of its Affiliates determines to use or uses any such Know-How, Patent Rights, other Intellectual Property Rights, or any proprietary or trade secret information in the performance of its obligations or exercise of its rights under this Agreement, in each of which cases (clauses (i) and (ii)) such Know-How, Patent Rights, other Intellectual Property Rights, or any proprietary or trade secret information shall be “Controlled” by such Party for purposes of this Agreement.

1.40. “Controller” means the natural or legal person, public authority, agency or other body which, alone or jointly with others (each a “Joint Controller”), determines the purposes and means of the Processing of Personal Data. For clarity, where the purposes and means of such

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Processing are determined by the Applicable Laws, the Controller or the specific criteria for its nomination may be provided for by such law.

1.41. “Cover” means, with respect to given product (or component thereof) and Patent Right, that a claim of such Patent Right would, absent a license thereunder or ownership thereof, be infringed by the making, having made, use, sale, offer for sale or importation of such product or component, and, for purposes of determining such infringement, considering claims of pending patent applications as if they have already been issued.

1.42. “CTA” means clinical trial application.

1.43. “Data” means any and all data and results that has arisen or arises from the Exploitation of a Licensed Compound or Licensed Product, including metadata, pharmacology data, preclinical data, clinical data, biomarker data, investigator reports (both preliminary and final), statistical analysis, expert opinions and reports, and safety and other electronic databases, in each case, in any and all forms, including files, reports, raw data, source data (including patient medical records and original patient report forms, but excluding patient-specific data to the extent required by Applicable Laws) and the like.

1.44. “Data Integrity” means the procedures and controls in place to ensure that all data (including electronic records) are Attributable, Legible, Contemporaneous, Original, Accurate, Complete, Available, Consistent and Enduring (ALCOA+) through from their creation, processing, review, reporting and retention (over the data lifecycle).

1.45. “Data Protection Laws” means any laws, regulations and orders of any jurisdiction relating to the privacy, security, confidentiality or integrity of Personal Data applicable to the Processing of Personal Data, including the EU General Data Protection Regulation (2016/679).

1.46. “Data Security Breach” means the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to or acquisition of or misuse of Personal Data or any media containing Personal Data, or any other unauthorized Processing of Personal Data.

1.47. “Data Subject” means an identified or identifiable natural person to whom data relates.

1.48. “Debarred Person” shall have the meaning set forth in Section 13.1(f) (Mutual Representations and Warranties).

1.49. “Deferral Notice” shall have the meaning set forth in Section 5.5(d)(i) (Deferred Costs).

1.50. [***]

1.51. [***]

1.52. “Develop” or “Development” means any and all Research and clinical drug development activities in connection with obtaining Regulatory Approval in the applicable country

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or regulatory jurisdiction for any product, in each case, whether alone or for use together, or in combination, with another active agent or pharmaceutical or other product, including test method development and stability testing, assay development and toxicology (including GLP toxicology studies), formulation, quality assurance/quality control development, technical development, process development, manufacturing scale-up, development-stage manufacturing, analytical method validation, manufacturing process validation, cleaning validation, statistical analysis, report writing, non-clinical and clinical studies, packaging development, regulatory affairs, and the preparation, filing and prosecution of NDAs, MAAs and other applications for Regulatory Approval for such pharmaceutical or other product, as well as any and all regulatory activities related to any of the foregoing and activities that are otherwise reasonably necessary or useful in anticipation of or in preparation of Commercialization of a product. For clarity, Development shall not include Manufacturing or Commercialization. “Developing” shall be construed accordingly.

1.53. “Development and Regulatory Milestone Event” shall have the meaning set forth in Section 9.2(a) (Development and Regulatory Milestone Payments).

1.54. “Development and Regulatory Milestone Payment” shall have the meaning set forth in Section 9.2(a) (Development and Regulatory Milestone Payments).

1.55. “Development Committee” or “DC” shall have the meaning set forth in Section 3.2(a) (Formation).

1.56. “Development Cost-Sharing Activities” means [***].

1.57. “Development Cost-Sharing Term” means [***].

1.58. “Disclosing Party” shall have the meaning set forth in Section 11.2(a) (Duty of Confidence).

1.59. “Disclosure Letter” means a letter to be delivered by Licensor to Novartis on or before the Effective Date, which sets forth any updated disclosures against Licensor’s representations and warranties contained in Section 13.2 (Additional Representations and Warranties by Licensor) since the disclosures made as of the Execution Date set forth in Exhibit 13.2 (Disclosures to Additional Representations and Warranties by Licensor).

1.60. “Dispute” shall have the meaning set forth in Section 16.7(b) (Arbitration).

1.61. “DOJ” shall have the meaning set forth in Section 15.1 (Effectiveness of the Agreement).

1.62. “Dollar” means the U.S. dollar, and “$” shall be interpreted accordingly.

1.63. “Drug Product” means a pharmaceutical product in finished dosage form, packaged and labeled for shipment for use in Clinical Trials.

1.64. “Drug Substance” means the active pharmaceutical ingredient of a pharmaceutical product.

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1.65. “DSURs” shall have the meaning set forth in Section 6.4(b) (Transfer of Legacy Safety Data).

1.66. “Effective Date” shall have the meaning set forth in Section 15.1 (Effectiveness of the Agreement).

1.67. “EMA” means the European Medicines Agency or any successor entity thereto.

1.68. “EU” means the European Union, as its membership may be constituted from time to time, [***].

1.69. “European Regulatory Approval” means, with respect to a Licensed Product, receipt of Regulatory Approval of such Licensed Product from either the European Commission or the relevant Regulatory Authority in [***] of the Major European Markets, and Pricing Approval of such Licensed Product in [***] of the Major European Markets.

1.70. “Execution Date” shall have the meaning set forth in the Preamble.

1.71. “Executive Officers” means, [***].

1.72. “Existing Materials” shall have the meaning set forth in Section 2.5(b) (Licensed Compound and Licensed Product Transfer).

1.73. “Existing Upstream License” means any agreement between Licensor or any of its Affiliates, on the one hand, and a Third Party licensor (each, an “Existing Upstream Licensor”), on the other hand, entered into prior to the Execution Date under which Licensor or any of its Affiliates Controls any Patent Rights or Know-How constituting Licensed Patents or Licensed Know-How. The Existing Upstream Licenses in existence as of the Execution Date are set forth in Exhibit 1.73 (Existing Upstream Licenses).

1.74. “Exploit” means, with respect to a product, to Develop, have Developed, make, have made, use, have used, import, have imported, Manufacture, have Manufactured, Commercialize, have Commercialized or otherwise exploit or have exploited such product. “Exploitation” and “Exploiting” will be construed accordingly.

1.75. “Extensions” shall have the meaning set forth in Section 10.6 (Patent Term Extension and Supplementary Protection Certification).

1.76. “FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.77. “Field” means all uses in humans and animals.

1.78. “Finance Lead” means [***].

1.79. “Finance Officer” means [***].

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1.80. “First Commercial Sale” means the first sale of a Licensed Product by Novartis, its Affiliate, or a Sublicensee to a Third Party in an arms’ length transaction in a country following Regulatory Approval (excluding, solely for the purposes of the Royalty Term, Pricing Approval) for sale of such Licensed Product in such country. [***].

1.81. “Force Majeure” shall have the meaning set forth in Section 16.2 (Force Majeure).

1.82. “Foreground Intellectual Property” means all Foreground Patents and Foreground Know-How.

1.83. “Foreground Know-How” shall have the meaning set forth in Section 10.1(a)(i) (Ownership).

1.84. “Foreground Patents” shall have the meaning set forth in Section 10.1(a)(i) (Ownership).

1.85. “FTC” shall have the meaning set forth in Section 15.1 (Effectiveness of the Agreement).

1.86. “FTE” means a full-time, dedicated, non-executive officer, non-administrative person year or, in the case of less than a full-time, dedicated, non-executive officer, non- administrative person year, a full-time equivalent person year, in each case, based upon a total of [***].

1.87. “FTE Costs” shall mean [***].

1.88. “FTE Rate” means [***].

1.89. [***]

1.90. “GAAP” shall have the meaning set forth in the definition of Accounting Standards.

1.91. “GCP” means the then-current good clinical practice standards for Clinical Trials for pharmaceutical products, as set forth in the Act or other Applicable Laws, and such standards of good clinical practice as are required by the applicable Regulatory Authority(ies) for which the applicable pharmaceutical product is intended to be developed, to the extent such standards are not less stringent than United States GCP.

1.92. “Generic Competition” means, on a country-by-country or other jurisdiction-by- other jurisdiction basis and Licensed Product-by-Licensed Product basis, the first sale for monetary value for use or consumption by an end user of a Generic Product in such country or other jurisdiction by one (1) or more Third Party(ies).

1.93. “Generic Product” means, with respect to a Licensed Product in a country, another pharmaceutical product that: (a) is sold by a Third Party, other than a Sublicensee, that does not receive its supply of such product from Novartis or is not otherwise authorized by Novartis to sell such pharmaceutical product; (b) is authorized for use in such country in one (1) or more of the

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indications for which such Licensed Product has Regulatory Approval in such country; and (c) either (i) contains the same active pharmaceutical ingredient(s) as such Licensed Product or (ii) is a product approved by way of an abbreviated regulatory mechanism by the Regulatory Authority in such country that, in each case, relies, in whole or in part, on the prior approval (or on the data submitted in support of the prior approval) of such Licensed Product as determined by the applicable Regulatory Authority in such country and meets the equivalency determination by the applicable Regulatory Authority.

1.94. “GLP” means the then-current good laboratory practice standards as promulgated or endorsed by FDA as defined in 21 C.F.R. Part 58 or the successor thereto, or comparable regulatory standards in jurisdictions outside the United States.

1.95. “GMP” means the then-current good manufacturing practices as specified in 21 C.F.R. Parts 11, 210 and 211, ICH Guideline Q7A, or equivalent laws, rules, or regulations of an applicable Regulatory Authority at the time of manufacture.

1.96. “Governmental Authority” means any national, international, federal, state, provincial or local government, or political subdivision thereof, any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or any tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.97. “GVP” means the then-current set of measures for: (a) the performance of pharmacovigilance in the EU; and (b) monitoring the safety of medicines on sale to the public in the U.S. and other countries.

1.98. “GxP” means GMP, GCP, GLP or GVP.

1.99. “GxP Audit” means an audit that is comprised of an evaluation of the state of compliance of the systems and sub-systems applicable to a manufacturing site, non-manufacturing site, investigator site or service provider site or a GxP system or process, in accordance with EU and U.S. standards and ICH Guidelines, and the applicable regulations in the countries where a Licensed Compound or Licensed Product or any component thereof is Manufactured or Commercialized.

1.100. “Handover Completion” shall have the meaning set forth in Section 2.5(d)(ii) (Handover Completion).

1.101. “Handover Deficiencies” shall have the meaning set forth in Section 2.5(d)(i) (Delivery of Documents).

1.102. “Handover Package” means all preclinical, clinical, safety, regulatory and Manufacturing (including CMC) data and information, intellectual property, documents (including CMC documents), and Materials listed in Exhibit 1.102 (Handover Package), including: [***]. After the Effective Date, Exhibit 1.102 (Handover Package) may be amended from time to time by agreement of the Parties in accordance with this Agreement.

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1.103. “HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder.

1.104. “HSR Filings” shall have the meaning set forth in Section 15.2(a) (Filing).

1.105. “ICC” shall have the meaning set forth in Section 16.7(b) (Arbitration).

1.106. “ICC Rules” shall have the meaning set forth in Section 16.7(b) (Arbitration).

1.107. “ICH Guidelines” means the guidelines recommended by the International Conference on Harmonization, including those referencing the Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.108. “ICSR” shall have the meaning set forth in Section 6.4(b) (Transfer of Legacy Safety Data).

1.109. “IFRS” shall have the meaning set forth in the definition of Accounting Standards.

1.110. “IND” means an Investigational New Drug application in the U.S. filed with the FDA or the corresponding application for the investigation of pharmaceutical products, including in Clinical Trials, in any other country or group of countries (including CTAs), as defined in the Applicable Laws and filed with the Regulatory Authority of such country or group of countries.

1.111. “Indemnification Claim Notice” shall have the meaning set forth in Section 14.3(a) (Notification).

1.112. “Indemnified Party” shall have the meaning set forth in Section 14.3(a) (Notification).

1.113. “Indemnifying Party” shall have the meaning set forth in Section 14.3(a) (Notification).

1.114. “Indication” means [***].

1.115. “Indirect Taxes” shall have the meaning set forth in Section 9.10(b) (Indirect Taxes).

1.116. “Inflation Reduction Act” means 42 U.S.C. § 1320f et seq.

1.117. “Infringement Claim” shall have the meaning set forth in Section 10.5 (Third Party Infringement Claims).

1.118. “Initial Licensed Compound” means, on an Indication-by-Indication basis, the initial Licensed Compound selected by Novartis for Development in such Indication.

1.119. “Initiate” or “Initiation” means, with respect to any Clinical Trial, the first visit of the first human subject in such Clinical Trial.

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1.120. “INN” shall have the meaning set forth in Section 8.8 (Trademarks; INN, USAN and Other Applications).

1.121. “Insolvency Event” shall have the meaning set forth in Section 12.2(d) (Termination for Insolvency).

1.122. “Intellectual Property Rights” or “IP” means any Know-How, Patent Rights, trademarks, service marks, registered designs, copyrights, database rights, design rights, inventions, confidential information, applications for any of the above, and any similar right recognized from time to time in any jurisdiction including any applications for registration of the foregoing, together with all rights of action in relation to the infringement of any of the above as exist anywhere in the world.

1.123. “Invention” means any invention, discovery or other Know-How that is discovered, generated, conceived or reduced to practice by or on behalf of a Party or its Affiliates or sublicensees through activities conducted under this Agreement, including all right, title and interest in and to the Intellectual Property Rights, including Patent Rights, therein and thereto.

1.124. “Investigator Notification” means a notification for all participating investigators of any Serious Adverse Event experience assessed by the sponsor as unexpected and suspected to the study investigational medicinal product or any findings that suggest a significant risk to the subjects involved in the trial.

1.125. “Invoice” means an invoice from Licensor substantially in the form of Exhibit 1.125 (Sample Invoice).

1.126. “Joint Controller” shall have the meaning set forth in Section 1.40 (Controller).

1.127. “Know-How” means any and all commercial, technical, scientific and other types of (a) data (including datasets), documents, information, conclusions, inventions (whether patentable or not), discoveries, know-how, technology, protocols, assays, methods, processes, formulae, instructions, techniques, designs, drawings or specifications (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, preclinical, clinical, safety, manufacturing and quality control data and information); and (b) Materials.

1.128. “Knowledge of Licensor” means the actual knowledge of [***].

1.129. “Lead Compound” means [***].

1.130. “Licensed Compound” means (a) the Lead Compound; [***].

1.131. “Licensed Know-How” means Know-How (excluding Licensor Platform Know-How) owned or otherwise Controlled, including pursuant to any Upstream License, by Licensor or any of its Affiliates as of the Effective Date or at any time thereafter during the Term, [***].

1.132. “Licensed Patents” means [***].

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1.133. “Licensed Product” means any product containing or comprising a Licensed Compound as an active pharmaceutical ingredient (including all dosage forms, presentations, formulations and dosage strengths).

1.134. “Licensed Technology” means, collectively, the Licensed Know-How and the Licensed Patents.

1.135. “Licensor” shall have the meaning set forth in the Preamble.

1.136. “Licensor Background Technology” means [***].

1.137. “Licensor Clinical Trial” means the Clinical Trial sponsored by Licensor, entitled “A Phase 1, First-in-Human Randomized, Double-Blind, Placebo-Controlled, Single Ascending Dose, Multiple Ascending Dose, and Food-Effect Study to Assess the Safety, Tolerability, Pharmacokinetics, and Pharmacodynamics of mRT-6160 in Healthy Subjects,” and identified by ClinicalTrials.gov Identifier: NCT# 06597799.

1.138. “Licensor Clinical Trial Activities” means the activities undertaken by or on behalf of Licensor or its Affiliates as set forth in the Licensor Development Plan, including in connection with the Licensor Clinical Trial.

1.139. “Licensor Clinical Trial Follow-Up Activities” means [***].

1.140. [***]

1.141. “Licensor Development Plan” means the development plan attached to this Agreement as Exhibit 1.141 (Licensor Development Plan), as such development plan may be amended from time to time in accordance with this Agreement.

1.142. “Licensor Indemnitees” shall have the meaning set forth in Section 14.2 (Indemnification by Novartis).

1.143. “Licensor Parties” shall have the meaning set forth in Section 13.5 (Novartis Standards and Policies).

1.144. “Licensor Platform” means Licensor’s proprietary molecular glue degrader platform generally referred to by Licensor as “QuEEN” (Quantitative and Engineered Elimination of Neosubstrates), including its proprietary proximity screening platforms, its artificial intelligence and machine learning tools and engines broadly referred to by Licensor as “Rhapsody” and “fAIceit” their “glueomics toolbox,” its proprietary library of molecular glue degraders, its methods of designing molecular glue degraders, and all Intellectual Property Rights in and to the foregoing.

1.145. “Licensor Platform Know-How” means all Know-How that is Controlled by Licensor or any of its Affiliates as of the Execution Date or anytime thereafter during the Term that specifically relates to the Licensor Platform.

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1.146. “Licensor Platform Patents” means all Patent Rights that are Controlled by Licensor or any of its Affiliates as of the Execution Date or anytime thereafter during the Term that Cover Licensor Platform Know-How.

1.147. “Licensor Platform Technology” means, collectively, the Licensor Platform Know-How and the Licensor Platform Patents.

1.148. “Licensor-Proposed Development” shall have the meaning set forth in Section 5.4(b) (By Licensor).

1.149. “Losses” means any and all losses, liabilities, costs, damages and expenses, including reasonable attorneys’ fees and costs.

1.150. “MAA” means an application for the authorization to market a pharmaceutical product in any country or group of countries outside the United States, as defined in the Applicable Laws and filed with the Regulatory Authority of such country or group of countries.

1.151. “Major European Markets” means [***].

1.152. “Manufacture” or “Manufacturing” means, with respect to a product (or any components or process steps involving any such product), any and all activities related to or undertaken in connection with the planning, sourcing and purchasing of materials, producing, manufacturing (including CMC), processing, compounding, filling, finishing, packing, packaging (including, primary packaging, secondary packaging and serialization), labeling, leafleting, assembly, serialization, quality assurance, quality control testing and release, shipping, storage, waste disposal, stability testing and sample retention of such product (or any components or process steps involving any such product) and such other matters as may be prescribed for the manufacture and supply of the Licensed Compounds or Licensed Products. For clarity, Manufacturing shall not include Development or Commercialization.

1.153. “Manufacturing Costs” means [***].

1.154. “Manufacturing Know-How” means, with respect to a Party, any and all Know-How (excluding the Licensor Platform Know-How) owned or otherwise Controlled by such Party or any of its Affiliates as of the Effective Date or at any time thereafter during the Term that is used in or reasonably useful for or otherwise related to Manufacturing of the Licensed Compounds or the Licensed Products (or any components or process steps involving any such Licensed Compounds or the Licensed Products).

1.155. “Manufacturing Process” shall have the meaning set forth in Section 2.5(c) (Manufacturing Technology Transfer and Assistance).

1.156. “Manufacturing Technology Transfer” shall have the meaning set forth in Section 2.5(c) (Manufacturing Technology Transfer and Assistance).

1.157. “Manufacturing Technology Transfer Plan” shall have the meaning set forth in Section 2.5(c) (Manufacturing Technology Transfer and Assistance).

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1.158. “Manufacturing Transition Date” means the date as of which Novartis assumes sole responsibility for Manufacturing the Licensed Products, as determined by Novartis and set forth in a written notice from Novartis to Licensor.

1.159. “Material Term” means [***].

1.160. “Materials” means any tangible compositions of matter, articles of manufacture, assays, chemical, biological or physical materials, and other similar materials, including raw ingredients, intermediates, excipients, processing aids, active pharmaceutical ingredients, packaging and labelling materials and components (including printed and non-printed components, where applicable).

1.161. “Medicare Price” means, with respect to a Licensed Product the average negotiated price (as defined in Section 1860D-2(d) of the Social Security Act) under prescription drug plans or Medicare Part D (including MA-PD plans) for such Licensed Product minus the average rebate or other post-point of sale direct or indirect remuneration as described in 42 CFR 423.308 during the plan year immediately prior to the price applicability period.

1.162. “MHLW” means the Ministry of Health, Labor and Welfare of Japan, or any successor Governmental Authority that is responsible for approving the sale of pharmaceuticals in Japan.

1.163. “MHRA” means the Medicines and Healthcare Products Regulatory Agency of the United Kingdom (or any successor Governmental Authority that is the regulator of medicines, medical devices and blood components for blood transfusion in the United Kingdom).

1.164. “Milestone Events” means the Development and Regulatory Milestone Events and the Sales Milestone Events.

1.165. “Milestone Payments” means the Development and Regulatory Milestone Payments and the Sales Milestone Payments.

1.166. “Molecular Glue Degrader” or “MGD” means a small molecule that induces interaction between a ubiquitin ligase and a protein target resulting in degradation of the protein target. [***].

1.167. “Monetization Transaction” shall have the meaning set forth in Section 16.3(b) (Monetization).

1.168. “NDA” means a New Drug Application in the United States for authorization to market a pharmaceutical product, as defined in the Applicable Laws and filed with the FDA.

1.169. “Net Profits or Losses” means, with respect to any Licensed Product sold [***].

1.170. “Net Sales” means [***].

1.171. [***]

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1.172. [***]

1.173. “Novartis” shall have the meaning set forth in the Preamble.

1.174. “Novartis Background Technology” means any Intellectual Property Rights (including Novartis Manufacturing Technology) owned or otherwise Controlled by Novartis or any of its Affiliates that: (a) are in existence as of the Effective Date; or (b) arise outside of activities under this Agreement after the Effective Date.

1.175. “[***]

1.176. “Novartis Indemnitees” shall have the meaning set forth in Section 14.1 (Indemnification by Licensor).

1.177. “Novartis Manufacturing Technology” means [***].

1.178. “Novartis Reversion Technology” means, [***].

1.179. “Novartis Technology” means any Know-How and Patent Rights that are owned or otherwise Controlled by Novartis or any of its Affiliates as of the Effective Date or during the Term, including all Novartis Background Technology and Foreground Intellectual Property. For clarity, Novartis’ Manufacturing Know-How constitutes Novartis Technology.

1.180. “Novartis Trademarks” shall have the meaning set forth in Section 8.8 (Trademarks; INN, USAN and Other Applications).

1.181. “Other Third Party Agreements” shall have the meaning set forth in Section 2.5(e)(ii) (Access to Other Existing Third Party Contractors).

1.182. “Out-of-Pocket Costs” means, [***].

1.183. “Outside Date” shall have the meaning set forth in Section 15.1 (Effectiveness of the Agreement).

1.184. “Party” or “Parties” shall have the meaning set forth in the Preamble.

1.185. “Patent Rights” means all patents and patent applications, including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, extensions, registrations, supplemental protection certificates, utility models, design patents and the like of any of the foregoing.

1.186. “Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization, Governmental Authority or other entity.

1.187. “Personal Data” means all information in connection with this Agreement that relates to a person where that person can be identified, whether directly or indirectly (e.g., a medical insurance number, position in a company or by means of a study code assigned in a

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Clinical Trial). For the avoidance of doubt, biological samples and pseudonymized (coded) study subject’s data which can be attributed to a person shall constitute Personal Data.

1.188. “Pharmacovigilance Agreement” shall have the meaning set forth in Section 6.4(a) (Pharmacovigilance Agreement).

1.189. “Phase 1 Clinical Trial” means, with respect to a Licensed Product, a clinical study in human subjects with the principal purpose to make a preliminary determination of safety in human subjects as described in 21 C.F.R. § 312.21(a)(1) or a comparable clinical study requested by the relevant Regulatory Authority in a country other than the United States.

1.190. “Phase 2 Clinical Trial” means, with respect to a Licensed Product, a clinical study in human subjects with the principal purpose to make a preliminary determination that the Licensed Product is safe for its intended use and to obtain sufficient information about the Licensed Product’s efficacy to permit the design of Phase 3 Clinical Trials, and which is consistent with 21 C.F.R. § 312.21(b), or a comparable clinical study requested by the relevant Regulatory Authority in a country other than the United States.

1.191. “Phase 3 Clinical Trial” means, with respect to a Licensed Product, a clinical study in human subjects that incorporates accepted endpoints for confirmation of efficacy and safety with the aim to obtain Regulatory Approval in any country, as described in 21 C.F.R. § 312.21(c) or a comparable clinical study requested by the relevant Regulatory Authority in a country other than the United States.

1.192. “Phase 4 Clinical Trial” means, with respect to a Licensed Product, a clinical study of such product that is conducted post-Regulatory Approval and that is not conducted for the purpose of: (a) obtaining, maintaining or expanding a Regulatory Approval; or (b) studying the applicable product for a potential expanded label.

1.193. [***]

1.194. [***]

1.195. [***]

1.196. [***]

1.197. [***]

1.198. [***]

1.199. [***]

1.200. [***]

1.201. “Potential Patent Challenge” shall have the meaning set forth in Section 10.10 (Patent Challenge).

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1.202. “Pre-Marketing Activities” means any and all marketing activities undertaken prior to and in preparation for the launch of a product, including activities relating to market research, key opinion leader development, advisory boards, medical education, disease-related public relations, health care economic studies, sales force training and other pre-launch activities prior to such launch.

1.203. “Preliminary Net Sales Report” means, [***].

1.204. “Pricing Approval” means, in any country where a Governmental Authority, in parallel with or subsequent to the granting of Regulatory Approval, authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).

1.205. “Processing” means any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

1.206. “Product Information” shall have the meaning set forth in Section 11.1 (Product Information).

1.207. “Product Infringement” shall have the meaning set forth in Section 10.4(a) (Notification).

1.208. [***].

1.209. “Profit-Sharing Term” means, with respect to a given Licensed Product [***].

1.210. “Profit-Sharing Territory” means the United States.

1.211. “Program Agreements” shall have the meaning set forth in Section 2.5(e)(i) (Assignment of Program-Specific Third Party Agreements).

1.212. “Prosecution and Maintenance” means, [***].

1.213. “Publications” shall have the meaning set forth in Section 11.6(a) (General).

1.214. “Quality Agreement” shall have the meaning set forth in Section 7.2(a) (Quality Agreement).

1.215. “Questionnaire for Third Parties” means [***].

1.216. “Receiving Party” shall have the meaning set forth in Section 11.2(a) (Duty of Confidence).

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1.217. “Records” means all data, information, text, drawings, books, records (including training records), documents or other materials of Licensor or any of its Affiliates recorded in any form (including those created for and on behalf of Licensor by its or its Affiliates’ employees, directors, officers, subcontractors and agents) arising from or in connection with activities under this Agreement (including in connection with the Licensor Clinical Trial).

1.218. “Records Retention Period” means the period for which each of the Records must be maintained, i.e., until the date which is the latest of: (a) the date, if any, which is the earliest date specified by Applicable Laws or any Regulatory Authority in respect of each Record; (b) the [***] anniversary of expiration or termination of this Agreement (or any applicable related agreement entered into in connection herewith); or (c) the date that the Parties agree that all matters arising from or in connection with this Agreement or the Records have been finally concluded.

1.219. “Regulatory Approval” means all licenses, registrations, authorizations and approvals (including approvals of NDAs and MAAs, supplements and amendments, pre- and post-approvals and labeling approvals) necessary for the Commercialization of a Licensed Product in a given country or regulatory jurisdiction, including, in each case, Pricing Approvals in such country or regulatory jurisdiction if required in such country or regulatory jurisdiction.

1.220. “Regulatory Authority” means with respect to a country in the Territory, any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in assessing or granting Regulatory Approvals (including Pricing Approvals) for pharmaceutical products in such country, including the FDA in the United States, the EMA or European Commission (and any successor entity thereto), as applicable, in the EU, the MHLW in Japan, and the MHRA in the United Kingdom and any corresponding national or regional regulatory authorities in any country that is a counterpart to the foregoing agencies.

1.221. “Regulatory Exclusivity” means, with respect to a Licensed Product in any country or jurisdiction in the Territory, the period of time during which a Party or its Affiliate or Sublicensee has been granted any exclusive legal rights (other than Patent Rights) conferred by any Regulatory Authority, including orphan drug exclusivity, pediatric exclusivity, rights conferred in the U.S. under the Act, rights in the EU under Directive 2001/83/EC, or rights similar thereto in other countries or regulatory jurisdictions in the Territory, or other exclusive legal right by operation of the Applicable Laws in such country or jurisdiction, in each case, to market and sell such Licensed Product in such country or jurisdiction, which right precludes the receipt of Regulatory Approval of any Third Party product that is deemed to be the same or a similar drug, in each case, under Applicable Laws.

1.222. “Regulatory Materials” means all regulatory applications, submissions, notifications, communications, correspondences, registrations, approvals and other filings submitted to, received from or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, Commercialize or otherwise Exploit a Licensed Compound or Licensed Product in a particular country or jurisdiction, and all supporting Data, including INDs, NDAs, MAAs, and other Regulatory Approvals.

1.223. “Related Compounds” means, [***].

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1.224. “Representatives” shall have the meaning set forth in Section 13.5(a) (Novartis Standards and Policies).

1.225. “Research” means any and all research and discovery activities, including molecular biology, biochemistry, and pre-clinical pharmacology, in vitro assays, in vivo assays, the identification of new biological agents, and activities related to the design, discovery, generation, identification, profiling, characterization, production, process development, cell line development, pre-clinical development or pre-clinical studies of drug candidates and products. For clarity, Research shall not include other Development activities, Manufacturing, or Commercialization.

1.226. “Reversion Product” means [***].

1.227. “Right of Reference” shall have the meaning set forth in 21 C.F.R. § 314.3(b) or comparable regulatory standards in jurisdictions outside the United States.

1.228. [***].

1.229. “Royalty Term” shall have the meaning set forth in Section 9.4(b) (Royalty Term).

1.230. “Royalty Territory” means [***].

1.231. [***].

1.232. “Sales Milestone Event” shall have the meaning set forth in Section 9.2(b) (Sales Milestone Payments).

1.233. “Sales Milestone Payment” shall have the meaning set forth in Section 9.2(b) (Sales Milestone Payments).

1.234. “Selected IRA Drug” means a drug selected under the Drug Price Negotiation Program, as described in Section 1192 of the Social Security Act.

1.235. “Serious Adverse Event” means any Adverse Event that, at any dose: (a) results in death; (b) is life-threatening; (c) requires inpatient hospitalization or prolongation of existing hospitalization; (d) results in persistent or significant disability/incapacity; or (e) is a congenital anomaly/birth defect. In the case of other Adverse Events, medical and scientific judgment should be exercised in deciding whether expedited reporting is appropriate. Such events may be important medical events that may not be immediately life-threatening or result in death or hospitalization but which may jeopardize the patient or may require intervention to prevent one of the other outcomes listed in the first sentence of this definition. Such events should usually be considered Serious Adverse Events.

1.236. [***].

1.237. [***].

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1.238. “Sublicensee” means any Third Party (excluding distributors and wholesalers) to whom Novartis or any of its Affiliates or Sublicensees has granted a sublicense under any of the rights licensed to Novartis or any of its Affiliates hereunder.

1.239. “Tax” means any and all taxes, imposts, duties, withholdings, assessments, levies, fees, duties or other charges imposed, collected or withheld by a Governmental Authority, in each case in the nature of a tax, whether direct or indirect, and together with any interest, penalties, additional amounts and additions related thereto.

1.240. “Term” shall have the meaning set forth in Section 12.1 (Term).

1.241. “Terminated Products” shall have the meaning set forth in Section 12.3(a)(i) (Terminated Products and Regions).

1.242. “Terminated Region” shall have the meaning set forth in Section 12.3(a)(i) (Terminated Products and Regions).

1.243. “Territory” means worldwide.

1.244. “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.245. “Third Party Acquiror Product” shall have the meaning set forth in Section 2.4(b)(i) (Change of Control).

1.246. “Third Party Code” shall have the meaning set forth in Section 13.5 (Novartis Standards and Policies).

1.247. “Trademark Costs” means Out-of-Pocket Costs and expenses paid to outside legal counsel and other Third Parties, search fees, direct costs of in-house counsel and filing and maintenance expenses, in each case, incurred in connection with the identification and selection of trademarks, establishment and maintenance of rights under the Novartis Trademarks for a Licensed Product in the Profit-Sharing Territory, including costs of trademark filing and registration fees, actions to enforce or maintain a trademark and other trademark proceedings, including any settlement fees.

1.248. “Trademarks” means all trademarks, service marks, trade names, service names, internet domain names, brand names, logos, protectable slogans, and trade dress rights, whether registered or unregistered, and all applications, registrations, and renewals thereof.

1.249. “U.S. Regulatory Approval” means, with respect to a Licensed Product, Regulatory Approval by the FDA of such Licensed Product.

1.250. “United States” or “U.S.” means the United States of America, including its territories and possessions.

1.251. “Upstream License” means any Existing Upstream License or any agreement deemed an “Upstream License” pursuant to Section 2.3(b) (Addition of Upstream Licenses).

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1.252. “Upstream Licensor” means any Existing Upstream Licensor or any Third Party licensor deemed an “Upstream Licensor” pursuant to Section 2.3(b) (Addition of Upstream Licenses).

1.253. “Urgent Safety Measure” means an appropriate expedited action taken by the study sponsor to protect clinical trial participants against an immediate hazard.

1.254. “USAN” shall have the meaning set forth in Section 8.8 (Trademarks; INN, USAN and Other Applications).

1.255. “Valid Claim” means, with respect to a particular Licensed Product in a given country in the Royalty Territory, a claim of any issued and unexpired Patent Right, or a pending claim filed in good faith in a patent application, which: (a) Covers such Licensed Product in the Field in such country; and (b) that has not expired or been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non- appealable judgment (or judgment from which no appeal was taken within the allowable time period); provided that a pending claim of a patent application shall cease to be a Valid Claim [***].

1.256. [***].

1.257. Interpretation. The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party participated in the preparation of this Agreement. Except where the context expressly requires otherwise:

(a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa);

(b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(c) the word “will” will be construed to have the same meaning and effect as the word “shall”;

(d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein);

(e) any reference herein to any Person shall be construed to include the Person’s successors and assigns;

(f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(g) the word “or” is used in the inclusive sense (“and/or”);

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(h) all references herein to Sections, Schedules or Exhibits shall be construed to refer to Sections, Schedules or Exhibits of this Agreement, and references to this Agreement include all Schedules and Exhibits hereto;

(i) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement;

(j) when an item “is comprised of” or “comprises” one or more elements, it means that such item includes such elements, but it is not limited to only those elements;

(k) for provisions that require request made in writing, email will suffice unless expressly stated otherwise;

(l) provisions that require that a Party, the Parties or any Committee “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding instant messaging);

(m) any data, information or documentation required to be transmitted by Licensor to Novartis under this Agreement shall be in a format and method reasonably acceptable to Novartis (e.g., Securevault);

(n) the headings in this Agreement are for information only and shall not be considered in the interpretation of this Agreement; and

(o) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof.

Article 2
LICENSES; EXCLUSIVITY

2.1 License Grant to Novartis.

(a) License Grant. Subject to the terms and conditions of this Agreement, effective as of the Effective Date, Licensor hereby grants, on behalf of itself and its Affiliates, to Novartis and its Affiliates an exclusive (even as to Licensor and its Affiliates, except as provided in Section 2.1(d) (Retained Rights)), royalty-bearing, sublicensable (subject to Section 2.1(b) (Sublicenses)) and transferable (subject to Section 16.3 (Assignment)) license, under the Licensed Technology, to Exploit Licensed Compounds and Licensed Products in the Field in the Territory.

(b) Sublicenses. Subject to the terms and conditions of this Agreement, Novartis and its Affiliates shall have the right to grant sublicenses, under the licenses granted by Licensor to Novartis and its Affiliates under Section 2.1(a) (License Grant), to Sublicensees, in each case, through one (1) or more tiers; provided that: (i) each sublicense agreement shall be consistent with the terms and conditions of this Agreement; (ii) Novartis and its Affiliates shall remain responsible and liable for the performance of all of its Sublicensees to the same extent as

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if such activities were conducted by Novartis or its Affiliates and shall remain responsible for any payments due hereunder with respect to activities of any Sublicensees; and (iii) Novartis shall notify Licensor of each sublicense agreement entered into by it or its Affiliates and any amendment to such sublicense agreement, [***] within [***] following the signing thereof. Notwithstanding the foregoing, from the Effective Date until [***], Novartis and its Affiliates shall not grant a sublicense, under the licenses granted by Licensor to Novartis and its Affiliates under Section 2.1(a) (License Grant) to Commercialize the Licensed Product [***] without Licensor’s prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed.

(c) Subcontracting. Novartis and its Affiliates may subcontract to Third Parties the performance of tasks and obligations with respect to the Exploitation of any Licensed Compound or Licensed Product in the Territory as Novartis or its Affiliates deem appropriate. No such subcontracting shall relieve Novartis of any obligation hereunder. Novartis shall remain responsible and liable for the acts and omissions of its subcontractors, and any act or omission of its subcontractors shall constitute the act or omission of Novartis for all purposes hereunder.

(d) Retained Rights. Notwithstanding the exclusive licenses granted by Licensor to Novartis and its Affiliates under Section 2.1(a) (License Grant), Licensor retains the rights under the Licensed Technology to perform its obligations and to exercise its rights under this Agreement, including to perform the Licensor Clinical Trial Activities. Notwithstanding the exclusive rights granted to Novartis hereunder, Licensor reserves the non-exclusive right to conduct or have conducted Research on any Licensed Compound, [***].

2.2 No Implied Licenses; Novartis Technology.

(a) No Implied Licenses. Except as expressly set forth herein, neither Party shall acquire any license or other interest, by implication or otherwise, under or to any Patent Rights, Know-How, or other Intellectual Property Rights owned or otherwise Controlled by the other Party.

(b) Retention of Rights to Novartis Technology. For clarity and notwithstanding any other provision of this Agreement, neither Licensor nor any Affiliate nor any Upstream Licensor is or shall be at any time, including prior to, on or after expiration or termination of this Agreement, granted any license, interest, access to, disclosure of or other right with respect to Novartis Technology, except as expressly set forth in Section 12.3(b) (Termination for Any Reason Other than Licensor’s Material Breach and Certain Terminations for Safety).

2.3 Addition of Upstream Licenses.

(a) Notice of Potential Upstream Licenses. If between the Execution Date and the Effective Date or otherwise during the Term, Licensor or its Affiliate proposes to negotiate or enter into any agreement with a Third Party pursuant to which it would obtain Control of any Know-How or Patent Rights that would, but for the provisions of this Section 2.3 (Addition of Upstream Licenses), constitute Licensed Technology, then Licensor shall promptly notify Novartis in writing, including a description of such Know-How or Patent Rights. Licensor shall keep Novartis reasonably informed regarding the negotiation of such agreement, including with respect to the negotiation of all payments that Licensor would be obligated to pay to such Third Party in

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connection with the grant, maintenance, or exercise of a license or sublicense to or by Novartis under such Know-How or Patent Rights and all material obligations with which Novartis would be required to comply as a licensee or sublicensee under such agreement. Without limiting the foregoing, Licensor shall: (i) provide Novartis with a summary of the terms and conditions of the proposed agreement under which such Know-How or Patent Rights would be acquired that would be relevant for Novartis to evaluate and elect, in its sole discretion, whether or not to include such Know-How or Patent Rights within the Licensed Technology, including the specific obligations that would be applicable to sublicensees thereunder; and (ii) meet and discuss with Novartis in good faith the proposed agreement and any such terms and conditions and consider in good faith any comments provided by Novartis with respect thereto. In the event that, in the reasonable opinion of Novartis, such Know-How or Patent Rights may be necessary for the conduct of the Licensor Clinical Trial Activities or the Exploitation of any Licensed Compound or Licensed Product, Licensor: (A) shall ensure that the terms of the agreement are consistent with this Agreement in all material respects and do not limit Novartis’ rights or interests or increase Novartis’ obligations hereunder; and (B) shall not obtain a license or other rights with respect to such Know-How or Patent Rights in a manner that would prevent Novartis from obtaining a license or other right with respect to such Know-How or Patent Rights for such purposes. Neither Licensor nor any of its Affiliates may enter into any such agreement without first complying with the terms of this Section 2.3(a) (Addition of Upstream Licenses).

(b) Addition of Upstream Licenses. If, following Licensor’s compliance with the terms of Section 2.3(a) (Notice of Potential Upstream Licenses), Licensor or any of its Affiliates enters into such agreement, then Licensor shall promptly provide Novartis with a copy of such agreement, which copy may be redacted to exclude immaterial terms not applicable to the rights or obligations that Novartis would receive or assume if it were to exercise its rights under this Section 2.3 (Addition of Upstream Licenses) to include such Know-How or Patent Rights in Licensed Technology. If, within [***] after receipt of such copy, Novartis provides Licensor with written notice in which: (i) Novartis consents to including the applicable Know-How or Patent Rights in the Licensed Technology; (ii) Novartis acknowledges and agrees in writing that its license or sublicense under such agreement is subject to the terms and conditions of such agreement that have been fully disclosed to Novartis under this Section 2.3 (Addition of Upstream Licenses); and (iii) Novartis agrees to be bound by and comply with such terms and conditions to the extent applicable to it in its capacity as a licensee or sublicensee under such Know-How or Patent Rights, then (A) such agreement shall be deemed an “Upstream License” and such Third Party licensor shall be deemed an “Upstream Licensor” and (B) any such Know-How or Patent Rights, to the extent falling within the definition of Licensed Technology, shall constitute Licensed Technology and be licensed or sublicensed to Novartis under this Agreement. If Novartis does not provide such a written notice to Licensor within such [***], then such Know-How and Patent Rights shall be excluded from Licensed Technology under this Agreement.

(c) Novartis Rights. Between the Execution Date and the Effective Date, Novartis and its Affiliates shall not enter into any agreement with a Third Party pursuant to which it would obtain Control of any Intellectual Property Rights related to the Exploitation of Licensed Compounds or Licensed Products without Licensor’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. From the Effective Date through the remainder of the Term, nothing in this Section 2.3 (Addition of Upstream Licenses) shall limit or restrict the right of Novartis or its Affiliate to obtain its own license or other rights with respect to

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such Know-How or Patent Rights from such Third Party directly, in which case, the terms of Section 9.4(d)(iv)(A) (Generally) or Section 9.4(d)(iv)(B) (Formulation), as applicable, shall apply with respect to the license or other rights obtained by Novartis.

2.4 Exclusivity.

(a) Exclusivity Obligations. Subject to Section 2.4(b) (Change of Control), except for activities conducted pursuant to and in accordance with this Agreement, Licensor and its Affiliates shall not, directly or indirectly, by itself or for or with any Third Party, Develop, Manufacture or Commercialize nor collaborate with, enable or otherwise authorize, license or grant any right to any Third Party to, Develop, Manufacture or Commercialize, any Competing Product in the Field during the Term; provided that the foregoing will not apply to Research on any Licensed Compound conducted pursuant to Section 2.1(d) (Retained Rights).

(b) Change of Control.

(i) In the event that there is a Change of Control involving Licensor (where Licensor or its parent is the acquired entity), then the obligations of Section 2.4(a) (Exclusivity Obligations) shall not apply to any Competing Product that: (A) is controlled by the relevant acquirer or its Affiliates as of the effective date of such Change of Control (collectively, the “Acquirer”); and (B) is being Developed, Manufactured or Commercialized by the Acquirer as of the closing of such Change of Control (such product, an “Third Party Acquiror Product”); provided that: (1) Licensor and the Acquirer establish and enforce internal processes, policies, procedures and systems to segregate information relating to any such Third Party Acquiror Product from any Confidential Information related to the Licensed Compounds or Licensed Products under this Agreement; (2) the Acquirer does not use, directly or indirectly, any Patent Rights, Know-How or Confidential Information of Licensor (including any Patent Rights, Know-How or Confidential Information licensed or acquired from Novartis under this Agreement) in the Exploitation of such Third Party Acquiror Product; and (3) Licensor and the Acquirer segregate all activities relating to the Exploitation of the Third Party Acquiror Product from the Exploitation of the Licensed Compounds and Licensed Products under this Agreement. Notwithstanding the foregoing, the Parties acknowledge that Licensor’s and the Acquirer’s management may have access to information, data, and documentation in respect of each Licensed Compound, Licensed Product, and Competing Product.

(ii) In the event that (A) Licensor or any of its Affiliates acquires a Third Party (by merger, sale, consolidation, reorganization, or other change of control (including a Change of Control)), so that such Third Party becomes an Affiliate over which Licensor or its Affiliate has control, or (B) Licensor or its Affiliate acquires or exclusively in-licenses product related assets of a Third Party (including any subsidiaries or divisions thereof) (each of (A) or (B), an “Acquisition”), then the obligations of Section 2.4(a) (Exclusivity Obligations) shall not apply to any product that: (1) is controlled by the relevant acquired Third Party or its Affiliates as of the effective date of such Acquisition; and (2) is being Developed, Manufactured or Commercialized as of or after the closing of such Acquisition (such product, a “Acquired Product”); provided that Licensor and its Affiliates, within [***] of the closing of such acquisition, (I) divests (whether by out-license, asset sale, or otherwise) such Acquired Product, or (II) terminates the Development or Commercialization of such Acquired Product. In such event, up until such divestment or

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termination set forth in (I) or (II), (x) Licensor and the acquired Third Party will establish and enforce internal processes, policies, procedures and systems to segregate information relating to any such Acquired Product from any Confidential Information related to the Licensed Compounds or Licensed Products under this Agreement; (y) the acquired Third Party will not use, directly or indirectly, any Patent Rights, Know-How or Confidential Information of Novartis or Licensed Technology in the Exploitation of such Acquired Product; and (z) Licensor and such Third Party will segregate all material scientific, technical or Manufacturing activities relating to the Exploitation of the Acquired Product from the Exploitation of the Licensed Compounds and Licensed Products under this Agreement. Notwithstanding the foregoing, the Parties acknowledge that Licensor and the acquired Third Party’s management may have access to information, data and documentation in respect of each Licensed Compound, Licensed Product, and Acquired Product.

2.5 Technology Transfer and Cooperation.

(a) Licensed Know-How Transfer. Without limiting the other provisions of this Section 2.5 (Technology Transfer and Cooperation), within [***] following the Effective Date and on a continuing basis until Handover Completion, Licensor, without additional consideration, shall disclose and transfer to Novartis or its designated Affiliate or their respective Sublicensees in English, including, as applicable, by providing hard and electronic copies thereof, all Licensed Know-How which comes into existence from time to time or which was not previously provided. Such disclosures and transfers shall include all Data, information and documents known to Licensor or its Affiliates which may be necessary or reasonably useful for Novartis to Develop, Manufacture, Commercialize or otherwise Exploit the Licensed Compounds and Licensed Products and practice the licenses granted hereunder. Following Handover Completion, during the remainder of the Term, to the extent Licensor conducts Research on any Licensed Compound pursuant to Section 2.1(d) (Retained Rights), Licensor will disclose to Novartis at the next regularly scheduled DC meeting all Licensed Know-How arising from such Research that Licensor reasonably believes is necessary or reasonably useful to the Development, Manufacture, or Commercialization of Licensed Compounds or Licensed Products.

(b) Licensed Compound and Licensed Product Transfer. Within [***] following Novartis’ written request, Licensor or its Affiliates shall provide to Novartis or its designated Affiliate, for use by Novartis and its Affiliates in connection with activities under this Agreement, the quantities of (i) the Lead Compound and (ii) other Licensed Compounds set forth in Exhibit 2.5(B)(I) (Existing Materials), in each case ((i) and (ii)), in Licensor’s possession that are not necessary for Licensor’s conduct of the Licensor Clinical Trial (“Existing Materials”), and (iii) any other Licensed Compounds as agreed by the Parties acting in good faith. Licensor will provide such quantities in accordance with Exhibit 2.5(B)(II) (Supply Terms).

(c) Manufacturing Technology Transfer and Assistance. [***] Licensor shall: (i) disclose and transfer, or shall cause to be disclosed and transferred, as applicable, to Novartis or its designated Affiliate(s) or CMO(s), all Manufacturing Know-How necessary or reasonably useful for the Manufacture of Licensed Compounds and Licensed Products, which shall include the transfer of all Know-How Controlled by or in the possession of Licensor or any of its Affiliates relating to the then-current specifications and process for the Manufacture of the Licensed Compounds and Licensed Products used in such process (the “Manufacturing

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Process”), pursuant to and in accordance with a manufacturing technology transfer plan to be agreed by the Parties within [***] following the Effective Date and which shall include reasonable and customary terms in line with Novartis’ standard policies and procedures (such plan the “Manufacturing Technology Transfer Plan,” and such transfer, the “Manufacturing Technology Transfer”); and (ii) provide all reasonable assistance requested by Novartis to enable Novartis or its designated Affiliate(s) or its designated CMO, as applicable, to implement the applicable Manufacturing Process (including information of all Materials, consumables and their suppliers) at the facilities designated in writing by Novartis. The Manufacturing Technology Transfer Plan shall include a mutually agreed upon budget for such Manufacturing Technology Transfer for which Novartis shall be responsible for any reasonable, documented pass-through expenses of any current CMO of Licensor assisting in such Manufacturing Technology Transfer.

(d) Document Handover.

(i) Delivery of Documents. Licensor, without additional consideration, shall deliver to Novartis within [***] of Novartis’ reasonable request, at Licensor’s cost, all documents (including CMC documents) set forth in the Handover Package and provide Novartis with electronic access to all Data disclosed or referenced in or relating to such Handover Package, in accordance with the format and data structure, and within the timelines, set forth in the applicable Handover Package (such delivery and provision of such access, a “Document Handover”). At any time prior to Handover Completion with respect to a Document Handover,

Novartis may provide written notice to Licensor of any missing, incomplete or otherwise non- compliant documents or Data in connection with such Handover Package (“Handover Deficiencies”). Upon receipt of any such notice, Licensor, without additional consideration, shall supplement the documents and Data previously delivered (A) [***], with any documents and data that are in Licensor’s possession, and (B) within such other period as reasonably agreed by the Parties, with any documents and data that are not in Licensor’s possession, in order to remedy the identified Handover Deficiencies.

(ii) Handover Completion. If Licensor reasonably and in good faith determines that the delivery of a Handover Package is complete, it shall provide Novartis prompt written notice thereof, following which Novartis shall have a period of [***] to identify any outstanding Handover Deficiencies with respect to such Handover Package. If Novartis fails to identify and notify Licensor of any outstanding Handover Deficiencies within such [***], the applicable Handover Package will be deemed complete (“Handover Completion”). If Novartis provides written notice of any outstanding Handover Deficiencies within such [***], Licensor shall, without additional consideration, [***] supplement the documents and Data previously delivered as necessary to complete delivery in order to remedy the identified Handover Deficiencies. The provisions of this Section 2.5(d)(ii) (Handover Completion) shall apply seriatim until the Handover Completion for each Document Handover. At any time after the Handover Completion with respect to a Document Handover, if Licensor becomes aware of any material information or Data that should have been included in such Document Handover, Licensor shall [***] provide such material information or Data to Novartis.

(e) Third Party Agreements; Consents.

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(i) Assignment of Program-Specific Third Party Agreements. After the Effective Date, upon Novartis’ request, to the extent permitted in accordance with the applicable Program Agreement, Licensor shall [***] assign to Novartis or its designee all relevant Third Party agreements requested by Novartis in effect and related solely to the Exploitation of Licensed Compounds or Licensed Products, including, for clarity, the Third Party agreements set forth in Exhibit 2.5(E)(I) (Program Agreements) (“Program Agreements”). In the event any such Program Agreements are not assignable without the consent of the counterparty, Licensor shall use Commercially Reasonable Efforts to obtain such consent prior to the Effective Date or, where such consent is not obtained by such date, [***] thereafter. For any assigned Program Agreements: (A) Licensor shall be solely responsible for all Losses arising from, or relating to, any such agreement as a result of, or in connection with, events or occurrences prior to the date of such assignment; and (B) Novartis shall be solely responsible for any and all Losses arising from, or relating to, any such agreement as a result of, or in connection with, events or occurrences on or after the date of such assignment. If Novartis determines not to assume any such Program Agreement, at Novartis’ request, Licensor shall use Commercially Reasonable Efforts to facilitate an introduction for Novartis to the applicable counterparty(ies) in order for Novartis to directly engage such counterparty(ies) to Exploit Licensed Compounds or Licensed Products, including, if requested, providing applicable letters of authorization.

(ii) Access to Other Existing Third Party Contractors. Upon Novartis’ request, Licensor shall deliver to each Third Party with which Licensor or any of its Affiliates has a then-effective agreement whereby such Third Party provides services in connection with the Exploitation of Licensed Compounds and Licensed Products and whereby such agreement does not solely relate to the Exploitation of Licensed Compounds and Licensed Products, including, for clarity the Third Party agreements set forth in Exhibit 2.5(e)(ii), Part A (Other Third Party Agreements) (“Other Third Party Agreements”), a consent letter substantially in the form set forth in Exhibit 2.5(e)(ii), Part B (Form of Consent Letter) to be executed by Licensor or its Affiliate and the applicable Third Party (“Consent Letter”) in order for Novartis to acquire direct access to such services, including in the case of CMOs, Materials Manufactured by such CMO counterparty for Licensed Compounds and Licensed Products, and thereafter use Commercially Reasonable Efforts to facilitate execution of such Consent Letter by the applicable counterparty (which, for clarity, may include good faith negotiations between Licensor and applicable counterparty consistent with the use of Commercially Reasonable Efforts).

(f) Licensor Assistance. Upon Novartis’ written request, Licensor shall provide reasonable assistance to Novartis, its Affiliates and Sublicensees in connection with (i) understanding and using the Know-How, Materials, and documents and Data disclosed or referenced in any Handover Package described in Section 2.5(a) (Licensed Know-How Transfer) through Section 2.5(d) (Document Handover) for purposes consistent with licenses and rights granted to Novartis and its Affiliates hereunder and (ii) any patient monitoring or other follow-up activities for the Licensor Clinical Trial other than the Licensor Clinical Trial Follow-Up Activities (which, for clarity, such Licensor Clinical Trial Follow-Up Activities are the responsibility of Licensor as set forth in Section 4.1(a) (Licensor Development Plan; Compliance)). [***].

(g) Assignment of INDs. Within [***] following Completion of the Licensor Clinical Trial, Licensor shall assign to Novartis or its designee all INDs under which any Licensor Clinical Trial Activities were conducted.

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(h) Discussion at DC. The DC shall discuss and oversee [***].

Article 3
GOVERNANCE

3.1 Alliance Managers. Within [***] after the Effective Date, each Party shall appoint a representative to act as its alliance manager under this Agreement (each, an “Alliance Manager”) by providing written notification to the other Party. The Alliance Managers shall be primarily responsible for: [***]. The Alliance Managers shall agree on a working process to facilitate communication, coordination and collaboration between the Parties. Unless otherwise agreed upon in writing by the Alliance Managers in such working process, all requests for information from one Party to the other Party shall be made through the Alliance Managers. The Alliance Managers shall have the right to attend all meetings of the DC (and any subcommittees thereof) and the CC, and shall bring matters to the attention of the relevant Committee if the Alliance Manager reasonably believes that such matter warrants such attention. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.

3.2 Development Committee.

(a) Formation. Within [***] after the Effective Date, the Parties shall establish a development committee (the “Development Committee” or “DC”) for purposes of communication and coordination regarding the Parties’ Development activities under this Agreement. [***]. The DC shall be composed of [***] senior representatives from each Party or its Affiliates having appropriate expertise and seniority in relevant areas, with one senior representative of each Party being its Finance Lead. The DC shall meet periodically by telephone or video conference or in-person [***] unless the Parties or the DC otherwise determines.

(b) Responsibilities. [***]

(i)

(c) Subcommittees. The DC shall have authority to establish subcommittees as it deems necessary or advisable to further the purposes of this Agreement, including specific operational subcommittees. [***].

(d) Term. The DC shall continue to exist until the earlier to occur of: [***].

(e) Limitations of DC Authority. [***].

3.3 Commercialization Committee.

(a) Formation. No later than [***] prior to the anticipated First Commercial Sale, the Parties shall establish a commercialization committee (the “Commercialization Committee” or “CC”) for purposes of communication and coordination regarding the Parties’ Commercialization activities in the Profit-Sharing Territory under this Agreement. [***]. The CC shall be composed of [***] senior representatives from each Party or its Affiliates having appropriate expertise and seniority in relevant areas, with one senior representative of each Party

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being its Finance Lead. The CC shall meet periodically by telephone or video conference or in-person [***] unless the Parties or the CC otherwise determines.

(b) Responsibilities. In addition to the responsibilities set forth in Section 3.3(a) (Formation), the CC shall:

[***]

(c) Term. The CC shall continue to exist until the earlier to occur of: [***].

(d) Limitations of CC Authority. [***].

3.4 Committee Membership and Meetings.

(a) Committee Members. Within [***] after the Effective Date or the Committee’s formation, as applicable, each Party shall appoint its representatives on the applicable Committee by providing written notification to the other Party. Each Party may replace its representatives on a Committee on written notice to the other Party, but each Party shall strive to maintain continuity in the representation of its Committee members. Novartis shall appoint [***] of its representatives on each Committee to act as a chairperson of the Committee. The chairperson shall prepare and circulate agendas to the Committee’s members [***] before each Committee meeting and shall direct the preparation of reasonably detailed minutes for each Committee meeting.

(b) Meetings. All in-person meetings (to the extent applicable) shall alternate between locations designated by each Party. Each Party shall be solely responsible for the costs and expenses incurred by its representatives in attending any Committee meeting.

(c) Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend Committee meetings; provided that, if either Party intends to have any Third Party attend such a meeting, then such Party shall provide [***] prior written notice to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld, conditioned, or delayed. Such Party shall ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement prior to attending such meeting.

Article 4
LICENSOR CLINICAL TRIAL

4.1 Performance of the Licensor Clinical Trial.

(a) Licensor Development Plan; Compliance. Except as otherwise expressly set forth in Section 4.5 (Novartis Development Activities), Licensor shall be responsible for, and shall perform, (i) the Licensor Clinical Trial Activities and (ii) notwithstanding the Completion of the Licensor Clinical Trial and IND assignment, the Licensor Clinical Trial Follow-Up Activities, in each case (i) and (ii) at its sole cost and expense (subject to Section 4.1(b) (Amendments to the Licensor Development Plan)), solely in accordance with the Licensor Development Plan or, as it

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relates to the Licensor Clinical Trial Follow-Up Activities, as otherwise required by Applicable Law or Regulatory Authorities, and shall use Commercially Reasonable Efforts to complete, all such activities in accordance with the timelines set forth therein. Licensor shall perform all Licensor Clinical Trial Activities and Licensor Clinical Trial Follow-Up Activities in good scientific manner and in compliance with all Applicable Laws, and shall allocate sufficient equipment and personnel as necessary to perform all Licensor Clinical Trial Activities in accordance with the Licensor Development Plan.

(b) Amendments to the Licensor Development Plan. Each Party may, at any time after the [***], provide the other Party, via the DC, with proposed amendments to the Licensor Development Plan for review and discussion. Upon the written agreement of the Parties, such proposed amendment shall be incorporated into the Licensor Development Plan; provided that, if such amendment was proposed by Novartis and results in an increase in actual costs and expenses for the Licensor Clinical Trial, and such increase in actual costs and expenses has been substantiated by reasonable supporting documentation provided by Licensor, [***].

(c) Subcontracting. Licensor shall not, without Novartis’ prior written consent (which consent shall be evaluated and provided in accordance with Novartis’ internal policies and procedures), subcontract or otherwise delegate any Licensor Clinical Trial Activities to any Third Parties, other than Third Parties engaged by Licensor as of the Execution Date, to perform any such activities pursuant to contracts disclosed in Exhibit 4.1(c) (Approved Licensor Subcontractors), copies of which have been provided to Novartis during pre-contractual due diligence. With respect to any permitted subcontractors, Licensor shall oversee (at its cost) the performance by its subcontractors of the subcontracted activities in a manner that would be reasonably expected to result in such Third Party’s timely completion of the applicable Licensor Clinical Trial Activities. Any agreement pursuant to which Licensor engages a subcontractor shall: (i) be consistent with this Agreement; and (ii) contain terms obligating such subcontractor to (A) comply with confidentiality provisions that are at least as protective of Novartis’ Confidential Information as those set forth in this Agreement, including those set forth in ARTICLE 11 (Confidentiality; Publication), (B) provide Novartis with equivalent rights with respect to any Know-How that is not generally known, Patent Rights or other Intellectual Property Rights arising from performance of the subcontracted activities as Licensor would have under this Agreement if such Know-How, Patent Rights and other Intellectual Property Rights had arisen from the performance of such activities by Licensor, and (C) permit Novartis the right of audit and inspection of such subcontractor that is at least equivalent to those provided to Novartis with respect to Licensor under this Agreement. No such permitted subcontracting shall relieve Licensor of any obligation hereunder. Licensor shall remain responsible and liable for the acts and omissions of its subcontractors, and any act or omission of its subcontractors shall constitute the act or omission of Licensor for all purposes hereunder.

4.2 Development Reports and Information. From and after the Effective Date, within [***], Licensor shall provide to the DC (or, Novartis, if the DC has been disbanded): [***]. Upon the reasonable request of Novartis from time to time, Licensor shall make appropriate personnel with knowledge of the Licensor Clinical Trial Activities available to Novartis to discuss such activities; provided that Novartis shall reimburse Licensor for such assistance in accordance with Section 9.8 (Licensor Assistance), excluding DC meetings pursuant to Section 3.2 (Development Committee).

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4.3 Regulatory Matters.

(a) Regulatory Submissions by Licensor.

Subject to this Section 4.3(a) (Regulatory Submissions by Licensor), Licensor shall have the sole responsibility to maintain all INDs necessary to perform the Licensor Clinical Trial Activities under the Licensor Development Plan, and to conduct communications with the applicable Regulatory Authorities with respect to such Regulatory Materials. All Regulatory Materials to be submitted to a Regulatory Authority in connection with Licensor Clinical Trial Activities shall be submitted to Novartis for its review and comment at [***] (unless an earlier response is required by the applicable Regulatory Authority, in which case the Parties shall work in good faith to provide a response within such timeframe) prior to their submission to the applicable Regulatory Authority. Licensor shall, and shall cause its Affiliates to, consider in good faith and incorporate any such comments of Novartis into such Regulatory Materials. Licensor shall provide Novartis with a copy of such Regulatory Materials promptly following submission to the applicable Regulatory Authority.

(i) Notwithstanding any other provision of this Agreement, without Novartis’ prior written consent, neither Licensor nor its Affiliates shall submit or file any Regulatory Materials or otherwise communicate with any Regulatory Authority regarding Licensed Compounds or Licensed Products or the Exploitation thereof (including any Clinical Trial or other Development activities) other than regarding matters specifically related to the Licensor Clinical Trial Activities and in accordance with this Agreement.

(b) Regulatory Materials Received by Licensor. Licensor shall provide Novartis with: [***], in each case ((i) and (ii)), within [***] of their receipt or production of the foregoing, as applicable. If such [***], but not later than [***] after receipt of such correspondence.

(c) Meetings with Regulatory Authorities. Licensor shall provide Novartis with prior written notice of any meeting, conference, or discussion (including any advisory committee meeting) with a Regulatory Authority relating to a Licensed Compound or Licensed Product as soon as it becomes aware of same and in any event no later than within [***] after Licensor or its Affiliates first receives notice of the scheduling of such meeting, conference, or discussion (or within such shorter period as may be necessary in order to give Novartis a reasonable opportunity to attend such meeting, conference, or discussion). Novartis shall have the right to have [***] of its employees or agents attend all such meetings, conferences or discussions. Novartis shall have the right to replace or temporarily substitute any such employee or agent at its sole discretion.

(d) Handling of Safety and Pharmacovigilance Matters.

(i) DC Oversight. All safety and pharmacovigilance matters arising out of the Licensor Clinical Trial Activities shall be performed in a coordinated manner under the oversight of the DC. The DC shall facilitate timely information sharing, analysis, discussions and alignment with respect to all safety and pharmacovigilance issues arising out of the Licensor Clinical Trial Activities. The Parties acknowledge that they shall strive for consensus on safety

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and pharmacovigilance matters within the purview of the DC; provided that Licensor will have the right to promptly take any reasonable and appropriate actions necessary (e.g., safety-related decisions and submissions and interactions with health authorities relating to its sponsor responsibilities) to ensure the safety of study participants in the event that any serious safety issues requiring an Urgent Safety Measure arise in connection with the performance of the Licensor Clinical Trial Activities; provided, however, that, in such event, Licensor notifies Novartis and the DC as soon as possible (and, in any event, within [***] of becoming aware of such serious safety issue).

(ii) Information Sharing. On Novartis’ request, Licensor shall provide Novartis and the DC with the following information arising out of the Licensor Clinical Trial Activities: [***]. In the event that Licensor commences the Licensor Clinical Trial Activities prior to the Effective Date of this Agreement, Licensor shall provide to Novartis and the DC copies of all such Serious Adverse Events, pregnancy reports and Investigator Notifications that Licensor becomes aware of since the commencement of the Licensor Clinical Trial within [***] of the Effective Date of the Agreement.

(iii) Safety and Data Monitoring Plans. Licensor shall provide Novartis with drafts of Licensor’s safety and data monitoring plans with respect to the Licensor Clinical Trial Activities for Novartis’ review and comments prior to finalization or submission of such plans to the applicable Regulatory Authority, as applicable, and shall consider in good faith Novartis’ reasonable comments on such plans.

4.4 No Other Development Activities. Subject to Section 2.1(d) (Retained Rights), except for the Licensor Clinical Trial Activities and the Licensor Clinical Trial Follow-Up Activities, neither Licensor nor any of its Affiliates shall conduct (or have conducted) any Development activities (except as permitted under Section 2.1(d) (Retained Rights)) with respect to Licensed Compounds or Licensed Products without Novartis’ prior written consent, which consent may be withheld or conditioned in Novartis’ sole discretion.

4.5 Novartis Development Activities. For clarity, except as set forth in the last sentence of Section 5.1 (General), nothing in this Agreement shall limit in any way Novartis’ right to conduct Development or any other activities after the Effective Date with respect to the Exploitation of Licensed Compounds or Licensed Products during Licensor’s conduct of the Licensor Clinical Trial Activities.

Article 5
DEVELOPMENT

5.1 General.

(a) [***].

(b) During the Term and on an Indication-by-Indication basis, Novartis shall have the right to cease Development of any Initial Licensed Compound (including, for clarity, the Lead Compound, as applicable) by providing Licensor, via the DC, with written notice. Upon Licensor’s receipt of such written notice, Licensor shall have no further obligations as to the Development of such Initial Licensed Compound. For clarity, nothing set forth in this Section

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5.1(b) (General) shall be interpreted to limit [***] or Licensor’s rights set forth in Section 12.2(e) (Termination by Licensor for Cessation of Development or Commercialization).

5.2 [***].

5.3 Novartis Development Plan and Budget. On [***], during the Development Cost-Sharing Term, Novartis shall provide to the DC for review and discussion, (a) a Development plan for Licensed Products in the Territory for the immediately following [***], and (b) a budget of the Shared Development Costs anticipated to be incurred by Novartis associated with such Development plan, which Development plan and budget will be broken down [***] in accordance with the Novartis Accounting Standards, and otherwise on a Development Cost-Sharing Activity basis (the “Novartis Development Plan and Budget”). Each Novartis Development Plan and Budget shall include the following: [***].

5.4 Updates to Novartis Development Plan and Budget.

(a) By Novartis. On [***], no later than [***], or more often as Novartis may deem appropriate, during the Development Cost-Sharing Term, [***].

(b) By Licensor. [***]

5.5 Development Cost-Sharing.

(a) Generally.

(i) Subject to the terms of this Section 5.5 (Development Cost-Sharing.), the Parties will share [***] any and all Shared Development Costs that are incurred by or on behalf of Novartis in accordance with the Novartis Development Plan and Budget. [***].

(ii) [***].

(b) Opt-Out Right. Licensor shall have the right to opt-out of the cost and profit-sharing provisions set forth in Section 5.5(a) (Generally) and Section 9.3 (Profit/Loss Sharing in the Profit-Sharing Territory) of this Agreement by providing Novartis with written notice of such opt-out (i) within [***] following the later [***]. If Licensor fails to notify Novartis of such opt-out within such [***] period, the cost and profit-sharing provisions set forth in Section 5.5(a) (Generally) and Section 9.3 (Profit/Loss Sharing in the Profit-Sharing Territory) shall apply, and Licensor’s opt-out right shall have not been exercised for the applicable Novartis Development Plan and Budget.

(c) Invoicing and Payment; Disputed Amounts.

(i) Shared Development Costs Report. [***].

(ii) [***].

(iii) Disputed Amounts. In the event of any disagreement with respect to the calculation of a reconciliation payment, any undisputed portion of such reconciliation

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payment shall be paid in accordance with the foregoing timetable and the Parties will use good faith efforts to resolve the dispute. Any such dispute that has not been resolved within [***] after the initiation of discussions regarding the disputed amounts shall be referred to the Finance Officers for resolution and the Finance Officers will attempt to resolve the matter in good faith. If the Finance Officers fail to resolve such matter within [***] after the date on which the matter is referred to the Finance Officers (unless a longer period is agreed to by the Parties), then the disputed amounts shall be resolved in accordance with Section 16.7 (Dispute Resolution). For the avoidance of doubt, (i) no cost or expense shall be counted more than once in calculating Shared Development Costs, even if such cost or expense falls into more than one of the cost categories that comprise Shared Development Costs, (ii) Shared Development Costs shall be maintained and calculated in accordance with Accounting Standards and (iii) Shared Development Costs incurred or accrued in a Calendar Quarter, as detailed in the applicable Binding Development Budget, that are not [***] shall be subject to the reconciliation payments set forth in this Section 5.5(c) (Invoicing and Payment; Disputed Amounts).

(d) Deferred Costs.

(i) In the event Novartis’ Finance Lead submits a report to Licensor’s Finance Lead that [***].

(ii) In addition, if, on a Licensed Product-by-Licensed Product and Indication-by-Indication basis, [***].

(e) Funding Failures. If Licensor fails to pay [***].

5.6 Development Reports; Information. From and after the Effective Date, within [***] following [***], to enable Licensor to assess Novartis’ compliance with the Novartis Development Plan and Budget and this Agreement, Novartis shall provide to the DC (or, Licensor, if the DC has been disbanded) [***].

Article 6
REGULATORY

6.1 General. As between the Parties, subject to Section 4.3 (Regulatory Matters), Section 5.5 (Development Cost-Sharing), and, to the extent any related costs fall within the scope of Shared Commercialization Costs, Section 9.3 (Profit/Loss Sharing in the Profit-Sharing Territory), Novartis shall be solely responsible for: (a) obtaining and maintaining Regulatory Approvals for the Licensed Products in the Field in the Territory, including submission of all Regulatory Materials, all communications with Regulatory Authorities and any other activities in connection with obtaining such Regulatory Approvals; and (b) owning and holding all Regulatory Materials for Licensed Compounds and Licensed Products in the Field in the Territory. Licensor shall fully cooperate with and provide assistance to Novartis from time to time as reasonably requested in connection with obtaining and maintaining such Regulatory Approvals, including with respect to the filing or submission of Regulatory Materials to any Regulatory Authority relating to Licensed Compounds or Licensed Products in the Territory or required or advisable in connection with any Clinical Trials or other Development activities conducted by or on behalf of

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Novartis, by executing any required documents, providing reasonable access to personnel and providing Novartis with copies of all reasonably required documentation.

6.2 Right of Reference. Licensor hereby grants, on behalf of itself and its Affiliates, to Novartis and its Affiliates and Sublicensees a right of reference with respect to drug master files and other Regulatory Materials submitted by Licensor or its Affiliates to any Regulatory Authority with respect to Licensed Compounds or Licensed Products (each, a “Right of Reference”). If requested by Novartis, Licensor shall provide a signed statement that authorizes such Right of Reference granted to Novartis and its Affiliates and Sublicensees under this Section 6.2 (Right of Reference) if required by Applicable Laws or the Regulatory Authority in the applicable country or jurisdiction. In the event that any Affiliate, sublicensee or Third Party distributor of Licensor holds any Regulatory Materials to which Novartis and its Affiliates and Sublicensees is granted a Right of Reference under this Section 6.2 (Right of Reference), Licensor shall cause such Affiliate, sublicensee or Third Party distributor to grant a Right of Reference to Novartis and its Affiliates and Sublicensees to the same extent that Licensor is granting such Right of Reference under this Section 6.2 (Right of Reference). The Right of Reference granted pursuant to this Section 6.2 (Right of Reference) shall include the right to access all Know-How in connection with the performance of its obligations and exercise of its rights under this Agreement, including inclusion of such Data and Know-How in its own Regulatory Materials. [***] upon Novartis’ request, Licensor shall provide to Novartis such Data and Know-How (and any other Data or Know-How within the Licensed Technology) as is necessary or useful for such purposes (which shall be in electronic form to the extent the same exists in electronic form and otherwise shall be copies for all materials comprising such Know-How).

6.3 Clinical Trial Disclosures. Subject to the provisions of this Section 6.3 (Clinical Trial Disclosures), as between the Parties, Novartis shall have the sole right to publicly disclose the existence of, and the results from, any Clinical Trials (including the Licensor Clinical Trial) conducted under this Agreement in accordance with Applicable Laws and its standard policies. Notwithstanding anything to the contrary in this Section 6.3 (Clinical Trial Disclosures) or in this Agreement, Novartis acknowledges that Licensor (a) [***] and (b) shall have Clinical Trial disclosure responsibilities to the relevant Regulatory Authorities or to www.clinicaltrials.gov or euclinicaltrials.eu with respect to the Licensor Clinical Trial, which shall remain the sole responsibility of Licensor.

6.4 Safety and Pharmacovigilance Matters.

(a) Pharmacovigilance Agreement. The Parties shall cooperate with respect to the reporting and handling of safety information involving or relating to the Licensed Products to the extent required by Applicable Laws. To the extent required by Applicable Laws or any Regulatory Authority, the Parties shall enter into a written agreement containing customary terms that will govern the exchange of Adverse Events and other safety information reporting obligations relating to the Licensed Products (the “Pharmacovigilance Agreement”) to ensure that such Adverse Events and other safety information is exchanged and reported to the relevant Regulatory Authorities in compliance with Applicable Laws and the requirements of Regulatory Authorities. In the event that a Pharmacovigilance Agreement is not so required, if requested by Novartis in writing, the Parties shall enter into a high-level written agreement that will govern the exchange of validated safety signals for the Licensed Products, which agreement shall be entered into [***].

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(b) Transfer of Legacy Safety Data. Legacy safety data (including Serious Adverse Event Reports, pregnancy reports and Investigator Notifications) arising out of the Licensor Clinical Trial Activities shall be transferred from Licensor to Novartis in accordance with the Data Protection Laws. The Parties acknowledge that transfer of such legacy safety data will require mutual cooperation between the Parties and the Parties will use reasonable efforts to complete such transfer as soon as possible and in time for Novartis to submit or hold its first IND for the Licensed Products. In the event that any IND or Clinical Trial authorization is transferred from Licensor to Novartis, Licensor shall continue to be liable for and indemnify, defend and hold harmless Novartis and its Affiliates from and against all and any Losses arising out of, or in connection with: (i) any failure of Licensor to perform its obligations related to all safety data arising out of the Licensor Clinical Trial; and (ii) any related safety issues reported as individual case safety reports (“ICSRs”) during the period in which Licensor held such IND. Licensor represents and warrants that all safety data with respect to the Licensor Clinical Trial has been properly collected in accordance with Applicable Laws and that all ICSRs and other required regulatory safety reports (e.g., Development Safety Update Reports (“DSURs”)), as well as any safety issues with respect to the Licensor Clinical Trial have been properly reported to Regulatory Authorities in accordance with Applicable Laws. If Licensor discovers any failure to report any such safety reports or any such safety issues, including ICSRs and DSURs, in accordance with Applicable Laws, the applicable later submission made by or on behalf of Novartis shall not release Licensor from its previous safety reporting obligations and liability with respect to such safety reports or any such safety issues, including from ICSRs and DSURs. Licensor shall communicate to Novartis any safety data, safety issue and Regulatory Authority input thereof in accordance with Applicable Laws.

(c) Licensor Clinical Trial Activities. Notwithstanding the foregoing, the processes and procedures for sharing Adverse Events and other safety information arising out of the Licensor Clinical Trial Activities shall be overseen by the DC pursuant to Section 4.3(d) (Handling of Safety and Pharmacovigilance Matters).

6.5 Personal Data. The Parties agree to be bound by the terms set forth in [***] establishing the procedures to be used by the Parties to ensure compliance with all Data Protection Laws in connection with the exchange of Personal Data between the Parties. If Licensor receives Personal Data and is outside of the European Economic Area or the United Kingdom, the Parties shall [***] enter into the [***].

Article 7
MANUFACTURING AND QUALITY MATTERS

7.1 Manufacturing.

(a) Allocation of Responsibility Generally. Licensor shall be solely responsible for the Manufacture and supply of Licensed Compounds and Licensed Products for purposes of conducting the Licensor Clinical Trial Activities, at its cost and expense. Novartis shall be solely responsible, subject to Section 7.1(b) (Supply of Drug Substance and Drug Product; Clinical Supply Agreement), for all other Manufacture and supply of Licensed Compounds and Licensed Products and components thereof for purposes of Exploitation in the Territory, with such Manufacture and supply, subject to Section 7.1(b) (Supply of Drug Substance and Drug Product;

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Clinical Supply Agreement), to be conducted by Novartis, its Affiliates, Sublicensees or subcontractors as it determines appropriate in its sole discretion and in accordance with the Development or Commercialization cost and profit-sharing provisions set forth in Section 5.5(a) (Generally) and Section 9.3(a) (Share of Net Profits or Losses), as applicable. Licensor shall fully cooperate with Novartis in complying with the Manufacturing requirements of the Bayh-Dole Act, including requesting waivers where Novartis determines to do so, to the extent such requirements are applicable.

(b) Supply of Drug Substance and Drug Product; Clinical Supply Agreement. Upon Novartis’ request, [***].

7.2 Quality Matters.

(a) Quality Agreement. If Novartis requests, pursuant to Section 7.1(b) (Supply of Drug Substance and Drug Product; Clinical Supply Agreement) that Licensor Manufacture and supply Drug Substance or Drug Product to Novartis, or, pursuant to Section 2.5(b) (Licensed Compound and Licensed Product Transfer) that Licensor provide Existing Materials to Novartis, then within [***] of such request, the Parties will negotiate in good faith a definitive agreement with regard to certain operational, technical, and quality-related aspects of the Development and supply of Licensed Compounds and Licensed Products by Licensor or any of its subcontractors or CMOs to Novartis or its designee (the “Quality Agreement”). In the event of a discrepancy between this Agreement and the Quality Agreement, the Quality Agreement shall govern with respect to quality matters and this Agreement governs with respect to all other matters.

(b) Records Retention. Licensor will, and will ensure that its Affiliates, employees, directors, officers, subcontractors and agents will, keep and maintain in good scientific manner complete, appropriate and accurate Records in accordance with the Records Retention Period, in sufficient detail to verify compliance with its obligations under this Agreement. Without limiting Licensor’s information security obligations under this Agreement, Licensor will maintain, at its own expense, all Records in secure and suitable facilities and ensure that such facilities (and the Records stored at such facilities) are (in the context of an audit) are readily accessible to Novartis (or its appointed auditor) during the Records Retention Period.

(c) Regulatory Authority Inspections. If a Regulatory Authority desires to conduct an inspection or GxP Audit of Licensor, its Affiliates, or its or their subcontractors (including CMOs) relating to the Licensed Compounds, Licensed Products or Licensed Technology, then Licensor shall [***] notify Novartis thereof. Licensor shall permit Regulatory Authorities to conduct inspections or audits of Licensor, its Affiliates, or its or their subcontractors (including CMOs) relating to the Licensed Compounds, Licensed Products or Licensed Technology, and shall ensure that such Affiliates and subcontractors (including CMOs) permit such inspections and audits. Unless prohibited by Applicable Laws, Licensor shall permit Novartis to attend and observe the aforementioned inspections or audits. Licensor shall provide Novartis with a copy (or detailed written report) of any findings of a Regulatory Authority following a regulatory audit or inspection that are communicated to Licensor by such Regulatory Authority, as a result of the inspection or any submitted document(s) or in a correspondence with such Regulatory Authority (e.g., EIR, 483s, warning letters, EMA or European inspection reports, serious breaches, safety urgency measures, issues on PSURs, DSURs, etc.) and corresponding

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proposed responses, in each case, related to the Licensed Compounds, Licensed Products or Licensed Technology. In addition, in the event any such inspection could reasonably be expected to have an impact on the patient safety, efficacy or conduct of Clinical Trials of the Licensed Products or Licensor’s Data Integrity, Licensor shall, no later than [***] after the date of such inspection, provide to Novartis copies of the relevant inspection report or correspondence. Licensor will reasonably cooperate with Novartis in the preparation of any response to Regulatory Authorities and any corrective action plans which could reasonably be expected to affect Licensor’s Data Integrity or be considered critical findings regarding any IND, NDA, MAA or other Regulatory Materials relevant to the Licensed Compounds, Licensed Products or Licensed Technology. In the event that any Regulatory Authority desires to conduct an inspection or audit of Novartis relating to the Licensed Compounds, Licensed Products or Licensed Technology, such as any pre-approval inspection, Licensor shall fully cooperate with Novartis upon request in responding to such audit or inspection, including attending such audit or inspection if so requested by Novartis.

(d) Novartis Audits.

(i) For the purpose of ensuring Licensor’s compliance with this Agreement, Licensor agrees and will ensure that its Affiliates and its and their respective employees, directors, officers and agents agree, and will use commercially reasonable efforts to ensure that its subcontractors agree, (where necessary) that Novartis or [***] of its designated Affiliates or a Third Party acting on Novartis’ behalf shall have the right, at any time upon reasonable prior notice from Novartis, during [***] (except as otherwise specified in this Agreement) to audit and have access to: [***]. The audit and access rights referenced under this Section 7.2(d) (Novartis Audits) include the right to conduct reasonable face-to-face or on-line interviews with Licensor’s and its Affiliates’ and their respective employees, directors, officers, agents and, where permissible, subcontractors, the right to access and review any and all internal policies, internal audit reports, standard operating procedures, procedures, guidelines, or other internal documentation of Licensor its Affiliates and its and their respective subcontractors (where permissible), respective evidence and proof and all written explanations provided by Licensor to confirm its compliance with the provisions of this Agreement (other than Licensor’s payment obligations). Any audit (and related data collection activities) shall be carried out in compliance with Applicable Laws.

(ii) Each Party shall bear its own costs and expenses of any audit conducted pursuant to this Section 7.2(d) (Novartis Audits).

(iii) Following any such audit, Novartis may provide Licensor with an audit report, which shall enable Licensor to, acting reasonably and without undue delay, prepare a corrective action plan (including a timetable to implement and complete the plan) to address any deviations or deficiencies identified in the audit for Novartis’ review. Novartis shall review and the Parties shall mutually approve (with neither Party having final decision-making authority) the corrective action plan, and Licensor shall, and shall cause its Affiliates and its and their respective subcontractors or CMOs to, implement any reasonable corrections in accordance with such corrective action plan. Notwithstanding any recommendations provided by Novartis to Licensor, Licensor will remain responsible for the implementation of such corrective action plan and acknowledges and agrees that it places reliance on such recommendations at its own risk and any

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decision or consequences of such decisions relating to, or the implementation of, such recommendations are within the discretion and sole responsibility of Licensor. Licensor will comply with the steps to be taken in the corrective action plan and will take all other necessary steps to remedy its failure and subsequently comply with its obligations at no additional cost or expense to Novartis.

(iv) If the Parties do not agree on a corrective action plan within [***], then the Parties shall escalate such corrective action plan to the Alliance Managers for discussion and resolution. If the Alliance Managers agree to the corrective action plan, then the corrective action plan shall be approved. If the Alliance Managers do not agree on the corrective action plan within [***] of the corrective action plan being referred to them, either Party may require that the Parties forward the corrective action plan to the Executive Officers, who shall attempt in good faith to come to an agreement. If the Executive Officers do not agree on the corrective action plan, or the corrective action taken is not deemed reasonably satisfactory to Novartis in consultation with Licensor, then Novartis shall have the right, at its expense, to request a technology transfer, which technology transfer shall be conducted in accordance with Licensor’s then-existing agreements with its applicable CMO(s) to an alternate subcontractor or CMO of Novartis’ choosing.

(v) Nothing in this Section 7.2(d) (Novartis Audits) shall require Licensor to provide information on profits, margins, overheads or costs of capital (other than in relation to pass-through costs or any charges calculated on a cost-plus basis) for the purposes of an audit.

(vi) To the extent that Licensor demonstrates that access to certain areas of its sites or facilities would constitute a breach of its confidentiality undertakings to its other customers, Licensor may (instead of providing access to such certain areas) put in place reasonable workarounds to enable Novartis or its designated auditor to have access to resources and information reasonably required in order to carry out the audit. Licensor shall not refuse to provide access to a Record based on its confidentiality status.

(vii) Without limiting the foregoing, Novartis or its designee will have the right to commence initial qualification audits of Licensor, its Affiliates and its and their respective subcontractors or CMOs within [***] after the Effective Date.

Article 8
COMMERCIALIZATION

8.1 [***].

8.2 [***].

8.3 Profit-Sharing Commercialization Plan and Budget. On a Licensed Product-by-Licensed Product basis, no later than [***] prior to the anticipated First Commercial Sale in the Profit-Sharing Territory (and, in any event, no later than [***] prior to the anticipated first incurrence or accrual of Shared Commercialization Costs), Novartis shall provide to the CC for review and discussion, (a) a high-level Commercialization plan for such Licensed Product for the Profit-Sharing Territory, and (b) a budget of the Shared Commercialization Costs to be incurred

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by Novartis for the activities for such Licensed Product for the Profit-Sharing Territory (the “Profit-Sharing Commercialization Plan and Budget”). [***].

8.4 Updates to Profit-Sharing Commercialization Plan and Budget. [***].

8.5 Pricing Approvals. Novartis will be responsible for and have the exclusive right to (a) manage, determine and implement all material issues and decisions regarding price, price terms and other related contract terms with respect to Commercialization of Licensed Products, including discounts, rebates, other price concessions and service fees to payors and purchasers, and (b) seek and attempt to obtain Pricing Approvals for Licensed Products in the Field in the Territory, at its own cost and expense; provided that, to the extent any such costs fall within the scope of Shared Commercialization Costs, then the Parties will share such costs in accordance with Section 9.3 (Profit/Loss Sharing in the Profit-Sharing Territory). [***].

8.6 Recalls, Suspensions, and Withdrawals. Novartis shall have the sole right to determine whether to conduct, and to conduct, and shall be fully responsible, for any recall, market suspension or market withdrawal of a Licensed Product in the Field in the Territory, including any costs or liabilities associated therewith; [***].

8.7 Commercialization Costs. [***].

8.8 Trademarks; INN, USAN and Other Applications. Novartis shall have the right to brand the Licensed Products using Trademarks and any other branding elements it determines appropriate, which may vary by country or within a country (the “Novartis Trademarks”). As between the Parties, Novartis shall exclusively own all rights in and goodwill associated with such Novartis Trademarks and shall select, file, register, maintain, enforce and defend such Novartis Trademarks in the countries and regions that it determines reasonably necessary, at Novartis’ expense; provided that the Trademark Costs incurred by or on behalf of Novartis for any Novartis Trademarks for the Commercialization of a Licensed Product in the Profit-Sharing Territory shall be subject to the cost-share set forth in Section 9.3 (Profit/Loss Sharing in the Profit-Sharing Territory). In the event that any Novartis Trademark used or intended for use for the Commercialization of the Licensed Products in the Territory is infringed by a Third Party, Novartis may request from Licensor, and Licensor shall provide, reasonable assistance to enforce its rights and defend against such infringement, and Novartis shall reimburse Licensor’s reasonable costs incurred for such assistance. Novartis shall be responsible for applying for an International Non-proprietary Name (“INN”) and United States Adopted Name (“USAN”) for the Licensed Products for Commercialization in the Territory, including by creating name candidates for the INN application. The costs for the INN and the USAN applications, including costs for external clearance searches, will be borne by Novartis. Novartis may request reasonable assistance from Licensor to prepare the INN, USAN and other major market applications (e.g., China National Intellectual Property Association), and Licensor agrees to provide such assistance, and Novartis shall reimburse Licensor’s reasonable costs incurred for such assistance.

8.9 Commercialization Reports. From and after the Effective Date, within [***], Novartis shall provide to the CC (or, Licensor, if the CC has been disbanded) a high-level written report of the Commercialization activities for the Licensed Products conducted by or on behalf of Novartis and its Affiliates and Sublicensees in the Territory during [***], which report shall be

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contain sufficient detail to enable Licensor to assess Novartis’ compliance with the Profit-Sharing Commercialization Plan and Budget and this Agreement. In addition, upon reasonable written request by Licensor, Novartis will provide Licensor with further details related to the foregoing.

Article 9
FINANCIAL PROVISIONS

9.1 Upfront Payment. In consideration of the licenses and rights granted to Novartis hereunder, Novartis shall pay to Licensor a one (1)-time, non-refundable, non-creditable upfront payment of One Hundred and Fifty Million Dollars ($150,000,000) within [***] after receipt by Novartis of an Invoice therefor from Licensor, which Invoice shall be issued by Licensor no earlier than the Effective Date.

9.2 Milestone Payments.

(a) Development and Regulatory Milestone Payments. In further consideration of the licenses and rights granted to Novartis hereunder, upon the first achievement by Novartis, its Affiliates, or its or their Sublicensees of a development and regulatory milestone event in the table set forth below for a Licensed Product (each, a “Development and Regulatory Milestone Event”), the corresponding one (1)-time development and regulatory milestone payment (each, a “Development and Regulatory Milestone Payment”) shall become payable by Novartis to Licensor:

Development and Regulatory Milestone Event		Development and Regulatory Milestone Payments
		[***]	[***]	[***]
1)	[***]	[***]	[***]	[***]
2)	[***]	[***]	[***]	[***]
3)	[***]	[***]	[***]	[***]
4)	[***]	[***]	[***]	[***]
5)	[***]	[***]	[***]	[***]
6)	[***]	[***]	[***]	[***]
Total		[***]	[***]	[***]

[***]

(b) Sales Milestone Payments. In further consideration of the licenses and rights granted to Novartis hereunder, on a Licensed Product-by-Licensed Product basis, upon the first achievement by Novartis, its Affiliates, or its or their Sublicensees of a sales milestone event in the table set forth below for such Licensed Product (each, a “Sales Milestone Event”), the corresponding sales milestone payment (each, a “Sales Milestone Payment”) shall become payable by Novartis to Licensor:

Sales Milestone Event		Sales Milestone Payment
1)	[***]	[***]
2)	[***]	[***]

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Sales Milestone Event		Sales Milestone Payment
3)	[***]	[***]
4)	[***]	[***]
5)	[***]	[***]
6)	[***]	[***]
Total		[***]

[***]

(c) Limitations. [***]

(d) Milestone Reductions. Novartis shall have the right to reduce Milestone Payments by the amount of [***]; provided that in no event shall any Milestone Payment by Novartis to Licensor be reduced by more than [***] of the Milestone Payment paid or payable as a result of the operation of reductions contemplated by this Section 9.2(d) (Milestone Reductions); provided, further, that any such reduction not fully taken as a result of this Section 9.2(d) (Milestone Reductions) may be carried forward and applied against future Milestone Payments otherwise owed until exhausted (subject to the same [***] reduction floor).

9.3 Profit/Loss Sharing in the Profit-Sharing Territory. The terms and conditions of this Section 9.3 (Profit/Loss Sharing in the Profit-Sharing Territory) shall govern the rights and obligations of Licensor and Novartis with respect to Net Profits or Losses relating to the Licensed Products in the Profit-Sharing Territory.

(a) Share of Net Profits or Losses. Subject to the terms and conditions of this Agreement, during the Profit-Sharing Term for a Licensed Product in the Profit-Sharing Territory, Licensor and Novartis shall share Net Profits or Losses for such Licensed Product in the Profit-Sharing Territory, with the following allocation: 30% for Licensor and 70% for Novartis. [***].

(b) Post-PNL Royalties. If the Profit-Sharing Term ends [***], then (i) within [***] prior to the anticipated end of the Profit-Sharing Term for a Licensed Product [***]within [***].

(c) Calculation and Payment.

(i) Within [***], Novartis’ Finance Lead shall submit to Licensor’s Finance Lead a report setting forth Novartis’ Net Sales (if any) and the Shared Commercialization Costs, in each case, as reported, incurred, or accrued, with respect to each Licensed Product sold in the Profit-Sharing Territory during [***]; provided that, if there are any Net Sales or Shared Commercialization Costs incurred or accrued in such [***] that Novartis is unable to timely include in such financial report, then such amount shall be included and reconciled in the financial report in the following [***]. Each such report shall specify in reasonable detail costs incurred and shall include reasonably detailed supporting information. Within [***] after receipt of such reports, the Finance Leads from both Parties shall confer and agree in writing on whether a reconciliation payment is due from Licensor to Novartis or from Novartis to Licensor, and if so, the amount of such reconciliation payment, so that the Parties share Net Profits or Losses in

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accordance with Section 9.3(a) (Share of Net Profits or Losses). In the event of any disagreement with respect to the calculation of such reconciliation payment, any undisputed portion of such reconciliation payment shall be paid in accordance with Section 9.3(c)(ii) (Calculation and Payment) or Section 9.3(c)(iii) (Calculation and Payment), as applicable, and the Parties will use good faith efforts to resolve the dispute. Any such dispute that has not been resolved within [***] after the initiation of discussions regarding the disputed amounts shall be referred to the Finance Officers for resolution and the Finance Officers will attempt to resolve the matter in good faith. If the Finance Officers fail to resolve such matter within [***] after the date on which the matter is referred to the Finance Officers (unless a longer period is agreed to by the Parties), then the disputed amounts shall be resolved in accordance with Section 16.7 (Dispute Resolution). For the avoidance of doubt, (i) no cost or expense shall be counted more than [***] in calculating Net Profits or Losses, even if such cost or expense falls into [***] of the cost categories that comprise Net Profits or Losses, and (ii) Net Profits or Losses shall be recorded, maintained and calculated in accordance with Accounting Standards. For clarity, excluding reconciliation of any [***], the final reconciliation of any other Net Profits or Losses will occur no later [***] after the expiration of the Profit-Sharing Term.

(ii) If the Shared Commercialization Costs exceed the Net Sales in [***], then Novartis shall send an invoice to Licensor for a reconciliation payment once the Finance Leads have agreed on any such amount due, and Licensor shall make such reconciliation payment to Novartis within [***] after receipt of such invoice.

(iii) If the Net Sales exceed the Shared Commercialization Costs in [***], then Licensor shall send an Invoice to Novartis for a reconciliation payment once the Finance Leads have agreed on any such amount due, and Novartis shall make such reconciliation payment to Licensor within [***] after receipt of such Invoice.

(d) Apportionment of Costs. If (i) any Shared Development Costs benefit both (A) a Licensed Product in the Territory and (B) any other product or activities of a Party outside of this Agreement, or (ii) any Shared Commercialization Costs for both (A) a Licensed Product in the Profit-Sharing Territory and (B) a Licensed Product in the Royalty Territory or any other product or activities of a Party outside of this Agreement, then in each case ((i) and (ii)), [***]. At Licensor’s request, Novartis will provide Licensor with its apportionment methodology for Shared Development Costs and Shared Commercialization Costs and discuss such methodologies with Licensor. Novartis will [***] notify Licensor of any significant change to its apportionment methodologies impacting the calculation of Shared Development Costs or Shared Commercialization Costs. Each Party will keep records of the total costs incurred and the apportionment pursuant to the records required under Section 9.12 (Records and Audit Rights). At the request of the other Party, the Party making the apportionment will provide reasonable additional supporting documentation regarding such apportionment.

(e) Reimbursement upon Termination of Profit/Loss Sharing.

Notwithstanding the foregoing, if the Development Cost-Sharing Term and Profit-Sharing Term is terminated in accordance with this Agreement, then Novartis shall reimburse Licensor for the [***].

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9.4 Royalty Payments.

(a) Royalty Rates. In further consideration of the licenses and rights granted to Novartis hereunder, on a Licensed Product-by-Licensed Product and country-by-country basis in the Royalty Territory, during the applicable Royalty Term for such Licensed Product in such country, Novartis will make royalty payments to Licensor on the aggregate Net Sales of such Licensed Product by Novartis, its Affiliates and its and their Sublicensees in such country in the Royalty Territory as calculated by multiplying the applicable royalty rate set forth in the table below by the corresponding amount of incremental annual Net Sales of such Licensed Product in the Royalty Territory in the applicable Calendar Year.

Portion of aggregate annual Net Sales of a given Licensed Product in the Royalty Territory in a given Calendar Year during the Royalty Term:		Royalty Rate
1)	[***]	[***]
2)	[***]	[***]
3)	[***]	[***]
4)	[***]	[***]

(b) Royalty Term. Novartis’ royalty payment obligations under Section 9.4(a) (Royalty Rates) shall begin, on a Licensed Product-by-Licensed Product and country-by-country basis, upon the First Commercial Sale of such Licensed Product in such country in the Royalty Territory and shall expire, on a Licensed Product-by-Licensed Product and country-by-country basis, upon the later of: [***] (the “Royalty Term”). Following the expiration of the Royalty Term on a Licensed Product-by-Licensed Product and country-by-country basis, Novartis’ and its Affiliates’ licenses under Section 2.1(a) (License Grant) with respect to such Licensed Product in such country shall continue in effect, but become non-exclusive, fully paid-up, royalty-free, transferable, perpetual and irrevocable.

(c) [***].

(d) Royalty Reductions. Subject to Section 9.4(e) (Royalty Floor; Carry Forward):

(i) No Valid Claim Royalty. [***].

(ii) Generic Entry. [***].

(iii) Inflation Reduction Act. [***].

(iv) Third Party Intellectual Property. [***]

(e) Royalty Floor; Carry Forward. [***].

9.5 Reports and Payment Terms.

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(a) Preliminary Net Sales Reports. Within the later of [***], Novartis shall provide Licensor with a Preliminary Net Sales Report.

(b) Milestones. Novartis shall provide Licensor with written notice of the achievement of: (i) each Development and Regulatory Milestone Event within [***] after such achievement; and (ii) each Sales Milestone Event as part of the Sales & Royalty Report for the [***] in which such Sales Milestone Event was achieved. After receipt of a notice of the achievement of a Milestone Event, Licensor shall submit an Invoice to Novartis with respect to the corresponding Milestone Payment; provided that no such Invoice shall be submitted prior to receipt of notice of achievement of the applicable Milestone Event. Novartis shall make the applicable Milestone Payment within [***] after receipt of such Invoice.

(c) Royalty Report. Within [***] after [***] during [***], Novartis shall provide Licensor with a Sales & Royalty Report. Licensor shall submit an Invoice to Novartis with respect to the royalty amount shown therein. Novartis shall pay such royalty amount within [***] after receipt of the Invoice.

(d) Other Payments. For any payment not described in Section 5.5(b) (Opt-Out Right), Section 9.4(a) (Royalty Rates), and Section 9.4(b) (Royalty Term), each Party shall provide to the other Party an Invoice for all amounts due to it under this Agreement. Unless otherwise noted, payments on such Invoices shall be made within [***] of the other Party’s receipt of the applicable Invoice.

9.6 Effective Date. For clarity, no payments shall become due and payable under or in connection with this Agreement unless and until the Effective Date occurs.

9.7 Existing Upstream License Payments and Reports. Licensor shall remain responsible for the payment of all royalty, milestone and other payment obligations and related reporting obligations, if any, due to Third Parties under any Existing Upstream Licenses. All such payments and reports shall be made and delivered [***] by Licensor in accordance with the terms of the applicable Existing Upstream License.

9.8 Licensor Assistance. Notwithstanding anything to the contrary in this Agreement, Licensor shall provide Novartis with up to [***], in the aggregate, under Section 2.5(f) (Licensor Assistance), Section 2.5(c) (Manufacturing Technology Transfer and Assistance), Section 4.2 (Development Reports and Information), and Section 6.1 (General) at no additional cost to Novartis; provided that any such assistance requested by Novartis does not materially interfere with the material functions or daily operations of Licensor. Any additional assistance in excess of [***] shall be provided by Licensor at the FTE Rate, and Novartis shall reimburse Licensor for all Out-of-Pocket costs reasonably incurred by Licensor in connection with the provision of such assistance. If applicable, Licensor shall invoice Novartis for any assistance provided at the FTE Rate, and Novartis shall pay all such undisputed amounts within [***] after receipt of an applicable invoice from Licensor. For clarity, (a) Licensor’s participation in DC meetings pursuant to Section 3.2 (Development Committee) and CC meetings pursuant to Section 3.3 (Commercialization Committee), and (b) Licensor’s preparation of the Handover Package and related Document Handover obligations under Section 2.5(d) (Document Handover) shall not count towards the [***].

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9.9 Currency; Exchange Rate. All amounts payable and calculations under this Agreement shall be in Dollars. All payments to be made by Novartis to Licensor under this Agreement shall be made in Dollars by bank wire transfer in immediately available funds to a bank account set forth in Exhibit 9.9 (Licensor Bank Account Information). Any payment which falls due on a date that is not a Business Day in the location from which the payment will be made may be made on the next succeeding Business Day in such location. The rate of exchange to be used in computing the amount of currency equivalent in Dollars for the payment due shall be made by using Novartis’ then-current standard exchange rate methodology as applied in its external reporting for the conversion of foreign currency sales into Dollars.

9.10 Tax.

(a) Income Taxes. Except as otherwise provided in this Section 9.10 (Tax), each Party shall be responsible for its own taxes (including taxes imposed on or measured by Net Sales, capital, franchise or similar taxes pursuant to Applicable Laws).

(b) Indirect Taxes. All amounts set forth in this Agreement shall be exclusive of any value added (VAT), goods and services (GST), sales, turnover, use, excise, consumption, and other similar indirect Taxes (“Indirect Taxes”). Licensor shall issue all Invoices and Novartis shall issue all invoices in full compliance with the Indirect Tax laws and regulations applicable at the invoicing Party’s place of business. If any Indirect Taxes are due based on local law (including any VAT for which Licensor is responsible), the invoicing Party shall be allowed to add the amount of Indirect Taxes to the amounts set forth in this Agreement and invoice the net amount plus the applicable Indirect Taxes. The Parties shall issue invoices for all amounts payable under this Agreement consistent with all Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes.

(c) Withholding Taxes.

(i) In the event that any payments made by Novartis to Licensor pursuant to this Agreement shall become subject to withholding taxes under the Applicable Laws of any jurisdiction, or if it is unclear whether Applicable Laws require such withholding, including extra-territorial taxation, Novartis shall be authorized to deduct and withhold the amount of such taxes for the account of Licensor to the extent required by Applicable Laws and pay the withholding tax to the relevant tax authority, so that only the correspondingly reduced amount less withholding tax is paid out to Licensor. Novartis shall deliver to Licensor proof of the withholding tax payment. Any such amounts withheld and paid to any such tax authority shall be deemed to have been paid to Licensor for purposes of this Agreement, in full satisfaction of Novartis’ obligation with respect to such amounts.

(ii) Novartis and Licensor shall make all reasonable efforts to obtain relief or reduction of withholding tax under the applicable tax treaties, including the submission or issuance of requisite forms and information. If a special procedure is required for treaty relief by law, a treaty relief based on a tax treaty will only be taken into account if Licensor submits an exemption certificate to Novartis in accordance with legal requirements at the time of the payment to Licensor. If no withholding tax deduction has been made but tax authorities subsequently take the position that a withholding tax deduction should have been made, Licensor shall provide, at its

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expense, all reasonable support to Novartis to obtain relief or reduction of withholding under the Applicable Laws and tax treaties, including the submission or issuance of requisite forms and information. All refunds of withholding taxes granted by the competent tax authority and related interest shall be paid to Novartis. If a refund of withholding taxes is not possible, Licensor shall repay the corresponding amount to Novartis.

(iii) Notwithstanding any provision to the contrary set forth in this Agreement, if Novartis assigns, transfers, sublicenses, or otherwise disposes of or conveys some or all of its rights and obligations to any Person and if, as a result of such action, the withholding tax deduction required by Applicable Laws with respect to payments under this Agreement is increased, then any amount payable to Licensor under this Agreement shall be increased to take into account such withholding tax deduction as may be necessary so that, after making all required withholdings (including withholdings on the additional amounts payable hereunder), Licensor receives a net amount equal to the sum it would have received had no such increased withholding been made. If Licensor under this Agreement assigns, transfers or otherwise disposes of some or all of its rights and obligations to any Person, Licensor shall not be entitled to any additional payments with respect to taxes arising as a result of Licensor’s action and Novartis is authorized to deduct and withhold any increased withholding tax.

9.11 Interest Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement will bear interest at a per annum rate equal to the lesser of: [***]. In relation to payments disputed in good faith, interest under this Section 9.11 (Interest Payments) is payable only after the dispute is resolved, on sums found or agreed to be due, from the due date.

9.12 Records and Audit Rights.

(a) Records. Each Party shall keep complete, true and accurate financial books and records in accordance with its Accounting Standards in relation to this Agreement, including, with respect to Novartis, any apportionment calculations (including the methodology used for such apportionment) of Shared Development Costs or Shared Commercialization Costs, Net Sales, Net Profits or Losses in the Profit-Sharing Territory, and royalties in the Royalty Territory, and, with respect to Licensor, in relation to the costs incurred in connection with the Licensor Clinical Trial. Each Party will keep such books and records for at least [***].

(b) Audit Rights.

(i) Each Party may, upon written request, cause an internationally- recognized independent accounting firm which is reasonably acceptable to the other Party (the “Auditor”) to inspect the relevant records of the other Party [***].

(ii) The audited Party and its Affiliates shall make their records available for inspection by the Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from the auditing Party. The records shall be reviewed solely to verify the accuracy of payments made by the audited Party. Such inspection right shall not be exercised more than [***] and not more frequently than [***] with respect to records covering any specific period of time. In addition, the auditing Party

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shall only be entitled to audit the books and records of the audited Party from the [***] in which the audit request is made. The auditing Party agrees to hold in strict confidence all information received and all information learned in the course of any audit or inspection, which information shall constitute the Confidential Information of the audited Party, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with any Applicable Laws.

(iii) The Auditor shall provide its audit report and basis for any determination to the audited Party at the time such report is provided to the auditing Party before it is considered final; provided that, at least [***] prior to the provision of such report, the Auditor shall provide its draft audit report and basis for any determination to the audited Party for the audited Party to (A) request that any information that is not related to the Licensed Compounds or Licensed Products be excluded from such audit report, and (B) review such audit report and provide reasonable comments to clarify or explain information included in such audit report, and the auditor will consider such comments in good faith. The audited Party shall have the right to request a further determination by such Auditor as to matters which the audited Party disputes within [***] following receipt of such report. The audited Party will provide the auditing Party and the Auditor with a reasonably detailed statement of the grounds upon which it disputes any findings in the audit report and the Auditor shall undertake to complete such further determination within [***] after the dispute notice is provided, which determination shall be limited to the disputed matters. Any matter that remains unresolved shall be resolved in accordance with the dispute resolution procedures contained in Section 16.7 (Dispute Resolution).

(iv) In the event that the final result of the inspection reveals an undisputed underpayment or overpayment by the audited Party, the underpaid or overpaid amount shall be settled [***], including, in the case of any overpayment, at the audited Party’s election, by (i) submission of an invoice to the auditing Party, which shall be [***] paid by the auditing Party, or (ii) offset by the audited Party against future royalties, Milestone Payments or Net Profit or Loss reconciliation payments hereunder.

(v) The auditing Party shall pay for such audits, as well as its expenses associated with enforcing its rights with respect to any payments hereunder; provided that, if an underpayment or overpayment of more than [***] for the applicable audit period is discovered, the fees and expenses charged by the Auditor shall be paid by the audited Party.

9.13 No Projections. Licensor and Novartis acknowledge and agree that nothing in this Agreement shall be construed as representing an estimate or projection of whether any Milestone Event will be achieved or of anticipated sales of any Licensed Product, and that the Milestone Events and Net Sales levels set forth above or elsewhere in this Agreement or that have otherwise been discussed by the Parties are merely intended to define the Milestone Payments and royalty obligations to Licensor in the event the corresponding Milestone Events or such Net Sales levels are achieved. NEITHER LICENSOR NOR NOVARTIS MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY DEVELOP OR COMMERCIALIZE ANY PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR MILESTONE EVENT OR NET SALES LEVEL OF SUCH PRODUCT WILL BE ACHIEVED.

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Article 10
INTELLECTUAL PROPERTY

10.1 Ownership of Inventions.

(a) In General.

(i) Ownership. As between the Parties and subject to any rights or licenses expressly granted by one Party to the other Party under this Agreement: (a) Licensor shall own and retain all right, title, and interest in and to any and all Licensor Background Technology and Licensor Platform Technology; and (b) Novartis shall own and retain all right, title, and interest in and to any and all Novartis Background Technology. All Inventions shall be solely owned by Novartis. All Patent Rights Covering patentable Inventions shall be referred to herein as “Foreground Patents,” and all Know-Ho w relating to Inventions shall be referred to herein as “Foreground Know-How.”

(ii) Disclosure. Each Party shall [***] disclose to the other Party all Inventions, including all invention disclosures or other similar documents submitted to such Party or its Affiliates’, licensees, or sublicensees’, together with employees, agents, or contractors of such Party or its Affiliates, licensees, or sublicensees relating to such Inventions, and shall also respond [***] to reasonable requests from the other Party for additional information relating to such Inventions.

(b) Personnel Obligations. Each employee, agent, or contractor of a Party or its respective Affiliates, licensees, or sublicensees performing work under this Agreement shall, prior to commencing such work, be bound by invention assignment obligations, including: (i) [***] reporting any invention, discovery, process, or other Intellectual Property Rights to the applicable Party, its Affiliate, licensee, or sublicensee; (ii) presently assigning to the applicable Party, its Affiliate, licensee, or sublicensee all of his or her right, title, and interest in and to any Invention, discovery, process, or other Intellectual Property Rights; (iii) cooperating in the preparation, filing, prosecution, maintenance, and enforcement of any patent and patent application with respect to any invention, discovery, process, or other Intellectual Property Rights; and (iv) performing all acts and signing, executing, acknowledging, and delivering any and all documents required for effecting the obligations and purposes of this Agreement. It is understood and agreed that such invention assignment agreement need not reference or be specific to this Agreement.

10.2 Ownership of Data. All Data arising from the Parties’ activities under this Agreement, including from the Licensor Clinical Trial Activities, shall be owned by Novartis.

10.3 Patent Prosecution and Maintenance.

(a) Licensed Patents.

(i) As between the Parties, Novartis shall have the first right, but not the obligation, to Prosecute and Maintain, including related strategies, all Licensed Patents throughout the world, and Novartis shall be solely responsible for all costs and expenses incurred in connection with such Prosecution and Maintenance.

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(ii) Novartis shall reasonably advise Licensor of the filing information of such Licensed Patents so that Licensor may download prosecution correspondence from the relevant patent office. In addition, Novartis shall promptly provide Licensor with drafts of all proposed material filings and correspondence to any patent authorities with respect to such Licensed Patents for Licensor’s review and comment prior to the submission of such proposed filings and correspondence. Novartis shall confer with Licensor and take into consideration Licensor’s comments prior to submitting such filings and correspondence; provided that Licensor provides such comments within [***] of receiving the draft filings and correspondence from Novartis. If Licensor does not provide comments within such period of time, then Licensor shall be deemed to have no comment to such proposed filings or correspondence. Subject to Licensor’s right to continue Prosecution and Maintenance of any such Licensed Patents pursuant to Section 10.3(a)(iii) (Licensed Patents) below, in case of a disagreement between the Parties with respect to the Prosecution and Maintenance of such Licensed Patents, the final decision shall be made by Novartis.

(iii) Novartis shall notify Licensor of any decision to cease Prosecution and Maintenance of any Licensed Patent in any country. Novartis shall provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action in order to avoid loss of rights, in connection with such Licensed Patent. In such event, Licensor may, at its discretion and expense, continue Prosecution and Maintenance of such Patent Rights in such country; provided that the Licensor shall consider in good faith any reasonable comments of Novartis with respect to double patenting (including “obviousness type” double patenting) or other concerns that could reasonably adversely impact the Licensed Patents.

(b) Foreground Patents. As between the Parties, Novartis shall have the sole right, but not the obligation, to Prosecute and Maintain, including all related strategies, all Foreground Patents, and Novartis shall be solely responsible for all costs and expenses incurred in connection with such Prosecution and Maintenance.

(c) Cooperation. Each Party shall provide the other Party, at the other Party’s request and expense, all reasonable assistance and cooperation in the Prosecution and Maintenance efforts under this Section 10.3 (Patent Prosecution and Maintenance), including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

10.4 Patent Enforcement.

(a) Notification. If either Party becomes aware of any infringement, misappropriation, administrative proceeding, or other violation anywhere in the world by a Third Party of any of the Licensed Patents or Foreground Patents, including any “paragraph IV certification” for a 21 U.S.C. § 355(b)(2) New Drug Application (NDA) or 21 U.S.C. § 355(j)(2) Abbreviated New Drug Application (ANDA) or notification pursuant to 42 U.S.C. § 262(k) for a Section 351(k) Biosimilar Application in the United States, or similar provisions in other jurisdictions, or of any request for declaratory judgment, opposition, nullity action, interference, inter partes reexamination, inter partes review, post-grant review, derivation proceeding, or similar action alleging the invalidity, unenforceability, or non-infringement of any of such

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Licensed Patents or Foreground Patents (collectively, a “Product Infringement”), such Party shall [***] notify the other Party in writing to that effect.

(b) Enforcement Rights.

(i) Licensed Patents.

(A) For any Product Infringement of a Licensed Patent, as between the Parties, Novartis shall have the first right, but not the obligation, to bring and control any legal action or proceeding against any Person engaged in such Product Infringement, at its own cost and expense as it reasonably determines appropriate and determine all litigation strategy and actions, including (1) naming Licensor as a party in suit where necessary, (2) deciding what Licensed Patents will be enforced or defended in such a legal action or proceeding and how such enforcement or defenses shall be pursued, and (3) settling any such action or proceeding under terms that may include the right to authorize the Third Party infringer to be non-exclusively licensed under any Licensed Patents or to agree not to further enforce the Licensed Patents against the Third Party infringer on behalf of both Novartis and Licensor. Licensor shall provide to Novartis reasonable assistance in any action or proceeding brought under this Section 10.4(b) (Enforcement Rights), at Novartis’ request and expense.

(B) In the event that Novartis does not exercise such right within [***] after receiving notice of the applicable Product Infringement on or prior to [***] before the time limit, if any, set forth under Applicable Laws for the filing of such actions, whichever comes first, Licensor shall have the right to bring and control any such action at its own expense and by counsel of its choice; provided that if Novartis notifies Licensor in writing (1) during such [***] period that it is electing in good faith not to institute any proceeding against such Product Infringement for strategic reasons, or (2) prior to [***] before such time limit for the filing of any such action that Novartis intends to file such action before the time limit, then Novartis shall be obligated to file such action before such time limit, and, in each case ((1) or (2)), Licensor will not have the right to bring and control such action.

(ii) Foreground Patents. For any Product Infringement of a Foreground Patent, as between the Parties, Novartis will have the sole right, but not the obligation, to bring and control any legal action in connection with any such infringement, misappropriation, or other violation at its expense, including settling such action, as it reasonably determines appropriate. For clarity, nothing in this Agreement shall affect or restrict Novartis’ Control over such Patent Rights.

(c) Expenses and Recoveries. The enforcing Party bringing an action under Section 10.4(b) (Enforcement Rights) with respect to Licensed Patents or Foreground Patents shall be solely responsible for any expenses incurred by such Party as a result of such action. Any recovery of monetary damages in connection with such action shall be allocated as follows: first, to the reimbursement of any Out-of-Pocket Costs incurred by the Party bringing such action; second, to the reimbursement of any Out-of-Pocket Costs incurred by the other Party in such action; and third, any remaining amounts shall be: (i) in the event that Novartis brought such action, retained by Novartis (provided that such remainder shall be subject to royalty payments to Licensor as if such remainder constituted Net Sales under this Agreement to the extent that the Product

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Infringement resulted in lost sales of Licensed Products); and (ii) in the event that Licensor brought such action, divided equally between the Parties.

10.5 Third Party Infringement Claims. Each Party will [***] notify the other Party if a Third Party brings any Claim alleging patent infringement by Novartis or Licensor or any of their respective Affiliates or sublicensees with respect to the Development, Manufacture or Commercialization of any Licensed Product (any such action, an “Infringement Claim”) in the Territory. As between the parties, Novartis will have the sole right, but not the obligation, to control the defense and response to any such Infringement Claim in the Territory, at Novartis’ sole cost and expense. Upon Novartis’ request, and at Novartis’ cost, Licensor will reasonably cooperate with Novartis in the reasonable defense of such Infringement Claim. Novartis will have the right to settle such Infringement Claim on terms deemed reasonably appropriate by Novartis; provided that such settlement shall not incur liability of Licensor or otherwise adversely affect rights of Licensor, without Licensor’s prior written consent.

10.6 Patent Term Extension and Supplementary Protection Certification. Novartis shall have the sole right, but not the obligation, to seek patent term extensions, patent term restorations, and supplemental protection certificates or the like (collectively, “Extensions”) that are now or become available under Applicable Laws, including 35 U.S.C. § 156 and applicable foreign counterparts, in any country in the Territory in relation to the Licensed Patents and Foreground Patents. If Novartis decides to seek any Extension for any Licensed Patent or Foreground Patent, Licensor shall cooperate with Novartis in obtaining such Extension with respect to such Licensed Patent or Foreground Patent in any country or region where applicable. Licensor shall provide all reasonable assistance requested by Novartis, including permitting Novartis to proceed with applications for such any Extensions in the name of Licensor, if deemed appropriate by Novartis, and executing documents and providing any relevant information to Novartis. Novartis shall, in its sole discretion, determine which, if any, Licensed Patents and Foreground Patents for which it will file applications for Extensions. If Novartis decides not to seek any Extension with respect to the Licensed Patents or Foreground Patents in any country or region where applicable, nothing in this Agreement is intended to, or shall be deemed to, give Licensor authorization to apply for any Extensions without the express written permission of Novartis or the marketing applicant or marketing authorization holder of the applicable Licensed Product. In particular, nothing in this Agreement creates an agency relationship between Licensor and the marketing applicant or marketing authorization holder of a Licensed Product for the purposes of filing for a patent term extension under 35 U.S.C. § 156.

10.7 Patent Listings. As between the Parties, Novartis shall have the sole right to make all filings with Regulatory Authorities in the Territory with respect to Licensed Patents and Foreground Patents with respect to a Licensed Product, including as required or allowed: (a) in the United States, in the FDA’s Orange Book; (b) in the EU, under the national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 or other international equivalents; and (c) pursuant to any corresponding patent listing provisions in other jurisdictions, and including all jurisdictions with respect to any other patent listing provisions that are now available or become available in the future. Licensor shall provide Novartis any information necessary or reasonably useful to enable Novartis to make such filings with Regulatory Authorities and cooperate with Novartis’ reasonable requests in connection therewith, including executing any documents and meeting any submission deadlines to the extent required or permitted by Applicable Laws.

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10.8 Unitary Patent System. Novartis shall be solely responsible for all strategies for the Licensed Patents and Foreground Patents with respect to the EU Unitary Patent System, including the filing or withdrawal of any action to opt-in or opt-out from the EU Unitary Patent System for any Licensed Patent or Foreground Patent, and the validation of any Licensed Patent or Foreground Patent as a unitary patent or a European patent. Licensor shall provide Novartis at Novartis’ request and expense, all reasonable assistance and cooperation in the filing, withdrawal and validation efforts under this Section 10.8 (Unitary Patent System).

10.9 Patents Licensed from Third Parties. Each Party’s rights under Section 10.3 (Patent Prosecution and Maintenance), Section 10.4 (Patent Enforcement), Section 10.7 (Patent Listings), and Section 10.8 (Unitary Patent System) with respect to any Licensed Patent that is licensed by Licensor from a Third Party pursuant to an Upstream License shall be subject to the rights retained by such Third Party pursuant to the applicable Upstream License.

10.10 Patent Challenge. If Novartis, or any of its Affiliates or Sublicensees, reasonably intends to commence (or reasonably intends to knowingly assist a Third Party to commence) any interference, derivation, post-grant review, inter partes review, declaratory judgment or opposition proceeding with respect to the scope, validity, or enforceability of any Licensed Patents in the Territory in any court, tribunal, arbitration proceeding, or other proceeding (a “Potential Patent Challenge”), then Novartis will provide Licensor with written notice of such intent and the Parties shall discuss in good faith for a period of no less than [***] prior to Novartis or any of its Affiliates or Sublicensees commencing such Potential Patent Challenge.

Article 11
CONFIDENTIALITY; PUBLICATION

11.1 Product Information. Licensor recognizes that by reason of, inter alia, Novartis’ status as an exclusive licensee pursuant to the grants under Section 2.1(a) (License Grant), Novartis has an interest in Licensor’s maintaining the confidentiality of certain information of Licensor. Accordingly, during the Term, Licensor shall, and shall cause its Affiliates and its and their respective officers, directors, employees, and agents to, keep confidential, and not publish, disclose, or use for any purpose (other than to fulfil Licensor’s obligations, or exercise Licensor’s rights (including all rights retained by Licensor) hereunder), any Licensed Know-How specifically related to any Licensed Compound or Licensed Product (“Product Information”) that is not in the public domain through no fault of Licensor, except to the extent (a) such disclosure or use is expressly permitted under Section 11.4 (Authorized Disclosures), or (b) such disclosure or use is otherwise expressly permitted by the terms of this Agreement. In the event this Agreement is terminated in its entirety or with respect to the Terminated Region, this Section 11.1 (Product Information) shall have no continuing force or effect with respect to the use or disclosure of such Product Information solely in the Terminated Region. Without limiting the foregoing, Novartis shall have the right to use and disclose the Product Information in accordance with this Agreement, including the licenses granted by Licensor to Novartis pursuant to Section 2.1 (License Grant to Novartis).

11.2 Duty of Confidence. Subject to the other provisions of this ARTICLE 11 (Confidentiality; Publication):

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(a) during the Term and for [***] thereafter, all Confidential Information of a Party or any of its Affiliates (the “Disclosing Party”) shall be maintained in confidence and otherwise safeguarded by the other Party and its Affiliates (the “Receiving Party”), in the same manner and with the same protections as the Receiving Party maintains its own confidential information, but in no event with less than a reasonable standard of care;

(b) the Receiving Party may only use Confidential Information of the Disclosing Party for the purposes of performing its obligations or exercising its rights under this Agreement; and

(c) the Receiving Party may only disclose Confidential Information of the Disclosing Party to: (i) its Affiliates, licensees and sublicensees; and (ii) employees, agents, contractors, consultants and advisers of the Receiving Party and its Affiliates and sublicensees, in each case ((i) and (ii)), to the extent reasonably necessary for the purposes of performing its obligations or exercising its rights under this Agreement; provided that (A) such Persons are bound by legally enforceable obligations to maintain the confidentiality and limit the use of the Confidential Information in a manner consistent with the confidentiality and non-use provisions of this Agreement; and (B) the actions and inactions of any such Person shall, with respect to such Confidential Information, be deemed to be the actions and inactions of such Receiving Party for all purposes of this Agreement.

11.3 Exceptions. The following information shall not be Confidential Information of a Disclosing Party and, accordingly, the foregoing obligations shall not apply to the extent that the Receiving Party can demonstrate that such information:

(a) is known by the Receiving Party at the time of its receipt without an obligation of confidentiality, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s business records;

(b) is in the public domain before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party;

(c) is subsequently disclosed to the Receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the Disclosing Party; or

(d) is discovered or developed by the Receiving Party independently and without use of or reference to any Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party. Notwithstanding anything to the contrary in this Agreement, Novartis, as the Receiving Party, may use any learning, skills, ideas, concepts, techniques, information and other

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Know-How retained in intangible form in the unaided memory of Novartis’ (or its Affiliate’s) directors, employees, contractors, advisors, Sublicensees, subcontractors, and agents and other Representatives of Novartis (or its Affiliates) who had access to Licensor’s Confidential Information for any purpose.

11.4 Authorized Disclosures. Notwithstanding the obligations set forth in Section 11.2 (Duty of Confidence) and Section 11.7 (Publicity), the Receiving Party may disclose the Disclosing Party’s Confidential Information (including this Agreement and the terms herein) to the extent:

(a) such disclosure is reasonably necessary: (i) to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to such Party; provided that, in each such case (A), such recipients are bound by confidentiality and non-use obligations that are substantially similar to those contained in this Agreement and (B) the term of confidentiality for such recipients may be shorter than the period set forth in this Agreement as long as it is no less than [***];

(b) such disclosure is to a Governmental Authority and necessary or desirable (i) to obtain or maintain INDs or Regulatory Approvals for any Licensed Product within the Territory, (ii) in order to respond to inquiries, requests or investigations by such Governmental Authority relating to Licensed Products or this Agreement, or (iii) in connection with the filing, prosecution and maintenance of Patent Rights as permitted by this Agreement;

(c) such disclosure is required by Applicable Laws or judicial or administrative process; provided that (i) except for disclosures governed by the last two (2) sentences of Section 11.5 (SEC Filings and Other Disclosures), in such event such Party shall [***] inform the other Party of such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations, (ii) Confidential Information that is disclosed pursuant to Section 11.4(b) (Authorized Disclosures) or this Section 11.4(c) (Authorized Disclosures) shall remain otherwise subject to the confidentiality and non-use provisions of this ARTICLE 11 (Confidentiality; Publication) (provided that such disclosure is not a public disclosure), and (iii) the Party disclosing Confidential Information shall cooperate with and reasonably assist the other Party (at the other Party’s cost) if the other Party seeks a protective order or other remedy in respect of any such disclosure and furnish only that portion of the Confidential Information which, in the opinion of Party’s legal counsel, is responsive to such requirement or request;

(d) such disclosure is (i) with respect to any pharmacovigilance information relating to Licensed Products and (ii) to Regulatory Authorities, Clinical Trial investigators, ethical committees, internal review boards and any other Third Parties that need to know such information as determined by such Party’s risk management and Adverse Event reporting requirements; provided that such disclosure is made in compliance with all Applicable Laws;

(e) such disclosure is necessary in order to enforce its rights under the Agreement;

(f) where Novartis is the Receiving Party, such disclosure is necessary or appropriate in connection with exercise of the licenses and other rights granted to Novartis

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hereunder (including the licenses granted by Licensor to Novartis pursuant to Section 2.1 (License Grant to Novartis)); or

(g) such disclosure is necessary for Licensor to comply with its obligations under any Upstream Licenses.

11.5 SEC Filings and Other Disclosures. Subject to the terms of this Section 11.5 (SEC Filings and Other Disclosures), either Party may disclose the terms of this Agreement and make any other public written disclosure regarding the existence of, or performance under, this Agreement, to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with: (a) Applicable Laws, including the rules and regulations promulgated by the United States Securities and Exchange Commission; or (b) any equivalent Governmental Authority, securities exchange or securities regulator in any country in the Territory. Prior to disclosing this Agreement or any of the terms hereof pursuant to this Section 11.5 (SEC Filings and Other Disclosures), the Parties shall consult with one another with respect to the timing, form, and content of such disclosure. If so requested by the other Party, the Party subject to such obligation shall use commercially reasonable efforts to obtain an order protecting to the maximum extent possible the confidentiality of such provisions of this Agreement as reasonably requested by the other Party. If the Parties are unable to agree on the form or content of any required disclosure, such disclosure shall be limited to the minimum required as reasonably determined by the disclosing Party in consultation with its legal counsel. Without limiting the foregoing, Licensor shall provide Novartis with each proposed filing by Licensor with the United States Securities and Exchange Commission or any equivalent Governmental Authority, securities exchange or securities regulator in any country in the Territory which describes the terms of this Agreement (including any filings of this Agreement) a reasonable amount of time prior to submission of such filing, and shall reasonably consider in good-faith any and all of Novartis’ comments relating to such filing, including the provisions of this Agreement for which confidential treatment should be sought. Notwithstanding anything to the contrary set forth in this Section 11.5 (SEC Filings and Other Disclosures), neither Party may disclose the financial terms of this Agreement, including the cost and profit-sharing terms set forth herein, pursuant to this Section 11.5 (SEC Filings and Other Disclosures).

11.6 Publications.

(a) General. Except as otherwise provided in this Section 11.6 (Publications), neither Party may publish peer reviewed manuscripts or make other forms of public disclosure such as abstracts and presentations with respect to the activities hereunder or the transactions contemplated hereby (collectively, “Publications”), in each case, relating to a Licensed Compound or Licensed Product or any component thereof without the prior written consent of the other Party.

(b) Publications by Licensor. Subject to Section 11.4 (Authorized Disclosures), Section 11.5 (SEC Filings and Other Disclosures), and this Section 11.6(b) (Publications by Licensor), Licensor may make Publications relating to Licensed Compound or Licensed Products solely in connection with the Licensor Clinical Trial upon the prior written consent of Novartis. Subject to Section 6.3 (Clinical Trial Disclosures), if Licensor wishes to make any such Publication, Licensor shall provide Novartis the opportunity to review and comment on

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any proposed Publication at least [***] prior to its intended submission for publication. Licensor shall consider in good faith any comments thereto provided by Novartis within [***] following its receipt of the proposed Publication and shall comply with Novartis’ requests received within such [***] period to remove any and all of Novartis’ Confidential Information from the proposed Publication. In addition, Licensor shall delay the proposed Publication’s submission for a period up to [***] (as requested by Novartis) in the event that Novartis reasonably requests such a delay, including for the purpose of preparing and filing a patent application. Licensor shall provide Novartis a copy of the Publication manuscript at the time of the submission. Licensor shall acknowledge the contributions of Novartis and its employees in all Publications as scientifically appropriate.

(c) Publications by Novartis. Subject to Section 11.4 (Authorized Disclosures) and Section 11.5 (SEC Filings and Other Disclosures) Novartis or any of its Affiliates shall have the right to (i) make Publications or other public announcements as it deems appropriate in connection with the Development, Manufacture, Commercialization or other Exploitation of Licensed Compounds or Licensed Products under this Agreement and (ii) publish or have published information about Clinical Trials related to the Licensed Compounds or Licensed Products, including the results of such Clinical Trials, in each case, without first obtaining the prior written consent of Licensor; provided that if such proposed Publication or disclosure contains information specifically related to the Licensor Platform Technology, then Novartis shall provide Licensor the opportunity to review and comment on any proposed Publication at least [***] prior to its intended submission for publication. Novartis shall comply with Licensor’s requests received within [***] following Licensor’s receipt of the proposed Publication to remove any and all of Licensor’s Confidential Information not specifically related to a Licensed Compound or Licensed Product from the proposed Publication. Novartis shall acknowledge the contributions of Licensor and its employees in all Publications as scientifically appropriate and to the extent required by Applicable Laws.

11.7 Publicity.

(a) Press Releases or Other Public Statements. Except as permitted by Section 11.6 (Publications), each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the existence of this Agreement, the terms hereof or any information relating to this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the previous sentence: (i) Licensor may, following the Execution Date, issue a press release in the form set forth in Exhibit 11.7(a) (Form Of Press Release), and (ii) Novartis (either by itself or via one of its Affiliates) may issue press releases and other public statements as it deems appropriate in connection with the Development, Commercialization and other Exploitation of Licensed Products under this Agreement. Either Party may issue additional press releases or public statements without the consent of the other Party where such press release or public statement only discloses the same information that has previously been the subject of a press release or public statement that has been consented to by the other Party; provided that such Party shall notify the other Party of its intention to issue such press release or public statement (and provide the content of such press release or public statement) prior to the issue of such press release or public statement.

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(b) Use of Names and Trademarks. Subject to Section 11.5 (SEC Filings and Other Disclosures), neither Party shall use the name, symbol, trademark, trade name or logo of the other Party or any of its Affiliates in any press release, publication or other form of public disclosure without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), except for those disclosures for which consent has already been obtained. Notwithstanding the foregoing, Novartis shall be entitled to use the name of Licensor to the extent necessary or reasonably useful (i) in connection with the Development, Manufacture, Commercialization or other Exploitation of Licensed Compounds or Licensed Products, including in connection with sublicensing and subcontracting transactions, or (ii) on its website or in collateral materials, slide decks, corporate overviews and other similar documents or other materials, in each case, as reasonably necessary to accurately describe the Parties’ arrangement hereunder.

Article 12
TERM AND TERMINATION

12.1 Term. Subject to ARTICLE 15 (Antitrust Matters), the term of this Agreement shall commence upon the Effective Date and continue in full force and effect, on a Licensed Product-by-Licensed Product and country-by-country basis, (a) in the Profit-Sharing Territory until the end of the Profit-Sharing Term, and (b) in the Royalty Territory until the expiration of the Royalty Term for such Licensed Product in such country, unless earlier terminated as permitted by this Agreement (the “Term”).

12.2 Termination.

(a) Termination by Novartis for Convenience. Novartis may terminate this Agreement for any reason or no reason at any time, in its entirety or on a Licensed Product-by-Licensed Product basis or, to the extent within the Territory, country-by-country basis, upon (i) [***] prior written notice to Licensor if such notice is delivered prior to First Commercial Sale of the applicable Licensed Product in the Territory (or, if applicable, in the country therein), or (ii) [***] prior written notice to Licensor if the such notice is delivered after First Commercial Sale of the applicable Licensed Product in the Territory (or, if applicable, in the country therein).

(b) Termination by Novartis for Safety or Regulatory Issue. Novartis may terminate this Agreement, in its entirety or on a Licensed Product-by-Licensed Product basis, upon [***] prior written notice to Licensor where a Regulatory Authority, an Institutional Review Board for a Clinical Trial or Novartis’ internal regulatory decision makers acting in accordance with Novartis’ standard internal policies, determines that a safety or regulatory issue exists that would be reasonably expected to adversely affect the Development, Manufacture, or Commercialization of any Licensed Product; provided that Novartis shall, prior to terminating the Agreement pursuant to this Section 12.2(b) (Termination by Novartis for Safety or Regulatory Issue), discuss its concerns with Licensor for a period of no fewer than [***].

(c) Termination for Material Breach. If either Novartis or Licensor is in material breach of this Agreement, the non-breaching Party may give written notice to the breaching Party specifying the claimed particulars of such breach, and, in the event such material breach is not cured within [***] after the breaching Party’s receipt of such notice, the

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non-breaching Party shall have the right thereafter to terminate this Agreement immediately by giving written notice to the breaching Party to such effect; provided that, if such breach is capable of being cured but cannot be cured within such [***], as applicable, and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have such additional period as is reasonable in the circumstances to cure such breach. Notwithstanding the foregoing, in the event that arbitration is commenced in accordance with Section 16.7 (Dispute Resolution) with respect to any alleged breach hereunder, no purported termination of this Agreement pursuant to this Section 12.2(c) (Termination for Material Breach) shall take effect until the resolution of such arbitration, and the cure period for such breach shall be tolled until the resolution of such arbitration. Any termination by a Party under this Section 12.2(c) (Termination for Material Breach) and the effects of termination provided herein shall be without prejudice to any other rights or remedies of such Party, including the right to recover Losses or other legal or equitable remedies to which it may be entitled.

(d) Termination for Insolvency. To the extent permitted by Applicable Laws, either Party may terminate this Agreement in its entirety, immediately by giving written notice to the other Party to such effect upon: (i) the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, including such proceedings commenced by the other Party seeking to have an order for relief entered with respect to such Party, seeking to adjudicate such Party as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to such Party or its debts; (ii) the appointment of a receiver, trustee, custodian, conservator or other similar official over all or substantially all property of the other Party; (iii) an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; or (iv) the other Party taking any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the matters set forth in sub-clauses (i), (ii), or (iii) (each of the events or occurrences described in sub-clauses (i) through (iv), an “Insolvency Event”); provided that, in the case of any involuntary bankruptcy proceeding, such right to terminate will only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [***] after the filing thereof.

(e) Termination by Licensor for Cessation of Development or Commercialization. If Novartis ceases to conduct all material Development, Manufacturing and Commercialization activities with respect to all Licensed Products for a continuous period of [***] and, such suspension of activity is not (a) contemplated by written agreement of the Parties, (b) a result of Novartis’ reasonable response to written guidance from or action by a Regulatory Authority in the Territory (such as a clinical hold, or a recall or withdrawal), (c) due to events beyond the reasonable control of Novartis, or (d) due to Licensor’s breach of this Agreement, then within [***] of becoming aware of Novartis’ cessation for at least [***], Licensor may, at its election, terminate this Agreement in its entirety upon [***] prior written notice to Novartis; [***].

12.3 Effects of Termination.

(a) Termination for Any Reason. Upon termination of this Agreement for any reason in accordance with Section 12.2 (Termination), except as otherwise set forth below:

(i) Terminated Products and Regions. All Licensed Products with respect to which this Agreement is terminated shall become “Terminated Products” and any

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country with respect to which this Agreement is terminated shall be referred to herein as a “Terminated Region.”

(ii) Licenses. All licenses and other rights granted by Licensor to Novartis or its Affiliates under this Agreement (other than any license(s) that have become non-exclusive, fully paid-up, royalty-free, transferable, perpetual and irrevocable pursuant to Section 2.1 (License Grant to Novartis)) shall terminate.

(iii) Sublicenses. At the written request of any Sublicensee who is not then in breach of the applicable sublicense agreement, which request is made within [***] following the effective date of termination, Licensor shall enter into a direct license with the Sublicensee on substantially the same terms as the sublicense agreement with respect to the Licensed Technology (provided that Licensor shall not be required to undertake obligations in addition to those required by this Agreement and Licensor’s rights under such direct license shall be consistent with its rights under this Agreement). For clarity, such sublicense agreement shall continue post-termination until such direct license is effective or until the expiration of the [***] period, whichever is later.

(iv) Licensor Clinical Trial Data. All Data arising from the Licensor Clinical Trial Activities, and all Data arising from preclinical and clinical Development activities related to the Lead Compound, shall be owned by Licensor, shall cease being the Confidential Information of Novartis, and shall constitute the Confidential Information of Licensor.

(v) Return of Confidential Information. Each Party and its Affiliates shall immediately, at the Receiving Party’s discretion: (a) return to the other Party; or (b) destroy and provide proof of destruction, all tangible items bearing or containing any Confidential Information disclosed by the other Party or any of its Affiliates, except for one (1) copy which may be retained in its confidential files for archive or compliance purposes. Each Party and its Affiliates shall also be permitted to retain such additional copies of or any computer records or files containing the other Party’s or any of its Affiliates’ Confidential Information that have been created solely by automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with the retaining Party’s standard archiving and back-up procedures, but not for any other use or purpose. All Confidential Information shall continue to be subject to the terms of this Agreement.

(vi) Invention Assignment. Novartis will, and hereby does assign to Licensor (A) Novartis’ rights, title, and interests in and to all Inventions solely invented by or on behalf of Licensor under this Agreement and (B) a joint interest in all rights, title, and interests in and to all Inventions jointly invented by or on behalf of Licensor, on the one hand, and Novartis, on the other hand, under this Agreement, and, in each case ((A) and (B)), all intellectual property rights (including Foreground Patents that Cover such Inventions) therein; provided that, if such assignment is prohibited by Applicable Law or otherwise delayed, then pending the completion of such assignment Novartis will grant, and hereby does grant, to Licensor, a perpetual, irrevocable, exclusive (even as to Novartis), worldwide, royalty-free, fully paid-up license, with the right to grant sublicenses through multiple tiers, under such Inventions.

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(vii) Patent Prosecution. Licensor shall, at its expense, have the right to assume all prosecution, maintenance and enforcement activities with respect to the Foreground Patents and to the Licensed Patents, and Novartis shall cooperate and provide reasonable assistance to Licensor in connection with the transfer of such prosecution, maintenance and enforcement activities to Licensor.

(viii) Inventory. Novartis will have the right for a period of [***] following the effective date of termination to sell or otherwise dispose of any inventory of any Terminated Product on hand at the time of such termination or in the process of Manufacturing at the time of such termination, subject to the payments applicable to such Terminated Product (as if such Terminated Product remained a Licensed Product) under ARTICLE 9 (Financial Provisions).

(ix) Deferred Costs. If Novartis terminates this Agreement in accordance with Section 12.2(c) (Termination for Material Breach), then Licensor shall pay, within [***] of the effective date of termination, [***]. If Novartis terminates this Agreement in accordance with Section 12.2(a) (Termination by Novartis for Convenience), then Licensor’s payment (including the timing of such repayment) of [***] shall be included a reversion agreement entered into between the Parties in accordance with Section 12.3(b)(i) (Reversion License Agreement), and Licensor shall not be required to pay such amounts to Novartis if no such reversion agreement is entered into by the Parties.

(b) Termination for Any Reason Other than Licensor’s Material Breach and [***] upon termination of this Agreement with respect to a Terminated Product for any reason except by Novartis pursuant to Section 12.2(c) (Termination for Material Breach):

(i) Reversion License Agreement. Novartis will negotiate in good faith with Licensor, for a period of up to [***] following the effective date of termination, a license agreement pursuant to which:

(A) Novartis would grant Licensor a [***], under the Novartis Reversion Technology Controlled by Novartis as of the effective date of such termination, to Develop, Manufacture, Commercialize and otherwise Exploit any Reversion Product, which agreement would include reasonable financial compensation payable by Licensor to Novartis for any license agreed to be granted to Licensor pursuant to this Section 12.3(b)(i) (Reversion License Agreement), such compensation to reflect fair market value of such license, determined in accordance with customary industry practice, and to take into account the reason for such termination;

(B) if the effective date of termination occurs when the Reversion Product is in clinical Development, Novartis would transfer to Licensor all quantities of the Reversion Product that has been Manufactured or is in the process of being Manufactured, [***];

(C) [***];

(D) in the event that Novartis terminates this Agreement in accordance with Section 12.2(a) (Termination by Novartis for Convenience), include the terms and timing for Licensor to repay [***]. If the Parties cannot agree on such financial terms, but have

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agreed on the other terms of the license, within such [***], then such dispute shall be referred to the Executive Officers of the Parties for resolution. If the Executive Officers do not fully resolve such dispute within [***] (or a later date agreed to by each of the Parties) of the dispute being referred to them then such financial compensation shall be decided by Baseball Arbitration; and

(E) for the purpose of this Section 12.3(b)(i) (Reversion License Agreement), Novartis Reversion Technology shall not include any Patent Rights or Know-How which were acquired or licensed by Novartis or its Affiliates from a Third Party unless (1) Licensor agrees in writing to make all payments when due and provide all reports and other information required under the applicable agreement, in each case, to the extent arising out of the grant, maintenance or exercise of a license or sublicense to or by Licensor under such Know-How or Patent Rights; (2) Licensor acknowledges and agrees in writing that its license or sublicense under the applicable agreement is subject to the terms and conditions of such agreement that have been fully disclosed to Licensor under this Section 12.3(b)(i) (Reversion License Agreement); and (3) Licensor agrees to be bound by and comply with such terms and conditions to the extent applicable to it in its capacity as a licensee or sublicensee under such Know-How or Patent Rights.

(ii) Regulatory Approvals. [***]following the effective date of termination, Novartis shall, to the extent permitted by Applicable Laws, transfer and assign to Licensor all of its right, title and interest in and to all U.S. and foreign regulatory submissions and Regulatory Approvals solely related to the Reversion Product and all drug master files and drug dossiers solely related to the Reversion Product (other than those related to manufacturing facilities) and, in each case, necessary for the continued Exploitation of the Reversion Product. Without limiting the foregoing, Novartis may de-register such U.S. and foreign regulatory submissions and Regulatory Approvals solely related to the Reversion Product, and shall provide reasonable advanced written notice of any such de-registration to Licensor.

(iii) Product Trademarks. [***]following the effective date of termination, Novartis shall, at Licensor’s written request, transfer and assign to Licensor any or all of Novartis’ and its Affiliates’ rights, title, and interests in and to the Novartis Trademarks (but not any Novartis house marks) owned by Novartis and used solely in connection with the Commercialization of the Reversion Product and all goodwill associated therewith, in exchange for a payment to Novartis in an amount equal to Novartis’ cumulative incurred costs related to the development, clearance, registration, enforcement, and maintenance of the applicable trademarks throughout the Terminated Region.

(iv) Clinical Trials. If, at the time of such termination, Novartis (or its Affiliate or Sublicensee) is conducting any Clinical Trials for any Reversion Product, then, at Licensor’s election on a trial-by-trial and site-by-site basis: (i) to the extent agreed by Licensor, Novartis shall transfer the conduct of all such Clinical Trials at such sites to Licensor and, in each such case, Licensor shall assume any and all liability for such Clinical Trials at such sites after the effective date of such termination; or (ii) with respect to any Clinical Trials which are not assumed by Licensor under clause (i), Novartis (or its Affiliates or Sublicensees) shall, at their expense, continue to conduct, or wind down, such Clinical Trials, as determined by Novartis in its sole discretion.

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(c) Termination for Safety or Regulatory Issue. Upon termination of this Agreement with respect to a Terminated Product by Novartis pursuant to Section 12.2(b) (Termination by Novartis for Safety or Regulatory Issue), if [***], then the effects of termination set forth in Section 12.3(b) (Termination for Any Reason Other than Licensor’s Material Breach [***]) shall not apply to such Terminated Product; provided that, if the Parties cannot agree as to whether such safety issue exists, then the Parties will discuss such dispute in good faith for [***]. If the Parties cannot agree on such dispute in such [***], then such dispute will be resolved in accordance with Section 16.7 (Dispute Resolution).

12.4 Rights in Insolvency. The Parties agree that this Agreement constitutes an executory contract under Section 365 of the Code for the license of “intellectual property” as defined under Section 101 of the Code and constitutes a license of “intellectual property” for purposes of any similar laws in any other country in the Territory. The Parties further agree that Novartis, as licensee of such rights under this Agreement, will retain and may fully exercise all of its protections, rights and elections under the Code, including under Section 365(n) of the Code, and any similar laws in any other country in the Territory. The Parties further agree that, in the event of an Insolvency Event by or against Licensor or any of its Affiliates under the Code and any similar laws in any other country in the Territory, Novartis will be entitled to a complete duplicate of (or complete access to, as appropriate) any Intellectual Property Rights and all embodiments of such Intellectual Property Rights licensed to it under this Agreement, and the same, if not already in its possession, will be [***]delivered to it: (a) upon any such commencement of an Insolvency Event upon its written request therefor, unless Licensor elects to continue to perform all of its obligations under this Agreement; or (b) if not delivered under sub-clause (a), following the rejection of this Agreement by or on behalf of Licensor upon written request therefor by Novartis. All rights, powers and remedies of Novartis provided for in this Section 12.4 (Rights in Insolvency) shall be in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including under the Code and any similar laws in any other country in the Territory). In the event of an Insolvency Event in relation to Licensor, Novartis, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including under the Code). The Parties agree that they intend the following Novartis rights to extend to the maximum extent permitted by law, including for purposes of the Code: (i) the right of access to any Intellectual Property Rights (including all embodiments thereof) of Licensor, or any Third Party with whom Licensor contracts to perform an obligation of Licensor under this Agreement which is reasonably necessary or useful for the Exploitation of Licensed Products in the Territory; (ii) the right to contract directly with any Third Party described in sub-clause (i) to complete the contracted work; and (iii) the right to cure any breach of or default under any such agreement with a Third Party and set off the costs thereof against amounts payable to Licensor under this Agreement. The Parties stipulate and agree that the payments required to be made by Novartis to Licensor under ARTICLE 9 (Financial Provisions) constitute “royalties” for purposes of Section 365(n) of the Code.

12.5 [***].

12.6 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the following provisions shall survive the expiration or termination of this Agreement: ARTICLE

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1 (Definitions; Interpretation) (to the extent necessary to interpret other surviving sections), Section 7.2(b) (Records Retention) (until the expiration of the Records Retention Period), ARTICLE 9 (Financial Provisions) (with respect to any payment obligations accrued prior to effective date of termination or expiration or thereafter in accordance with Section 12.3 (Effects of Termination)), Section 10.1(a)(i) (Ownership), Section 10.2 (Ownership of Data) (except as otherwise set forth in Section 12.3(a)(iv) (Licensor Clinical Trial Data)), Section 12.3 (Effects of Termination), Section 12.4 (Rights in Insolvency), Section 12.6 (Survival), Section 12.7 (Termination Not Sole Remedy), Section 11.2 (Duty of Confidence) through Section 11.5 (SEC Filings and Other Disclosures) (for the period of time set forth in Section 11.2(a) (Duty of Confidence)), ARTICLE 14 (Indemnification; Liability; Insurance) [***], Section 16.1 (Limitation of Liability), Section 16.5 (Severability) through Section 16.8 (Governing Law; Waiver of Jury Trial), Section 16.10 (Export Control) through Section 16.14 (Cumulative Remedies), Section 16.16 (No Third Party Beneficiary Rights) through Section 16.19 (English Language).

12.7 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.

Article 13
REPRESENTATIONS AND WARRANTIES; COVENANTS

13.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party, as of the Execution Date, that:

(a) such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized;

(b) such Party: (i) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (ii) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c) this Agreement has been duly executed on behalf of such Party and is a legal, valid and binding obligation on such Party, enforceable against such Party in accordance with its terms;

(d) all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement, the activities and transactions contemplated by this Agreement, or the performance by such Party of its obligations under this Agreement have been obtained, except (i) in each case, to the extent required to conduct Clinical Trials or to seek or obtain Regulatory Approvals or other applicable Regulatory Materials and (ii) as set forth in ARTICLE 15 (Antitrust Matters);

(e) the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder: (i) do not conflict with or violate any requirement of Applicable Laws, regulations or orders of Governmental Authorities, (ii) do not conflict with, or constitute a

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breach or default under, any contractual obligation of such Party, and (iii) do not conflict with or result in a breach of any provision of the organizational documents of such Party; and

(f) (i) neither such Party nor, to the knowledge of Novartis and the Knowledge of Licensor, any employee, agent or subcontractor of such Party involved or to be involved in the Development of the Licensed Products has been debarred under Subsection (a) or (b) of Section 306 of the Act (each, a “Debarred Person”); and (ii) to the knowledge of Novartis and the Knowledge of Licensor, no Debarred Person on any of the FDA clinical investigator enforcement lists (including the (1) Disqualified/Totally Restricted List, (2) Restricted List and (3) Adequate Assurances List) will participate in the performance of any activities hereunder.

13.2 Additional Representations and Warranties by Licensor. Licensor represents and warrants to Novartis, (a) as of the Execution Date, except as disclosed in Exhibit 13.2 (Disclosures to Additional Representations and Warranties by Licensor), and (b) as of the Effective Date, except as disclosed in the Disclosure Letter delivered to Novartis prior to the Effective Date, that:

(a) Licensor has the full right, power and authority to grant the licenses to Novartis under the Licensed Technology, including, for clarity, the formulation of the Licensed Compound or Licensed Product as used in the Licensor Clinical Trial, as purported to be granted pursuant to this Agreement;

(b) Licensor has not granted any license or other interest to any Third Party under the Licensed Technology that is inconsistent with the licenses granted to Novartis hereunder;

(c) [***]

(d) no Third Party has any right, title or interest in or to, or any license under, any Licensed Technology that conflicts with the rights granted to Novartis hereunder;

(e) other than as set forth in the Existing Upstream Licenses, neither Licensor nor any of its Affiliates is party to any license agreement with a Third Party pursuant to which Licensor or any of its Affiliates is obligated to pay any amount to a Third Party for the practice of any Intellectual Property Rights with respect to Licensor’s or its Affiliates’ Exploitation of Licensed Compounds or Licensed Products in the Field;

(f) Licensor is the sole and exclusive owner or exclusive licensee of the Licensed Patents listed in [***];

(g) all Existing Upstream Licenses are set forth in Exhibit 1.73 (Existing Upstream Licenses);

(h) (i) the Program Agreements set forth in Exhibit 2.5(e)(i) (Program Agreements) are in full force and effect, (ii) Licensor has not received any written notice of, and to the Knowledge of Licensor there is not, any breach by any party to the Program Agreements set forth in Exhibit 2.5(e)(i) (Program Agreements) or the Other Third Party Agreements set forth in Exhibit 2.5(e)(ii) (Other Third Party Agreements); and (iii) Licensor’s performance of its obligations under this Agreement will not breach or otherwise violate any of Licensor’s or its

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Affiliates’ obligations under the Program Agreements set forth in Exhibit 2.5(e)(i) (Program Agreements) or the Other Third Party Agreements set forth in Exhibit 2.5(e)(ii) (Other Third Party Agreements);

(i) (i) [***] sets forth a true, complete and correct list of all Patents Rights Controlled by Licensor or any its Affiliates that constitute Licensed Technology; (ii) except for expired provisional patent applications and PCT patent applications that have entered the national phase, each such Patent Right is subsisting, valid, in full force and effect and enforceable; (iii) Licensor or its Affiliate, as applicable, has timely paid all filing and renewal fees due prior to the Execution Date with respect to such Patent Rights; and (iv) Licensor or its Affiliate, as applicable, has complied with the duty of candor and duty of disclosure obligations in each jurisdiction with respect to the Licensed Patents;

(j) there are no judgments, orders, decrees, or settlements against or owed by Licensor or any of its Affiliates, and there are no actual, pending, or, to the Knowledge of Licensor, alleged or threatened in writing, adverse actions, demands, arbitrations, suits, proceedings, or other claims against Licensor or any of its Affiliates, in each case, involving the Licensed Technology or the transactions contemplated by this Agreement;

(k) to the Knowledge of Licensor, there is no pending action by a Third Party that challenges the inventorship, ownership, scope, validity or enforceability, or Licensor’s or any of its Affiliates’ rights in or to, of any Licensed Patents;

(l) Licensor’s and its Affiliates’ right, title and interest to the Licensed Technology is free of any lien, security interest or other encumbrance;

(m) to the Knowledge of Licensor, the inventorship of the Licensed Patents is properly identified on each issued patent or patent application in the Licensed Patents;

(n) Licensor and its Affiliates have entered into agreements with applicable employees who will conduct activities under this Agreement which are sufficient to enable Licensor to comply with Section 10.1(b) (Personnel Obligations), such employees have assigned or will assign all inventorship rights to such Licensed Technology, and all such agreements are valid and enforceable;

(o) to the Knowledge of Licensor, Licensor and its Affiliates have made any and all payments owing by Licensor or any of its Affiliates to any inventor of any Licensed Technology owned by Licensor or such Affiliate that is required in connection with the creation or exploitation of or transfer of rights to such Licensed Technology;

(p) Licensor has not received any written notice from any Third Party asserting or alleging that the Development, Manufacture or Commercialization of the Licensed Compounds or Licensed Products infringe or misappropriate the Intellectual Property Rights of any Third Party;

(q) to the Knowledge of Licensor, no Third Party is infringing or misappropriating any Licensed Technology;

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(r) no Licensed Technology is subject to any funding agreement with or obligation to any Governmental Authority;

(s) Licensor or its Affiliates are the sole owners of all the Regulatory Materials for the Licensed Compounds and Licensed Products existing as of the Execution Date;

(t) Licensor and its Affiliates have (i) prepared, maintained and retained all Regulatory Materials for Licensed Compounds and Licensed Products existing as of the Execution Date pursuant to and in accordance with all Applicable Laws and not made any false or misleading statements regarding such Regulatory Materials; (ii) conducted, and has used reasonable efforts to cause its consultants and subcontractors to conduct, all studies, tests and pre-clinical studies of the Licensed Products conducted prior to, or being conducted on, the Execution Date in accordance with the applicable experimental protocols, procedures and controls pursuant to generally accepted, professional scientific and ethical standards and Applicable Laws; and (iii) made available to Novartis correct and complete copies or originals of all material information relating to the Development, Manufacture and Commercialization of the Licensed Products as conducted by or on behalf of Licensor to as of the Execution Date, including copies of the following (to the extent there are any): Adverse Event reports, clinical study reports and material study data and Regulatory Authority inspection reports, notices of adverse findings, warning letters and other material correspondence with Regulatory Authorities. Other than as disclosed to Novartis in the data room, there is no Adverse Event involving human subjects reported to Licensor has occurred in connection with any Development (including any study, test or pre-clinical trial or Clinical Trial) of the Licensed Products;

(u) there is no pending action or, to the Knowledge of Licensor, action threatened in writing by any relevant Governmental Authority to place a clinical hold order on, or otherwise, threaten or terminate or suspend the Licensor Clinical Trial;

(v) neither Licensor nor, to the Knowledge of Licensor, any Person acting on its behalf has: (i) made an untrue statement of a material fact or fraudulent statement to the FDA, EMA or any other Regulatory Authority or with respect to any Regulatory Materials; or (ii) failed to disclose a material fact required to be disclosed to the FDA, EMA or any other Regulatory Authority, or committed any act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA, EMA or any other Regulatory Authority to invoke its policy regarding “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy;

(w) Licensor has instituted and maintained policies and procedures reasonably designed to prevent the alteration, falsification or manipulation of data generated or used in any Clinical Trials or other studies related to the development, use, handling, safety, efficacy, reliability or manufacturing of the Licensed Compounds or Licensed Products and to encourage employees to report any compliance issues related thereto (and Licensor has made available to Novartis copies or written summaries of any such reports);

(x) Licensor has not, and to the Knowledge of Licensor, no Third Parties have, altered, falsified, or otherwise manipulated any data generated or used in any Clinical Trials or

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other studies related to the development, use, handling, safety, efficacy, reliability or manufacturing of the Licensed Compounds or Licensed Products;

(y) Licensor and its Affiliates have conducted all activities related to the Development of the Licensed Compounds and Licensed Products in compliance with Applicable Laws;

(z) Licensor or its Affiliates owns all licenses, approvals and authorizations from Governmental Authorities necessary for Licensor or its Affiliates’ activities related to the Licensed Products conducted prior to the Execution Date;

(aa) all interactions by Licensor or any of its Affiliates with hospitals, doctors, health care providers and key opinion leaders have been conducted in compliance with Applicable Laws, and the terms and conditions of any contractual or other business relationships, including the provision of compensation or other consideration, between Licensor or its Affiliates and such entities, groups and individuals are in compliance with Applicable Laws;

(bb) all biological Materials and Personal Data collected, processed or disclosed from clinical trial subjects for the Licensed Compound and Licensed Products have been and are being collected, processed or disclosed in compliance with Applicable Laws. Licensor or its Affiliates have secured all required patient consents for the collection, processing and disclosure of such biological Materials and Personal Data;

(cc) all of the interests, assets and rights of Licensor and its Affiliates related to the Licensed Compounds and Licensed Products are owned by Licensor, any of its Affiliates, or a subsidiary corporation all of the equity securities of which are owned by Licensor or any of its Affiliates;

(dd) to the Knowledge of Licensor, all information provided by Licensor during pre-contractual due diligence, including all information provided in response to due diligence requests, is complete, truthful and accurate in all material respects; and

(ee) to the Knowledge of Licensor, Licensor has not failed to disclose to Novartis any fact or circumstance known to Licensor or any of its Affiliates and relating to any of the Licensed Compounds or Licensed Products that would be reasonably material to Novartis in connection with this Agreement or the transactions contemplated herein.

13.3 Compliance Covenants. Each of Novartis and Licensor covenant to the other during the Term as follows:

(a) Compliance with Law. It will, and shall ensure that its Affiliates, comply with all Applicable Laws in connection with the performance of its and its Affiliates’ activities under this Agreement, including, to the extent applicable, GMP, GLP, GCP, GVP and other similar rules, regulations and requirements; the European Data Protection Directive 95/46/EC; the European General Data Protection Regulation (Regulation (EU) 2016/679); and any other applicable national data protection legislation.

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(b) No Inconsistent Obligations. It shall not, and shall ensure that its Affiliates shall not, take any action or enter into any agreement with any Third Party that diminishes the rights granted to the other Party under this Agreement.

(c) Foreign Corrupt Practices Act of 1977. In performing under this Agreement, it and its Affiliates agree to comply with all applicable anti-corruption laws, including the Foreign Corrupt Practices Act of 1977, as amended from time-to-time; the anti-corruption laws of the Territory; and all laws enacted to implement the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions.

(d) No Bribery. It shall not directly or indirectly offer or pay, or authorize such offer or payment of, any money, or transfer anything of value, to improperly seek to influence: (a) any elected or appointed government official (e.g., a member of a ministry of health); (b) any employee or person acting for or on behalf of a Governmental Authority; (c) any political party officer, employee, or person acting for or on behalf of a political party or candidate for public office; (d) an employee or person acting for or on behalf of a public international organization; or (e) any person otherwise categorized as a government official under local law.

(e) Export Control. Neither it nor its Affiliates shall export, transfer, or sell any Licensed Product to any country or territory except in compliance with Applicable Laws.

(f) Debarment. It shall not engage, in any capacity in connection with this Agreement any Debarred Person to perform any of such Party’s obligations under this Agreement. Each Party shall inform the other Party in writing promptly if it or any person engaged by it or any of its Affiliates who is performing any obligations under this Agreement is a Debarred Person, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to each Party’s knowledge, is threatened, pursuant to which a Party, any of its Affiliates or any such person performing obligations hereunder or thereunder may become a Debarred Person.

13.4 Additional Covenants of Licensor. During the Term:

(a) Licensor shall not, and shall cause its Affiliates not to: (i) grant any license or other interest to any Third Party under the Licensed Technology that is inconsistent with the licenses granted to Novartis hereunder; (ii) sell, assign, convey, or otherwise transfer any of its right, title or interest in or to any Licensed Technology to any Third Party (other than in connection with a Change of Control or to a permitted assignee of this Agreement); (iii) grant to any Third Party any rights under the Licensed Technology with respect to any Licensed Products other than in accordance with this Agreement (including Section 2.1(d) (Retained Rights)); or (iv) enter into any agreement that would impose additional obligations or liabilities on Novartis without Novartis’ prior written consent; or (v) incur or permit to incur any lien, security interest or other encumbrance, other than licenses entered into in the ordinary course of business, on the Licensed Technology that would materially adversely affect Novartis’ rights under this Agreement (for clarity, a security interest in the Licensed Technology that is expressly subordinate to this Agreement would not materially adversely affect Novartis’ rights under this Agreement);

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(b) Licensor will promptly notify Novartis in the event that it or any of its Affiliates becomes aware of:

(i) any prior art or other facts that Licensor believes would result in the invalidity or unenforceability of any of the claims included in any of the Licensed Patents;

(ii) any inequitable conduct or fraud on the patent office with respect to any of the Licensed Patents; or

(iii) any Person (other than Persons identified as inventors of inventions claimed in the Licensed Patents) who claims to be an inventor of an invention claimed in Licensed Patents;

(c) prior to the Manufacturing Transition Date, Licensor shall not amend the terms of its then-existing agreements with CMOs (including the related Quality Agreement(s)) with respect to the Licensed Compounds and Licensed Products unless such amendment is approved by Novartis in writing; and

(d) Licensor shall (i) cause Monte Rosa Therapeutics, Inc. to promptly assign all of its right, title and interest in and to the Licensed Patents to Licensor with such assignment effective as of the Execution Date, (ii) promptly record such assignment with the relevant patent offices, and (iii) ensure that, for the duration of the Term, all Licensed Technology shall be owned by, assigned to, and registered with the applicable patent office in the name of, Licensor.

13.5 Novartis Standards and Policies. From the Effective Date [***], Licensor will use Commercially Reasonable Efforts to comply with certain Novartis standards and policies as follows:

(a) Novartis has put in place a Third Party risk management framework that is aimed at promoting the societal and environmental values of the United Nations Global Compact with specific Third Parties that Novartis deals with (the “Third Party Code”). Licensor shall use Commercially Reasonable Efforts, and shall use Commercially Reasonable Efforts to cause its Affiliates, employees, directors, officers, agents, sublicensees and subcontractors (collectively, the “Licensor Parties”) to: (i) comply with the Third Party Code (and any published updates thereto) that can be viewed and downloaded from https://www.novartis.com/esg/reporting/codes-policies- and-guidelines; (ii) with respect to Section 12.6 of the Third Party Code, provide information and documentation on reasonable request to Novartis or its employees, directors, officers, Sublicensees, subcontractors and agents (collectively, “Representatives”) to allow Novartis to verify compliance with the Third Party Code in the form requested; (iii) rectify identified non-compliances with the Third Party Code (where capable of remedy) and report remediation progress to Novartis or its Representatives on request and establish a remediation plan to cover such identified non-compliances with the Third Party Code if so requested by Novartis; and (iv) where required by Novartis, fully cooperate (at its own expense) with Novartis, its Affiliates and their Representatives in completing and returning, as reasonably instructed, any Questionnaire for Third Parties (and any requested updates to the same during the Term). Licensor represents and warrants that, to the Knowledge of Licensor, the information provided in any Questionnaire for Third Parties completed by or on behalf of the Licensor Parties (whether provided before or during the

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Term, including updates to the same) is accurate and complete (and such information shall be treated as being part of this Agreement). Licensor shall inform Novartis in writing of: (A) any material change to the information provided in a Questionnaire for Third Parties; and (B) any Change of Control of a Licensor Party or a Third Party who Controls a Licensor Party, in each case, as soon as reasonably practicable after the relevant change occurs. For clarity, the obligation set out in (A) and (B) shall apply to the Licensor Parties only, and not to any subcontractor engaged by it in accordance with the terms of this Agreement;

(b) In exercising its rights and performing its obligations under this Agreement, the Licensor Parties will (and will ensure that their employees, directors, officers, subcontractors and agents will) (i) not promise, offer, pay, cause to pay, accept payment, induce payment or take any action that could reasonably be considered a bribe; (ii) comply with all Applicable Laws related to bribery and corruption (such as the U.S. Foreign Corrupt Practices Act and UK Bribery Act); (iii) adopt the principles of with The International Federation of Pharmaceutical Manufacturers & Associations (IFPMA) Code of Practice, (iv) comply with all policies and guidelines (and any updates to the same) referenced or included in this Agreement; and (v) use Commercially Reasonable Efforts to ensure they have an appropriate (with respect to its size, scope of operations and nature of business activities) and effective ethics, risk and compliance organization and systems/policies in place designed to promote ethical business practices;

(c) Subject to Novartis requesting otherwise, the Licensor Parties shall be responsible for training all of its employees, directors, officers, subcontractors and agents (including approved contractors) engaged in performing the activities set forth in this Agreement on anti-bribery (“AB Training”) at its own expense. Such training shall include at a minimum the provisions of the Applicable Laws related to bribery and corruption and shall take place prior to the performance of services for Novartis. In the case of the Licensor Parties engaging a subcontractor in accordance with the terms of this Agreement, the Licensor Parties shall remain directly responsible for ensuring compliance with the above training obligations; and

(d) The Licensor Parties shall, where requested by Novartis, for each Reporting Period, deliver (or have an authorized Affiliate acting for and on its behalf deliver) to Novartis a duly completed annual compliance confirmation in the form attached as Exhibit 13.5(d) (Annual Compliance Confirmation Form) or any materially equivalent updated form notified to Licensor Parties from time to time by Novartis (each, a “Annual Compliance Confirmation”). Novartis may, at its option, instruct its personnel to collect each Annual Compliance Confirmation on its behalf, and the Licensor Parties shall cooperate (and procure that any authorized Affiliate acting on its behalf in respect of the Annual Compliance Confirmation cooperates) with any such personnel for such purpose. Where the Licensor Parties have multiple non-expired contractual agreements with Novartis or its Affiliates which include the requirement to provide an Annual Compliance Confirmation, the Licensor Parties may provide an Annual Compliance Confirmation covering more than one existing agreement. Unless otherwise directed by Novartis, the Annual Compliance Confirmation shall be delivered within [***] of the end of the relevant Reporting Period. For the purposes of this Section 13.5 (Novartis Standards and Policies) only, reference to “Reporting Period” is a reference in each case to a [***] period, the first reporting period commencing on the date specified by Novartis in the Annual Compliance Confirmation request and each subsequent reporting period commencing on the anniversary of the first reporting period. For clarity, this Section 13.5 (Novartis Standards and Policies) applies to the Licensor Parties

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only, and not to any subcontractor engaged by it in accordance with the terms of this Agreement; provided that the Annual Compliance Confirmation of the Licensor Parties shall cover the performance of obligations of the Licensor Parties and their employees, directors, officers, subcontractors and agents.

(e) Novartis shall have the right, at reasonable times and upon reasonable prior notice, to audit Licensor’s records and facilities to confirm Licensor’s compliance with this Section 13.5 (Novartis Standards and Policies).

(f) Licensor’s failure to use Commercially Reasonable Efforts to comply with Novartis’ standard and policies set forth in this Section 13.5 (Novartis Standards and Policies) shall be deemed a material breach of this Agreement and subject to Section 12.2(c) (Termination for Material Breach).

13.6 Bring Down Limitations. The disclosures set forth in the Disclosure Letter will be limited to (a) updating Exhibit 13.2 (Disclosures to Additional Representations and Warranties by Licensor) and (b) any matter (i) existing as of the Execution Date, that, if known at the Execution Date, would have been required to be set forth or described in Exhibit 13.2 (Disclosures to Additional Representations and Warranties by Licensor) or that is otherwise necessary to correct any information in Exhibit 13.2 (Disclosures to Additional Representations and Warranties by Licensor) or any representation or warranty in Section 13.2 (Additional Representations and Warranties by Licensor) that has been rendered inaccurate by such matter or (ii) arising after the Execution Date which, if existing at the Execution Date, would have been required to be set forth or described in Exhibit 13.2 (Disclosures to Additional Representations and Warranties by Licensor) or that is otherwise to correct any information in Exhibit 13.2 (Disclosures to Additional Representations and Warranties by Licensor) or any representation or warranty in Section 13.2 (Additional Representations and Warranties by Licensor) that has been rendered inaccurate by such matter. The Parties agree that any disclosure made by Licensor in the Disclosure Letter will not be deemed to amend or supplement Exhibit 13.2 (Disclosures to Additional Representations and Warranties by Licensor) for any purpose hereunder, including for purposes of the indemnification provisions under Section 14.1 (Indemnification by Licensor). For clarity, an exception made by Licensor in the Disclosure Letter will not cure a deficiency in Exhibit 13.2 (Disclosures to Additional Representations and Warranties by Licensor) as of the Execution Date. Licensor acknowledges and agrees that any disclosure made as of the Execution Date or in the Disclosure Letter cannot cure a breach of any covenant or obligation of Licensor hereunder.

13.7 No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 13 (REPRESENTATIONS AND WARRANTIES; COVENANTS) (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF NOVARTIS OR LICENSOR; AND (B) ALL OTHER REPRESENTATIONS, CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY REPRESENTATIONS, CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. Each Party understands that the Licensed Products are the subject of ongoing research and development and that neither Party can assure the safety, effectiveness, Regulatory Approval or commercial success of any Licensed Product.

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Article 14
INDEMNIFICATION; LIABILITY; INSURANCE

14.1 Indemnification by Licensor. Licensor shall indemnify, defend and hold harmless Novartis and its Affiliates and Sublicensees, and each of their respective directors, officers, employees, consultants and agents (collectively, “Novartis Indemnitees”), from and against all Losses arising out of any Claim brought against any of them to the extent arising or resulting from:

(a) the breach of any representation, warranty, or covenant by Licensor under this Agreement;

(b) the negligence or intentional misconduct of any Licensor Indemnitees; or

(c) [***].

14.2 Indemnification by Novartis. Novartis shall indemnify, defend and hold harmless Licensor and its Affiliates, the Upstream Licensors and each of their respective directors, officers, employees, consultants and agents (collectively, “Licensor Indemnitees”), from and against all Losses arising out of any Claim brought against any of them to the extent arising or resulting from:

(a) the breach of any representation, warranty or covenant by Novartis under this Agreement;

(b) the negligence or intentional misconduct of any Novartis Indemnitees; or

(c) [***].

14.3 Indemnification Procedure.

(a) Notification. If either Party is seeking indemnification under Section 14.1 (Indemnification by Licensor) or Section 14.2 (Indemnification by Novartis) (the “Indemnified Party”), it shall [***] inform the other Party (the “Indemnifying Party”) of the claim giving rise to the obligation to indemnify pursuant to such Section 14.1 (Indemnification by Licensor) or Section 14.2 (Indemnification by Novartis), as applicable (“Indemnification Claim Notice”) [***] after receiving notice of the Claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder, except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby. The Indemnification Claim Notice shall contain a description of the Claim and the nature and amount of the Claim and any Losses related thereto (to the extent that the nature and amount of such Loss is known at such time). Upon the request of the Indemnifying Party, the Indemnified Party shall promptly furnish to the Indemnifying Party copies of all correspondence, communications and official documents (including court documents) received or sent with respect to any applicable Losses and Claims.

(b) Indemnification Right. Subject to the provisions of Sections 14.3(c) (Settlement) and 14.3(d) (Assumption of Defense), the Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within [***] after receipt of the Indemnification Claim Notice to assume the direction and control of the defense and handling of

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any such Claim[***], in which case Section 14.3(d) (Assumption of Defense) below shall govern. The assumption of the defense of a Claim by the Indemnifying Party shall not be construed as acknowledgement that the Indemnifying Party is liable to indemnify any indemnitee with respect to the Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification. [***] If the Indemnifying Party does not give written notice to the Indemnified Party, within [***] after receipt of the Indemnification Claim Notice, of the Indemnifying Party’s election to assume the defense and handling of such Claim, Section 14.3(d) (Assumption of Defense) shall govern.

(c) Settlement. Upon assumption of the defense of a Claim by the Indemnifying Party: (i) the Indemnifying Party shall have the right to and shall assume [***]control and responsibility for dealing with the Claim; (ii) the Indemnifying Party may, [***], appoint as counsel in connection with conducting the defense and handling of such Claim any law firm or counsel reasonably selected by the Indemnifying Party; (iii) the Indemnifying Party shall keep the Indemnified Party informed of the status of such Claim; and (iv) the Indemnifying Party shall have the right to settle the Claim on any terms the Indemnifying Party chooses; provided, however, that it shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Claim which [***].

(d) Assumption of Defense. If the Indemnifying Party does not give written notice to the Indemnified Party as set forth in Section 14.3(b) (Indemnification Right) or fails to conduct the defense and handling of any Claim in good faith after having assumed such, the Indemnified Party may, [***], select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defense and handling of such Claim and defend or handle such Claim in such manner as it may deem appropriate. In such event, the Indemnified Party shall keep the Indemnifying Party [***] apprised of the status of such Claim and shall not settle such Claim [***], which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnified Party defends or handles such Claim, the Indemnifying Party shall cooperate with the Indemnified Party, at the Indemnified Party’s request [***], and shall be entitled to participate in the defense and handling of such Claim [***].

14.4 [***].

14.5 Insurance. Each Party shall procure and maintain [***], with financially stable and reputable insurers, adequate insurance protection that is usual and customary for its respective business operations, including but not limited to general and products liability insurances, and reasonably necessary to cover its actual and potential insurable liabilities under this Agreement. Any deductible associated with a Party’s third-party insurance policy shall [***]. Licensor acknowledges and agrees that Novartis may fulfill some or all of its foregoing obligations under this Section 14.5 (Insurance) by [***]. Each Party will be provided at least [***] prior written notice of any cancellation or material decrease in the other Party’s insurance coverage limits in the event such cancellation or material decrease impacts the obligations set forth under this Agreement.

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Article 15
ANTITRUST MATTERS

15.1 Effectiveness of the Agreement. Except for the Parties’ rights and obligations under this ARTICLE 15 (Antitrust Matters), Section 4.3 (Regulatory Materials Received by Licensor), the first, third, and fourth sentence of Section 7.2(c) (Regulatory Authority Inspections), and ARTICLE 13 (Representations And Warranties; Covenants), which shall be effective as of the Execution Date, or as otherwise expressly provided in this Agreement, this Agreement shall not become effective until the applicable waiting period (and any extensions thereof), including any timing agreement entered into with the United States Federal Trade Commission (“FTC”) or the Antitrust Division of the United States Department of Justice (“DOJ”) under the HSR Act shall have expired or terminated (the “Effective Date”); provided, however that, notwithstanding anything to the contrary in Section 4.3 (Regulatory Materials Received by Licensor) or Section 7.2(c) (Regulatory Authority Inspections), prior to the expiration of the waiting period pursuant to the HSR Act, (i) the Licensor will continue to make decisions at its sole discretion and (ii) Novartis’ role in meetings with Regulatory Authorities pursuant to Section 4.3(c) (Meetings with Regulatory Authorities) will be limited to that of an observer. As of the Effective Date, all other provisions of this Agreement will become effective automatically without the need for further action by the Parties. [***].

15.2 HSR Filing.

(a) Filing. Licensor and Novartis will, [***] after the Execution Date), prepare and file with the FTC and DOJ, the Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) required for the transactions contemplated hereby, together with all required documentary attachments thereto (the “HSR Filings”). Notwithstanding the foregoing, the Parties may, upon mutual agreement, delay the filing of any of the HSR Filings if they reasonably believe that such delay would result in obtaining any clearance required under the HSR Act for the consummation of this Agreement and the transactions contemplated hereby more expeditiously. Each of Licensor and Novartis will cooperate in the antitrust clearance process, including by furnishing to each other’s counsel such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and to furnish [***] with the FTC and DOJ any information reasonably requested by them in connection with such filings. [***].

(b) Cooperation by Parties. Licensor and Novartis will each use [***] to promptly obtain the expiration or termination of the HSR waiting period as it relates to this Agreement and the transactions contemplated hereby and will keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC or DOJ and will comply promptly with any such inquiry or request. As used in this Section 15.2 (HSR Filing), [***].

(c) Cooperation by Parties’ Counsel. The Parties will instruct their respective counsel to cooperate with each other and use [***] to facilitate and expedite the identification and resolution of any issues arising under the HSR Act at the earliest practicable dates. Such [***] shall include counsel’s undertaking to (i) keep each other informed of communications, inquiries

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and requests from and to personnel of the FTC or DOJ, including by providing copies thereof to the other Party (subject to reasonable redactions for privilege or confidentiality concerns), and (ii) confer with each other regarding appropriate contacts with and response to such personnel of the FTC or DOJ and the content of any such contacts or presentations. Each of Licensor and Novartis will consult with the other Party, to the extent practicable, in advance of participating in any substantive meeting or discussion with the FTC or DOJ with respect to any such filings, applications, investigation, or other inquiry and, to the extent permitted by the DOJ or FTC, give the other Party the opportunity to attend and participate in such meeting or discussion. Each Party will provide the other Party the opportunity to review [***] and will consider in good faith the other Party’s reasonable comments in connection with, the content of any presentations, white papers or other written materials to be submitted to the FTC or DOJ. Notwithstanding any of the foregoing, the final determination as to the appropriate course of action shall be made by [***]. For clarity, the Parties’ rights and obligations hereunder apply only in so far as they relate to this Agreement and to the transactions contemplated under this Agreement.

15.3 [***].

Article 16
GENERAL PROVISIONS

16.1 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY IN CONTRACT, TORT, NEGLIGENCE BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES TO THE EXTENT ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 16.1 (LIMITATION OF LIABILITY) IS INTENDED TO OR SHALL LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER SECTION 14.1 (INDEMNIFICATION BY LICENSOR) OR SECTION 14.2 (INDEMNIFICATION BY NOVARTIS), (B) ANY DAMAGES AVAILABLE FOR (I) A PARTY’S BREACH OF ITS INTELLECTUAL PROPERTY OBLIGATIONS IN ARTICLE 10 (INTELLECTUAL PROPERTY) OR SECTION 12.3(A)(VI) (INVENTION ASSIGNMENT), (II) A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS IN ARTICLE 11 (CONFIDENTIALITY; PUBLICATION) OR (III) LICENSOR’S BREACH OF ITS EXCLUSIVITY OBLIGATIONS IN SECTION 2.4 (EXCLUSIVITY), (C) ANY DAMAGES AVAILABLE FOR A PARTY’S GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT OR FRAUD IN CONNECTION WITH THIS AGREEMENT OR (D) AMOUNTS OWED TO A THIRD PARTY THAT CONSTITUTE [***].

16.2 Force Majeure. In the event that either Party is prevented from performing its obligations under this Agreement as a result of any contingency beyond its reasonable control (“Force Majeure”), including any actions of governmental authorities or agencies, war, hostilities between nations, civil commotions, riots, national industry strikes, lockouts, sabotage, shortages in supplies, energy shortages, pandemics, fire, floods and acts of nature such as typhoons, hurricanes, earthquakes, or tsunamis, the Party so affected shall not be responsible to the other Party for any delay or failure of performance of its obligations hereunder, for so long as Force Majeure prevents such performance. In the event of Force Majeure, the Party immediately affected

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thereby shall give [***] written notice to the other Party specifying the Force Majeure event complained of, and shall [***] resume performance of its obligations as soon as possible.

16.3 Assignment.

(a) General. Neither Party may assign this Agreement or any of its rights or obligations hereunder without the other Party’s prior written consent, except that Novartis may, at any time during the Term without Licensor’s consent, and Licensor may, after the later of Handover Completion and the Manufacturing Transition Date, without Novartis’ consent: (i) assign its rights or obligations under this Agreement or any part hereof to one or more of its Affiliates; or (ii) assign this Agreement in its entirety to a successor to all or substantially all of its business or assets to which this Agreement relates, whether in a merger, acquisition, or similar transaction or series of related transactions. If Licensor enters into a transaction that requires it to assign this Agreement in its entirety in accordance with the foregoing clause (ii), then Licensor shall provide Novartis with written notice thereof within [***] following the consummation of such transaction, which notice shall identify the Third Party to the transaction. Novartis may, effective upon written notice delivered to Licensor within [***] following the consummation of such transaction, elect to terminate the Development Cost-Sharing Term and Profit-Sharing Term, as applicable, in which event Novartis will pay to Licensor Post- PNL Royalties in accordance with Section 9.3(a) (Share of Net Profits or Losses) and Section 9.3(b) (Post-PNL Royalties). The assigning Party shall provide the other Party with prompt written notice of any such assignment. Any permitted assignee will assume all obligations of its assignor under this Agreement (or related to the assigned portion in case of a partial assignment). Any attempted assignment in contravention of the foregoing will be null and void. Subject to the terms of this Agreement, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(b) Monetization. [***].

16.4 Change of Control. In the event of a Change of Control of Licensor, Licensor shall provide Novartis with written notice thereof within [***] following the consummation of such Change of Control, which notice shall identify the Acquirer. Novartis may, effective upon written notice delivered to Licensor within [***] following the consummation of such Change of Control, elect any or all of the following:

(a) to disband or restructure, in whole or in part, any or all Committees, as determined by Novartis;

(b) to limit the scope of information to be provided by Novartis to Licensor (including through the DC, CC or any other Committee) to the extent it determines that (i) such information is competitively sensitive or (ii) it is necessary to limit such scope in order to protect the confidentiality of such information;

(c) [***]

(d) to require Licensor to pay, within [***] of such Change of Control of Licensor, [***] or

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(e) to terminate the Development Cost-Sharing Term and Profit-Sharing Term, as applicable, in which event Novartis will pay to Licensor [***].

16.5 Severability. Should one or more of the provisions of this Agreement become invalid, void or unenforceable as a matter of law, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use commercially reasonable efforts to substitute for the invalid, void or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

16.6 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); or (b) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case, to the appropriate addresses set forth below (or to such other addresses as a Party may designate by notice):

If to Licensor:

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If to Novartis:

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16.7 Dispute Resolution.

(a) Escalation. In the event of a Dispute, either Party may refer the Dispute to the Alliance Managers for discussion and resolution. If the Alliance Managers are unable to resolve the Dispute within [***] of the Dispute being referred to them, either Party may require that the Parties forward the matter to the Executive Officers, who shall attempt in good faith to resolve such Dispute. If the Executive Officers cannot resolve such Dispute within [***] of the matter being referred to them, either Party shall be free to initiate the arbitration proceedings outlined in Section 16.7(b) (Arbitration) below for such Dispute.

(b) Arbitration. Subject to Section 16.7 (Dispute Resolution), any dispute, controversy or claim arising out of, relating to or in any way connected with this Agreement or any term or condition thereof, including with respect to the formation, applicability, breach, termination, validity or enforceability thereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement (each, a “Dispute”), shall be resolved solely and exclusively by final and binding arbitration conducted as set forth in this Section 16.7 (Dispute Resolution). Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. The arbitration will be conducted by a panel of [***] arbitrators in accordance with the Rules of Arbitration (“ICC Rules”) of the International Chamber of Commerce (“ICC”). The claimant shall nominate an arbitrator in its request for arbitration. The respondent shall nominate an arbitrator within [***] of the receipt of the request for arbitration. The [***] arbitrators nominated by the Parties shall together, within [***] of the appointment of the later-nominated arbitrator, select a third arbitrator

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as the chairperson of the arbitration panel. If any of the [***] arbitrators are not nominated within the time prescribed above, then the ICC shall appoint the arbitrator(s) in accordance with the ICC Rules. The arbitrators shall have significant experience in the pharmaceutical industry and shall not include any current or former employee, consultant, officer or director of Novartis or Licensor (or their respective Affiliates), or otherwise have any current or previous relationship with Novartis or Licensor or their respective Affiliates. The seat of the arbitration shall be New York City, New York, and the language of the arbitration shall be English. The arbitrators shall render their opinion within [***] of the close of the proceedings. No arbitrator (nor the panel of arbitrators) shall have the power to award punitive damages under this Agreement and such award is expressly prohibited. Decisions of the panel of arbitrators shall be final and binding on the Parties. Judgment on the award so rendered may be entered in any court of competent jurisdiction.

(c) Interim Relief. Nothing in this Section 16.7 (Dispute Resolution) shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute, in each case, if necessary to protect the interests of such Party without the necessity of posting bond.

(d) Confidential Proceedings. The existence of the arbitration, any non-public information provided in the arbitration, and any submissions, orders or awards made in the arbitration shall not be disclosed to any non-party except the tribunal, the ICC, the Parties, their counsel, experts, witnesses, accountants, auditors, insurers, reinsurers, and any other person necessary to the conduct of the arbitration except to the extent that disclosure may be required to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings.

16.8 Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the [***] without reference to any rules of conflict of laws; provided that the United Nations Convention on Contracts for International Sale of Goods shall not apply. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

16.9 Compliance with Law. Each Party shall perform its obligations under this Agreement in accordance with all Applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Laws.

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16.10 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries which may be imposed upon or related to Licensor or Novartis from time to time, and both Parties agrees to comply with all such export control laws.

16.11 Entire Agreement; Amendments. This Agreement, together with the Exhibits hereto, contains the entire agreement and understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with respect to the subject matter hereof are superseded by the terms of this Agreement. In the event of any conflict between a substantive provision of this Agreement and any Exhibit hereto, the substantive provisions of this Agreement shall prevail. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto. The Parties agree that the Confidentiality Agreement by and between Novartis and Licensor, dated as of 15th of December 2023 (the “Confidentiality Agreement”) is hereby terminated as of the Execution Date, but each Party’s information that was the subject of confidentiality obligations under such Confidentiality Agreement shall been deemed to be Confidential Information of such Party under this Agreement.

16.12 Independent Contractors. It is expressly agreed that Licensor and Novartis shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or legal entity of any type. Neither Licensor nor Novartis shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party. Neither Party shall report this Agreement or the relationship between the Parties as a partnership for tax purposes unless required by law.

16.13 Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The waiver by either Party of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

16.14 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

16.15 Further Actions. Novartis and Licensor hereby covenant and agree, without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

16.16 No Third Party Beneficiary Rights. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights to any Third Party (including any third party beneficiary rights), except with respect to certain Novartis Indemnitees and certain Licensor Indemnitees who are Third Parties solely with respect to ARTICLE 14 (Indemnification; Liability; Insurance); provided

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that Novartis and Licensor shall have the sole right to exercise, claim, amend, waive, or modify the terms of ARTICLE 14 (Indemnification; Liability; Insurance) with respect to such Novartis Indemnitees and such Licensor Indemnitees, respectively.

16.17 Extension to Affiliates. Novartis shall have the right to extend the rights, immunities and obligations granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to Novartis. Novartis shall remain primarily liable for any acts or omissions of its Affiliates.

16.18 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement.

16.19 English Language. This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement and, in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.

16.20 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

<SIGNATURE PAGE FOLLOWS>

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this License Agreement to be executed by their duly authorized representatives as of the Execution Date.

NOVARTIS PHARMA AG [***] Name: [***] Title: [***] [***] Name: [***] Title: [***]	MONTE ROSA THERAPEUTICS AG [***] Name: [***] Title: [***]

[Signature Page to License Agreement]

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EXHIBIT 11.7(A)

FORM OF PRESS RELEASE

Monte Rosa Therapeutics Announces Global License Agreement with Novartis to Advance T and B Cell-modulating VAV1-directed Molecular Glue Degraders

Agreement expected to accelerate MRT-6160 clinical development and broadly explore therapeutic opportunities across multiple indications

Monte Rosa to receive up-front payment of $150 million and is eligible to receive milestone payments, U.S. profit and loss share, and tiered royalties on ex-U.S. net sales

BOSTON, Mass., Month X, 2024 – Monte Rosa Therapeutics, Inc. (Nasdaq: GLUE), a clinical-stage biotechnology company developing novel molecular glue degrader (MGD)-based medicines, today announced a global exclusive development and commercialization license agreement with Novartis to advance VAV1 MGDs, including MRT-6160. MRT-6160 is currently in an ongoing Phase 1, single ascending dose (SAD)/multiple ascending dose (MAD) healthy volunteer study for immune-mediated conditions. Under the terms of the agreement, Novartis will obtain exclusive worldwide rights to develop, manufacture and commercialize MRT-6160 and other VAV1 MGDs and will be responsible for all clinical development and commercialization, starting with Phase 2 clinical studies. Monte Rosa remains responsible for completion of the ongoing Phase 1 clinical study of MRT-6160.i “We are thrilled to announce this agreement with Novartis, a key player in immune-mediated conditions, and we are excited about the transformative potential it provides for Monte Rosa and MRT-6160. We expect this will accelerate and broaden the scope of clinical development of MRT-6160 to advance this unique, orally bioavailable modality while retaining substantial value for Monte Rosa. We believe the transaction validates our unique and industry leading QuEEN™ discovery engine, and it further increases our conviction to rationally design and develop highly selective and safe MGDs for undruggable targets, including in the areas of immunology and inflammation, metabolism, and genetic diseases,” said Markus Warmuth, M.D., Chief Executive Officer of Monte Rosa Therapeutics. “The financial resources provided by this agreement are expected to extend our operational runway, enable us to advance our pipeline to potential value-creating milestones and anticipated proof-of-concept readouts, and further leverage our QuEEN™ discovery engine.”

“Novartis has had a long-standing interest in molecular glue degraders, which offer the potential to tackle challenging biological targets. We are excited about their application in immunology and the early progress we have seen by Monte Rosa in this space and with MRT-6160. We look forward to advancing MRT-6160 and learning more about its potential to provide a new therapeutic option for people living with a range of immune-mediated conditions,” said Fiona Marshall, President of Biomedical Research at Novartis. “Novartis is committed to bringing forward new therapeutic options for these patients, and we are happy to be working with Monte Rosa to harness the potential of this approach to address unmet medical needs.”

MRT-6160 is a potent, highly selective, and orally bioavailable investigational degrader of VAV1, a key signaling protein downstream of both the T- and B-cell receptors. Preclinical studies have demonstrated deep degradation of VAV1, resulting in a significant decrease in cytokines linked to

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immune-mediated conditions, with no detectable effects on other proteins. MRT-6160 has shown promising activity in preclinical models of multiple immune-mediated conditions.ii,iii

Agreement Details and Financial Terms

Under the terms of the agreement, Novartis has agreed to pay Monte Rosa $150 million up front. Monte Rosa is eligible to receive up to $2.1 billion in development, regulatory, and sales milestones, beginning upon initiation of Phase 2 studies, as well as tiered royalties on ex-U.S. net sales. Monte Rosa will co-fund any Phase 3 clinical development and will share any profits and losses associated with the manufacturing and commercialization of MRT-6160 in the U.S.

The agreement is subject to customary closing conditions including regulatory clearance.

Monte Rosa plans to provide further information regarding its updated cash position and runway in its third quarter 2024 earnings update.

About Monte Rosa

Monte Rosa Therapeutics is a clinical-stage biotechnology company developing highly selective molecular glue degrader (MGD) medicines for patients living with serious diseases in the areas of oncology, autoimmune and inflammatory diseases, and more. MGDs are small molecule protein degraders that have the potential to treat many diseases that other modalities, including other degraders, cannot. Monte Rosa’s QuEEN™ (Quantitative and Engineered Elimination of Neosubstrates) discovery engine combines AI-guided chemistry, diverse chemical libraries, structural biology and proteomics to identify degradable protein targets and rationally design MGDs with unprecedented selectivity. The QuEEN discovery engine enables access to a wide-ranging and differentiated target space of well- validated biology across multiple therapeutic areas. Monte Rosa has developed the industry’s leading pipeline of MGDs, which spans oncology, autoimmune and inflammatory disease and beyond, and has a strategic collaboration with Roche to discover and develop MGDs against targets in cancer and neurological diseases previously considered impossible to drug. For more information, visit www.monterosatx.com

Forward-Looking Statements

This communication includes express and implied “forward-looking statements,” including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts and in some cases, can be identified by terms such as “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. Forward-looking statements contained herein include, but are not limited to, statements about the closing of the transaction with Novartis, obligations under the Agreement, the receipt of upfront, milestone and other payments under the Agreement, the future development and commercialization of VAV1 MGDs, including MRT-6160, our VAV1-directed degrader, referred to as MRT-6160, our expectations regarding the potential clinical scope and benefit for this program, including results of preclinical studies, and our expectations of timings for the program, statements around the advancement and application of our pipeline, and the planned update related to our financial position, among others. By their nature, these statements

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are subject to numerous risks and uncertainties, including those risks and uncertainties set forth in our most recent Annual Report on Form 10-K for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission on March 14, 2024, and any subsequent filings, that could cause actual results, performance or achievement to differ materially and adversely from those anticipated or implied in the statements. You should not rely upon forward-looking statements as predictions of future events. Although our management believes that the expectations reflected in our statements are reasonable, we cannot guarantee that the future results, performance, or events and circumstances described in the forward-looking statements will be achieved or occur. Recipients are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date such statements are made and should not be construed as statements of fact. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, any future presentations, or otherwise, except as required by applicable law. Certain information contained in these materials and any statements made orally during any presentation of these materials that relate to the materials or are based on studies, publications, surveys and other data obtained from third-party sources and our own internal estimates and research. While we believe these third-party studies, publications, surveys and other data to be reliable as of the date of these materials, we have not independently verified, and make no representations as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, no independent source has evaluated the reasonableness or accuracy of our internal estimates or research and no reliance should be made on any information or statements made in these materials relating to or based on such internal estimates and research.

Investors

Andrew Funderburk

ir@monterosatx.com

Media

Cory Tromblee, Scient PR

media@monterosatx.com

###

i Details about the study, MRT-6160 in a First-in-human Study in Healthy Subjects, can be found at ClinicalTrials.gov under the identifier NCT06597799.

ii Cartwright A et al. MRT-6160, a VAV1-Directed Molecular Glue Degrader, Reduces Joint Inflammation and Autoantibody Production in a Collagen-Induced Arthritis Autoimmune Disease Model. Poster presented at: Digestive Disease Week 2024; May 21, 2024; Washington, DC.

iii Cartwright A et al. MRT-6160, a VAV1-Directed Molecular Glue Degrader, Inhibits Disease Progression in a T- cell Transfer Mediated Colitis Model Concomitant with Reduced Calprotectin Expression. Poster presented at: EULAR 2024 – Annual European Congress of Rheumatology; June 14, 2024; Vienna, Austria.

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EXHIBIT 13.2

DISCLOSURES TO ADDITIONAL REPRESENTATIONS AND WARRANTIES BY
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